                                                                     EXHIBIT (g)

                                                        [LOGO OF PEARSON]

                                                        Annual Report 1996


                                 ANNUAL REPORT

         1 Pearson plc - an introduction
         2 Pearson at a glance
         4 Chairman's statement
         6 Managing Director's review
           Business reviews
         9 Information
        13 Education
        17 Entertainment
        22 Investment banking
        23 Pearson and the community
        24 Board of Directors
        26 Finance Director's review
        29 Summary Directors' report
        30 Summary Remuneration Committee report
        32 Profit and loss account
        33 Cash flow statement
        34 Balance sheet and Auditors' report
        35 Five year summary
        36 Shareholder information
       ibc Principal offices

Pearson plc an introduction

Pearson plc is an international media group with interests in publishing, television production, broadcasting, electronic and multi-media businesses. The Group focuses on three key markets worldwide: information, education and entertainment.

------------------------------------------------------------------------------------------------------------------
                                                                 1996                    1995               Change
------------------------------------------------------------------------------------------------------------------
Sales                                                      Pounds 2,186.0 million   Pounds 1,830.4 million   +19%
------------------------------------------------------------------------------------------------------------------
Operating profit before charge for improper
accounting at Penguin USA*                                 Pounds 281.3 million     Pounds 259.6 million      +8%
------------------------------------------------------------------------------------------------------------------
Operating profit                                           Pounds 181.3 million     Pounds 259.6 million     -30%
------------------------------------------------------------------------------------------------------------------
Profit before tax                                          Pounds 356.8 million     Pounds 365.1 million      -2%
------------------------------------------------------------------------------------------------------------------
Earnings per share                                                   42.9 pence               47.1 pence      -9%
------------------------------------------------------------------------------------------------------------------
Adjusted earnings per share                                          30.6 pence               28.8 pence      +6%
------------------------------------------------------------------------------------------------------------------
Dividends per share                                                  18.0 pence               16.5 pence      +9%
------------------------------------------------------------------------------------------------------------------
*See Finance Director's review

                           [BAR GRAPHS APPEAR HERE]

Pearson at a glance

[LOGO OF PEARSON]

Pearson is an international media group with a diverse range of skills in newspaper, magazine and book publishing, on-line and software services, television and visitor attractions. The Group focuses these core skills, through separate business divisions, on three markets worldwide: information, education and entertainment. Pearson also has significant interests in investment banking.

Investment Banking

The Group has a 50% stake in Lazard Brothers, one of London's pre-eminent merchant banks, and interests in Lazard Freres of New York and Lazard Freres of Paris.

                                  Sales (pounds in million)      1996         1995         %
[PIE CHART APPEARS HERE]          United Kingdom                 738.5        687.3         7
                                  Continental Europe             419.4        351.6        19
                                  North America                  798.3        591.4        35
                                  Asia Pacific                   185.2        163.0        14
                                  Rest of World                   44.6         37.1        20
                                                              --------     --------       ---
                                     Total                     2,186.0      1,830.4        19


The Information division encompasses a wide portfolio of information services worldwide. Its printed products include national and international business newspapers, professional books, magazines and periodicals. It also provides electronic information services.

The Education division is one of the world's top three educational publishers, selling books, multimedia and learning programmes in the school, higher education, professional and English language teaching markets throughout the world.

The Entertainment division produces, distributes and broadcasts television programmes, is a leading international trade book publisher, runs visitor attractions and produces consumer magazines, videos and software.

                                                             Pearson at a glance


[PIE CHART APPEARS HERE]

                Operating Profit (pounds in millions)              1996           1995            %
                             Information                           134.4          105.3           28
                             Education                              68.1           31.8          114
                             Entertainment*                         52.5          110.9          (53)
                             Investment Banking                     40.8           39.9            2
                             Corporate Expenses                    (14.5)         (28.3)          49
                                                                  ------         ------          ---
                             Total*                                281.3          259.6            8

* Excludes pounds 100 million charge for improper accounting at Penguin USA

Financial Times Newspaper publishes the Financial Times, printed in ten centres covering Europe, North America and Asia.

Financial Times Information provides comprehensive electronic business and specialist financial information worldwide.

Les Echos is France's leading business daily newspaper and the flagship of a group which includes many other business and professional titles.

Recoletos is one of Spain's leading newspapers and magazine publishers. Its titles include the country's premier business daily and sports daily.

Pearson Professional publishes books, periodicals and screen-based services for professional communities worldwide.

Addison Wesley Longman publishes teaching products in many major markets in the US and throughout the world for elementary and secondary schools, colleges, and computer science and engineering professionals. AWL is also the world's largest publisher of American and British English language teaching materials.

Penguin publishes English language consumer books, fiction and non-fiction, in hardcover and paperback.

The Tussauds Group is the largest European operator of leading visitor attractions specialising in exhibitions and theme parks.

Pearson New Entertainment publishes special-interest consumer magazines, videos and related new media.

Mindscape develops and publishes consumer software for personal computers and video game systems.

Pearson Television is the UK's largest international television producer. It sells its formats worldwide and also has interests in distribution and broadcasting.

CHAIRMAN'S STATEMENT

The foundations of an international media company have been laid and 1996 saw Pearson building its strengths in the information, education and entertainment markets. In the Information division we increased the availability of the Financial Times newspaper in key world financial centres and developed further our electronic information services. In Education Addison Wesley Longman expanded through the acquisition of HarperCollins Educational Publishing, substantially increasing the range of our US educational products and reinforcing our position as a leading world educational publisher. In our Entertainment division the purchase of Putnam Berkley did very much the same for Penguin and Pearson Television consolidated its position as the UK's foremost international production company.


Our 1996 profits were badly hit by the results at Mindscape and the events at Penguin. Before taking into account the exceptional pounds 100 million charge in relation to unauthorised behaviour at Penguin USA (which is detailed in the Finance Director's Review) our operating profits for the year nonetheless increased by 8% and a 6% rise was achieved in adjusted earnings per share. These included the loss of pounds 45 million relating to Mindscape, which although large and disappointing, was nonetheless in line with what we forecast at the time of the last Annual General Meeting. Pearson has made a satisfactory start to the year with operating profits in line with expectations and I will report further to shareholders at the AGM in May. In the meantime your board is recommending a final dividend of 11.1 pence, which would take the total dividend to 18 pence, representing a 9% increase for the year as a whole.

In addition to building on the strengths of the company, the other important development that has been taking place in the Group over the past year is the orderly transfer of executive power from one generation to another. David Bell, Greg Dyke and John Makinson became Pearson executive directors in March last year, Marjorie Scardino became chief executive in January this year and Dennis Stevenson will replace me as chairman after the AGM on 2 May. They will make a formidable team, with great individual skills, strong beliefs and the ability to create growing long term value for shareholders.

In wishing success to the new team I would also like to thank and acknowledge the achievements of the previous team of Frank Barlow, Mark Burrell, James Joll and David Veit, all of whom, with the exception of David who forms part of the new team, will have retired by the end of the AGM. I have worked with them on a daily basis since I became chairman of Pearson in September 1983. The market capitalisation of the company that September stood at Pounds 313 million. At the time of writing (mid-March 1997) it stands at Pounds 4.4 billion, the adjusted share price has multiplied by more than nine and a half times and Pearson shares have outperformed the FTSE All Share Index by over 100%. The FTSE 100 Index was started in January 1984. Since then 51 of the original companies have dropped out of the index and of the remainder only three companies have improved their ranking by more places than Pearson. In this period the nature of the company has been changed from that of a widespread conglomerate to a leading international media company. During the course of this change three additional successful public companies have been established in their own right, Fairey, Camco and Royal Doulton, and the value of the latter's shares distributed by scrip dividend to Pearson shareholders.

The philosophy of Pearson is to take a long term view; to take risk and sometimes substantial risk against a background of financial security; to deal fairly and honestly and to promote quality; and in doing so to create a company with a culture which attracts and motivates entrepreneurial and talented people and makes it attractive for other companies to join.

Throughout this period the executives have been advised and encouraged by a strong group of internationally minded non-executive directors and I would like to thank them and the chief executives of the operating companies and everyone working in the Group for their enthusiasm and support throughout the good times and bad. In addition to immediate colleagues, of whom Frank Barlow has played an outstanding leadership role, I would also like to pay special tributes, as they leave the Group, to Peter Mayer who has over nineteen years taken Penguin from the position of a threatened UK paperback publisher to the international publishing house it is today, and to Sir Simon Hornby, who in addition to chairing the Remuneration Committee has been a valued contributor to the Pearson board for many years.

I want to conclude by emphasising that Pearson as a company has gone through a transformation. We are now well positioned with our leading international franchises to take advantage of the exciting prospects of the new media age, and as the pace of change quickens, I intend to enjoy watching the new management team do just that.

/s/ Michael Blakenham

MICHAEL BLAKENHAM, Chairman

[PHOTO APPEARS HERE]

Managing Director's review

Pearson, as an international media group, is now organised into three business divisions. David Bell is responsible for the Information division worldwide, and J Larry Jones directs all our Education activities. David Veit co-ordinates our Entertainment businesses, with the exception of Pearson Television, which is run by Greg Dyke. This year, for the first time, in the divisional review on pages 9-21 of this annual report, each of them writes personally about the key issues and events of 1996 as he sees them.

Results

The majority of Pearson's operating companies continued to make significant progress during the year. Sales increased by 19% and exceeded Pounds 2 billion for the first time. We reported an operating profit of Pounds 181 million but this was after taking a charge of Pounds 100 million in relation to improper accounting at Penguin USA. Setting this and the operating losses at Mindscape aside, profits increased by 23%.

A global strategy for Information

The Information division had a good year in 1996, expanding sales to Pounds 829 million from Pounds 759 million in 1995, and also generated excellent growth in operating profits. The division is establishing its strategic direction for the future, a position to be built firmly on the brand values associated with the Financial Times newspaper. In publishing, whether in newspapers or in professional areas, there is great potential for international growth. In electronic information, key opportunities lie in supplying the expanding demand for high-quality financial and business information.

The Information portfolio will therefore be focused on markets where the division can build a significant international position. Consequently, Westminster Press, one of the UK's largest regional newspaper groups and a valued member of the Group for many years, no longer fitted this strategy, and its sale was completed in 1996.

All the Information division's companies saw a steady advance in sales in 1996. Growth in the UK economy created an uplift in financial and trade advertising, and the FT and Pearson Professional both increased their operating profit. Despite the difficult economic climate in France, Les Echos also improved its trading profitability, although this performance was outweighed by the closure costs of our personal finance magazine Argent. In Spain, Recoletos continued to perform well, and we made further investment for its future. Financial Times Information enjoyed a strong contribution from Interactive Data Corporation which, in its first full year as part of Pearson, benefited from the rapid growth of mutual funds in the US.

Now a world-scale player in Education

The major event of the year was the acquisition in April of HarperCollins Educational Publishing, part of the HarperCollins publishing group. This has increased Pearson's turnover in Education from Pounds 359 million in 1995 to Pounds 554 million in 1996, making it one of the world's top three educational publishers, and positioned it for further global development.

Profit for the combined business in 1996 was Pounds 68 million compared with Pounds 32 million in 1995. This is a good result during a year when management was heavily absorbed in a major integration exercise - the second in two years, following the merger of Addison-Wesley and Longman. Substantial operational efficiencies should be achieved from 1997, with the most significant benefits of the acquisition becoming apparent as we near 2000 and new, larger publishing programmes are launched.

                             [PHOTO APPEARS HERE]

In the US school market, the Scott Foresman.Addison Wesley School Publishing Group has seen significant increases in the sales of its maths programme. The US college business continued to expand and international higher education is also growing healthily. The English language teaching (ELT) market remains buoyant. AWL is number one in the world in ELT, a market where continuing growth is expected for the foreseeable future.

New international talent in Entertainment

The Entertainment division achieved a 13% increase in sales in 1996 to Pounds 803 million compared to Pounds 712 million in 1995. 1996 has been a year of international expansion for Pearson Television, with particular success in developing and selling worldwide the Grundy programme formats acquired in 1995. As part of the acquisition of SelectTV, we acquired the Alomo and Witzend programme makers, and all Pearson's television production activities were brought together at a single location in Central London in March 1997.

In consumer books, Penguin USA's strong publishing programme produced a good result, and Penguin UK achieved a healthy profit recovery. The acquisition of Putnam Berkley brings together two of the most successful trade publishers in the US and makes Penguin the second largest English language trade book publisher in the world.

At the end of 1996, we bade farewell to Peter Mayer, who had been chief executive of the Penguin Group since 1978 and who had

Managing Director's review

[PHOTO APPEARS HERE]

built it from a loss-making British company to one of the leading international publishing houses. He was succeeded by Michael Lynton, who joins Penguin from Hollywood Pictures and Disney Publishing, bringing us the benefit of experience with one of the world's leading consumer brands.

The Tussauds Group produced a year of solid profit growth from its visitor attractions, against increased competition in the UK market, and continued to apply its management skills worldwide. Excellent performances came from Port Aventura in Spain, which has now completed a second successful year; Madame Tussaud Scenerama in Amsterdam; and the new Alton Towers Hotel, opened in March.

Pearson New Entertainment (PNE), which produces magazines, videos and other media for 'boys of all ages', also advanced into profit in 1996. Future Publishing had an outstanding year, concluding with a welcome recovery in the computer and video games magazine market.

Following an extremely difficult year in 1995, our software publishing company, Mindscape, has been reorganised and refocused in 1996 under its new chief executive, John Moore.

Excellent prospects for the future

When this Annual Report is published, I will have retired as Managing Director after nearly 30 years with Pearson, seven as its managing director. The past few years have been personally very fulfilling and particularly momentous for the company. Pearson has been transformed from a broadly-based conglomerate to a coherent and increasingly cohesive media group.

I feel confident that the Group is now in a position to go from strength to strength, gaining further benefits from greater integration and global development of its portfolio. The prospects for 1997 are excellent, and I wish my successor Marjorie Scardino and her team every success in continuing Pearson's progress.

/s/ Frank Barlow

FRANK BARLOW, Managing Director

[FINANCIAL TIMES LOGO APPEARS HERE]

Financial Times Newspapers publishes the Financial Times, widely regarded as one of the world's great newspapers, and a journal of record for the business community. It is printed in ten centres across the world.

Recoletos is one of Spain's leading newspaper and magazine publishers. Its titles include Expansion, the country's premier business daily, Marca, the leading sports newspaper and Diario Medico, a daily newspaper for doctors.

                                  INFORMATION

                                    GROUPE

Pearson Professional publishes books, periodicals, reports and screen-based services for professional communities worldwide, under brand names which include the Financial Times, Pitman Publishing and Churchill Livingstone.

                   [PEARSON PROFESSIONAL LOGO APPEARS HERE]

Les Echos Group is France's leading business daily newspaper and the flagship of a group which also includes amongst its many titles a monthly business magazine, Enjeux les Echos, and a twice-weekly medical newspaper, Panorama du Medecin.

[FINANCIAL TIMES LOGO APPEAR HERE]

Financial Times Information provides electronic business and specialist financial information to the asset management, investment research and general business information markets worldwide.

Information

[PIE GRAPH APPEARS HERE]

                                                       1996       1995
SALES                                               (pounds in millions)
                           TOTAL SALES                 828.7      759.1
                           OPERATING PROFIT:
                           [ ] FT Newspaper             28.6       19.4
                           [ ] FT Information           17.3       11.4
                               Les Echos                (0.3)       3.2
                               Recoletos                34.9       37.8
                           [ ] Pearson Professional     18.6       11.5
                           [ ] Westminster Press        35.3       22.0
                           --------------------------------------------
                               TOTAL                   134.4      105.3

                          THE INFORMATION REVOLUTION

[PHOTO APPEARS HERE]
The value of the worldwide information market - encompassing both the printed word and electronic media - is estimated at nearly Pounds 40 billion. Over the next ten years, it should double, driven by changes in technology. David Bell talks about Pearson's position and prospects.

We are in the midst of a global revolution in electronic data, as open systems like the Internet, or more localised 'intranets', provide access to all on an equal basis. This is opening up huge opportunities to sell business and financial information, and we are seeing value shift from the technology itself to the content of the information it delivers - in which Pearson excels. Ours has become a universal industry, as information requirements around the world converge. Fund managers everywhere, for example, need the same timely access to dependable pricing data; business people in Asia, like those in the UK, want to wake up to the world's leading financial newspaper. During the past few years, Pearson has substantially strengthened its position in this exciting global market and we are developing a portfolio of information services for management communities worldwide.

[LOGO APPEARS HERE]

THE POWER OF THE PRINTED WORD

The Financial Times itself serves the world's key financial centres: it is published in ten centres in eight countries worldwide. For reliability, authority and integrity in financial publishing, its reputation is unsurpassed. Overseas circulation continues to grow - the paper attracts more than half of its circulation revenue and approaching half of its advertising revenue from outside the UK. The FT is now read by over a million people in over 140 countries worldwide.

CLUB FANTASTICO MARCA

Recoletos continues to capitalise on the success of the leading Spanish sports newspaper Marca with the introduction of Club Fantastico - a readers' club - which in its first year already has over 1,300,000 members.

The Financial Times Web site, http://www.FT.com. demonstrates the FT's commitment to electronic publishing and the delivery of business news, comment and analysis around the world in a variety of formats. The Web site combines articles from the newspaper with material specially prepared and updated by a team of dedicated journalists. New users are registering to use the site at a rate of over 1,000 per day.

As well as being a global financial newspaper, the Financial Times is the UK's major national business newspaper. Its sisters are Les Echos, which has remained one of very few profitable national newspapers in the difficult French market; and Expansion, part of Recoletos, the market leader in Spain for both circulation and advertising. This year we invested in both, increasing our holding in Recoletos to an effective 94% and installing new presses for Les Echos. The three papers benefit from sharing content - as, for example, in the highly successful Mastering Management series. Beyond Europe, we extended our services to Spanish language markets by taking a preliminary stake in El Diario, a leading Chilean business newspaper. In February 1997 we acquired a 50% interest in Business Day and Financial Mail, the leading daily and weekly financial and business publications in South Africa.

While our national daily papers paint the broader business picture, we also provide a range of information products and services to more focused business communities. Pearson Professional publishes data, comment and analysis, in the form of newsletters, management reports, journals, magazines, directories and screen-based products, for the legal community and for specialists in the finance,

[PHOTO APPEARS HERE]

Mastering Management began as a 20-part weekly supplement in the Financial Times. Circulation of the newspaper increased dramatically and it has had a similar impact on the 13 other newspapers, including Les Echos and Expansion, in which Mastering Management has been published worldwide. Now it has gone on to become a book published by Pitman Publishing (a division of Pearson Professional) which sold 10,000 copies in the first six weeks.

energy, healthcare, media and telecommunications, advertising and marketing industries. During 1996, six specialist companies were acquired in these fields. Pitman Publishing has established itself as Europe's leading provider of management development materials in a range of paper-based and screen formats.

Two excellent pieces of news from Les Echos in the French specialist publishing field were the rapid growth in market share of Enjeux les Echos to become the second-ranking business magazine in the country and the turnaround of Panorama du Medecin, our specialist magazine for doctors.

Information in depth - the electronic media

The Financial Times and other business titles give Pearson a highly visible presence as a quality information provider across diverse geographical markets and professional sectors. They also help to generate interest in the wide range of on-line information services which benefit from association with the Financial Times brand. There is much talk of electronic data overtaking the written word, but in reality the world needs both; they occupy different, but equally important, positions in the information hierarchy.

Our electronic information services, whether text or number-based, are designed to provide selected data to specific users, with the emphasis on our unrivalled quality, authority and reliability. In the past year, we have invested substantially in database development and acquisition. Financial Times Information is co-operating with Dow Jones and Knight-Ridder Information to build a global news database, which will be the most comprehensive global collection of news available. In Asia, we acquired Asia Intelligence Wire, the region's leading on-line news and business database, and opened a new data collection centre in Manila.

                 [KNIGHT-RIDDER INFORMATION LOGO APPEARS HERE]
                         [DOW JONES LOGO APPEARS HERE]
                      [FINANCIAL TIMES LOGO APPEARS HERE]

Financial Times Information is leading the team who are working together to build the world's largest, truly international database.

                              [PHOTO APPEARS HERE]

The Register Group, the advertising and marketing information division of Pearson Professional, acquired SHOTS Ltd which publishes a bi-monthly video and magazine for the international advertising community.

Added value through quality of content

Pearson now has one of the best financial data sets in the world. Success, however, depends on quality as much as quantity. Raw data means nothing until it is refined and presented in a form which meets the needs of its recipients. In the written word, this means excellence of comment and analysis for which the Financial Times and our other publications are already renowned. In electronic media, we are building a similar reputation providing timely, accurate, value-added data for the end-user.

For example, this year Financial Times Information signed a global strategic agreement with Verity to co-develop a new generation of on-line information products, including the re-engineering of FT Profile, the on-line market leader in English-language business information in Europe. This will enable not only text, but also audio and video, to be available worldwide, on demand. The Register Group, part of Pearson Professional, has developed a new, highly automated system to monitor television and press advertising across Europe. Most important of all, we have embarked on a major new development which will integrate all our databases and make them easily accessible, whether via the Internet or a dial-up phone line. The project has already excited interest worldwide.

The information business, like any other, succeeds by managing its assets effectively. Pearson, over the past few years, has extended the powerful position of the Financial Times brand into the global arena; we have invested in high-quality information databases and high-technology delivery systems; and we have developed and honed our ability to add value to information. We know where and how to focus our efforts, and expect to see the benefit of that knowledge coming through in sustained, profitable future growth.

                                   EDUCATION


                  [LOGO ADDISON WESLEY LONGMAN APPEARS HERE]

Addison Wesley Longman (AWL) is a global educational publisher, selling books, multimedia and learning programmes in major academic disciplines to the primary, secondary, higher education and professional markets throughout the world. Its main imprints include Addison-Wesley, Longman, Scott Foresman.Addison Wesley and Benjamin Cummings. AWL is also the world's largest publisher of English language teaching (ELT) books and materials.

                                                            [PHOTO APPEARS HERE]

                                   LEARNING THE BUSINESS

                                                1996         1995
[PIE GRAPH APPEARS HERE]                       (pounds in millions)

                      Total sales               554.3        358.9
                      Total operating profit     68.1         31.8

                        [ ]  US School          [ ]  ELT
                             US College              Consumer
                             International

With the addition of the HarperCollins Educational business in 1996, Addison Wesley Longman (AWL) is now one of the world's biggest educational publishers, with a significant share of the US market and a massive international presence. J Larry Jones discusses the global market for high-quality educational resources.

Education, by its very nature, is a growth market. As economies develop around the world, governments, schools, colleges and individuals wish to invest increasing amounts in education for the future. AWL is in an excellent position to secure a significant share of the demand, and the acquisition of HarperCollins Educational in April has greatly extended our global franchise in educational publishing. There were compelling reasons for making this acquisition. The US educational publishing market is consolidating and those companies that will compete successfully into the next century need to offer their customers a broad range of products and secure economies of scale in selling, distribution and administration. The acquisition achieves this critical mass: AWL now has enviable, highly ranked positions in both the US school and college markets. It has, equally, enhanced our credibility and will ensure we can continue to attract the best authors and editorial talent for the future.

The process of integrating the HarperCollins operation has been remarkably smooth and our customers are already benefiting from the combination. New key executives in Corporate Services, School, and Higher Education, as well as our ongoing strong management team, have provided the experience and leadership to guide the company successfully through the integration and to maintain business performance. This has been a tremendous achievement by all concerned, and is a major reason for this year's much improved results.

[PHOTOGRAPH APPEARS HERE]

1996 was a particularly strong year for the merged Scott Foresman.Addison-Wesley science lines. Strong state adoption sales secured the lead market position for two elementary science programmes: Destinations in Science and Discover the Wonder. In the secondary school market, both the new fourth edition of Addison-Wesley Chemistry and the new third edition of Conceptual Physics had record revenues and are outstanding market leaders.

A major player in US school publishing

The acquisition has had its most immediate effect on our school publishing programme in the US. It brings into our portfolio the highly respected Scott Foresman business, which includes titles in reading, language arts, mathematics and science. The school sales force can now add many popular, established programmes like Discover the Wonder, Literature and Integrated Studies and Celebrate Reading! to its bookbag.

Having this extended range will assist AWL in achieving a more even revenue stream throughout the US school book adoption cycle. Under this system, about half the states, after evaluating many offerings, select titles from which their schools must choose for the next five to seven years. The HarperCollins acquisition is well timed to take advantage of opportunities offered by the cycle; a number of major subject adoptions are forthcoming in 1998 and 1999, with another important adoption year in 2001. Success in securing places on the adoption lists, particularly in significant markets like California, Florida and Texas, will depend on the excellence of our publishing. Our priority, now that the integration with HarperCollins is complete, is for our editorial teams to ensure that Scott Foresman.Addison Wesley books and other teaching materials fully meet - or exceed - the requirements of students, teachers and school boards.

Apart from mainstream book publishing, this year we have extended our school product by offering the Waterford Early Reading Program, a software-based programme for children in pre-school through grade two. We are very pleased with the results of this innovative programme to date.

New initiatives - home education, Electronic Commerce Center, expansion in Asia Home education is an increasingly important market as families seek to supplement their children's formal studies with out-of-school learning activities, and there is increasingly an overlap between educational and consumer publishing. To respond to this market, we acquired BrightIdeas, a company that sells directly to parents, helping them to choose appropriate software to supplement their children's formal educational curriculum. Other products and methods to reach this market are in the pipeline.

The ability of customers to purchase our products and services via the worldwide web took a step closer in 1996, with the decision to establish an Electronic Commerce Center (ECC).

Through an innovative use of technology the Waterford Early Reading Program provides a proven way to enable all children to learn to read regardless of level of literacy. The program was developed by the Waterford Institute, a non-profit making educational research center.

                             [PHOTO APPEARS HERE]

[PHOTO APPEARS HERE]

The success of Michael Parkin's Economics has been driven by the joint commitment of author and publisher. In 1990, it was the most successful entry into the competitive US principles-of-economics textbook market in two decades. It is a market leader worldwide with bestselling adaptations in the UK, Australia, Canada and Mexico.

In addition to being a new source of business, the ECC will provide a new publishing platform for many of our groups and invaluable customer data for direct marketing. AWL already has a substantial presence in Hong Kong. Now we have established a beachhead in China, a vast new market, with offices in Shanghai and Beijing that will permit visibility for many of our publications. This exciting initiative sprang from the AWL China Development Group, made up of members from the International and English language teaching groups. They also initiated Korean co-publishing programmes in computer science and higher education and planned a reprint programme for developing countries.

A global franchise in higher education, technology and computer sciences/engineering

AWL's strong global franchise in higher education has been further strengthened by the HarperCollins College list, which includes titles such as Psychology by Wade and Tavris, the Lial/Hornsby/Miller maths series and Economics by Miller. Internationally, the higher education market is growing rapidly as the American education model exercises an increasing influence as far afield as Japan, Australia and, in some subjects, Europe and the UK. Our college products have shown themselves capable of travelling well, proving highly acceptable in different cultures and languages. Technology has an especially important place in higher education. This year, Addison Wesley Interactive (AWI) has published four new CD-ROM products that support interactive learning approaches to maths and science subjects. Through an arrangement with Netscape, a leading Internet software provider, we now offer students the ability to work seamlessly between AWI's multimedia products and worldwide web resources. It is a small, but important, step to ensure that AWL is ready for on-line teaching which, we believe, will inevitably follow interactive study as a force in education.

[PHOTO APPEARS HERE]

Longman Malaysia launched the monthly newspaper The Malaysian Student in May. The newspaper, according to Datin Hajjaj Aidah Ghani (representing the Deputy Director General of Education), "can play a significant role in helping to create a world-class youth for a 21st century Malaysia".

We are particularly strong around the world in computer sciences and engineering education which, in a technology-driven world, has created an important bridgehead for entering new international markets. In recognition of our publishing strengths in these subjects, we created the Computer and Engineering Publishing Group, whose charter is to publish a broad range of computer and engineering products, both print and new media, for the professional, academic and consumer markets. This concentrated focus will strengthen our acquisition, development and delivery capabilities, as well as taking advantage of scale and resources.

English language teaching - a world force

English is the mother tongue of some 370 million people and an official language for a further 250 million. It has been estimated that there are 350 million people in the world studying English, and that they spend nearly Pounds 1 billion on books and other published materials to help them. Whereas the traditional education market for English language teaching (ELT) in western Europe has matured, in the high-growth economies of the world, demand for English is accelerating. AWL is already strongly represented in Latin America and the tiger economies of south-east Asia and is well positioned to secure business in the huge Chinese market.

AWL offers a full range of innovative global programmes in both British and American English. We have the financial strength to develop new products and recoup the investment through worldwide sales. In particular, we have been highly successful in meeting the shift in demand from grammar-based learning to more sophisticated programmes centred on communication skills.

The Tussauds Group is the leading operator in Europe of paid-for visitor attractions, including Madame Tussaud's, Madame Tussaud Scenerama Amsterdam, Warwick Castle, Chessington World of Adventures, Alton Towers theme park and hotel and a 40% stake in Port Aventura, a major new theme park near Barcelona.

               [LOGO OF PEARSON NEW ENTERTAINMENT APPEARS HERE]

Pearson New Entertainment is a consumer entertainment company with a growing stake in the market for special-interest magazines, videos and related new media products. It is the parent company of Future Publishing, the UK's fifth largest consumer magazine publisher.

                                 ENTERTAINMENT

                   [LOGO OF PEARSON TELEVISION APPEARS HERE]

Pearson Television is the UK's largest international television producer, selling programmes and formats under Thames, Grundy, Alomo and Witzend and ACI brands. It also has interests in distribution and broadcasting, including a 24% stake in the UK's Channel 5.

                            [LOGO OF PENGUIN BOOKS]

Penguin Books is one of the world's foremost publishers of English-language consumer books, in both hardback and paperback. It owns a wide range of imprints and trademarks in addition to its own name, and also produces maps, audio books and other media products.

Mindscape develops and publishes consumer software for personal computers and video game systems, focusing primarily on entertainment, educational and reference titles.

                               ENTERTAINING IDEA

The world of consumer entertainment is fast-moving and demanding. Behind the entertainment value of a paperback novel or a TV serial, an exhibition or a theme park, a consumer magazine or a computer game, lies a great store of business skill and acumen. David Veit and Greg Dyke explain.

[PIE GRAPH APPEARS HERE]

                                            1996            1995
                                            (pounds in millions)
                   Total sales               803.0           712.4
                   Operating profit:
                   [ ] Penguin*               31.0            33.6
                       Tussauds               22.2            18.3
                   [ ] Mindscape             (45.5)           (6.9)
                   [ ] Pearson
                       New Entertainment       2.4            (0.1)
                   [ ] Pearson Television     42.4            66.0
                   -----------------------------------------------
                       Total*                 52.5           110.9


*Excludes Pounds 100 million charge for improper accounting at Penguin USA

Entertainment and leisure today are big business, global business - a company has to know where it is going and why. Pearson is clear about its products and markets, and has invested in top talent to direct its chosen businesses. Each of our businesses has, in different ways, successfully strengthened its management and strategy this year.

Penguin - a story of our times

Defying the predictions that television would eclipse book publishing, the consumer's appetite for a good read is growing. Competition for the attention of both adult and young readers is fierce, so even with a brand as powerful as Penguin, we must innovate constantly. In recent years we have produced some outstanding new publishing ideas, the pocket-sized Penguin 60s and serial partworks. This year, Stephen King's six-part thriller The Green Mile has been a runaway success on both sides of the Atlantic. So too have books which tie in with television dramatisations - especially the Jane Austen revival - and with children's films like Babe, James and the Giant Peach, and Matilda.

                             [PHOTO APPEARS HERE]

Dick Francis' To the Hilt was his best-selling novel ever for Penguin UK, and PD James' Original Sin was her strongest-selling novel yet. Other UK successes were Pat Barker's Regeneration trilogy, including her Booker Prize winner, The Ghost Road, and Fergal Keane's Letter to Daniel. In the US, hardback triumphs included Terry McMillan's How Stella got her Groove Back and Jacquelyn Mitchard's The Deep End of the Ocean, as well as the highly successful simultaneous publication of Stephen King's Desperation and The Regulators (under his pseudonym Richard Bachman). Best-selling paperbacks were The Road Ahead by Bill Gates and The Song of Solomon by Toni Morrison.

                             [PHOTO APPEARS HERE]

Penguin published Stephen King's latest thriller The Green Mile which was notable for two reasons: it was published in six monthly instalments and it was the first time that the author had been published by Penguin in the UK.

Michael Lynton, who joined Penguin in October and took over as chief executive from Peter Mayer at the year end, will have the task of developing our publishing lists still further. Michael's first major contribution has been the acquisition of the US trade publisher Putnam Berkley, whose front list includes authors such as Tom Clancy, Patricia Cornwell, Dick Francis, Robin Cook, Amy Tan, Lawrence Sanders and Nora Roberts. Such names - each of whom produced a book included on the New York Times best-seller lists in 1996 - form a powerful fit with Penguin's renowned back list. The acquisition doubles Penguin's share of total US trade book sales, and makes us the second largest English language trade book publisher in the world.

Since the year end we have made an accounting provision of up to pound 100 million (included in the 1996 figures) pending investigation of improper accounting at Penguin USA. This should not, however, detract from the trading performance in 1996.

                             [PHOTO APPEARS HERE]

In December Penguin acquired the US trade publisher, Putnam Berkley, for Pounds 200 million. Its authors include Amy Tan, Tom Clancy, Patricia Cornwell and, in the US only, Dick Francis.

International expertise in visitor attractions

Managing large-scale exhibitions and theme parks has become a specialised business involving a complex mix of planning, project management and operational skills. Tussauds owns and operates its enterprises in the UK, but our strategy is gradually shifting from capital-intensive investment in fixed assets towards contract-based projects. An example of our new approach to financing is for a proposed development at Stonehenge, in partnership with English Heritage, to attract Millennium Commission funding.

                             [PHOTO APPEARS HERE]

Alton Towers opened The Tussauds Group's first-ever hotel in March, since when it has acheived an outstanding 90% occupancy during the season. The Tussauds Group studios designed the themed areas to reflect the magic of the park itself.

This new direction is being driven by Tussauds' young, talented management - whose resources extend from a brilliant studio team to experts in people flow and visitor management. Their success in managing our existing portfolio of strong, branded visitor attractions is opening up wider opportunities for Tussauds. In the UK, we opened our first hotel at Alton Towers, which has had an outstanding year. We have proved our international capability as operators of the new Port Aventura theme park in Spain. Now, our skills in long-term planning and project management have resulted in negotiations with developers and investors as far afield as Thailand, where we are undertaking a feasibility study for a world-class theme park near Bangkok. Projects such as these make us increasingly aware of our potential as an attractive partner worldwide.

In exhibitions, of course, the Tussauds name needs no introduction. This year we have made excellent progress towards the opening of a new Madame Tussaud's on New York's 42nd Street, in the heart of this regenerated and dynamic part of the city. In Australia, plans are well advanced for a touring exhibition to be launched in autumn 1997. This innovative project is intended as a profitable enterprise in its own right, and a vehicle for raising awareness of The Tussauds Group as awhole.

Market-first: a formula for success

Pearson New Entertainment (PNE) is a business defined by its market - hobbyists, enthusiasts, and especially 'boys of all ages'. This approach gives us the freedom to develop the business across media boundaries: from magazines, at present our principal medium, to video and software. Our Web site, FutureNet, is one of Europe's busiest on-line services. Future Publishing, which produces over 50 magazines on computing, music, crafts, sports and entertainment, has directed a formidable array of creative, editorial and commercial talent into meeting readers' and advertisers' aspirations. As just one example, Official PlayStation Magazine, launched only at the end of 1995, recorded massive growth in its first year, dwarfing competitors despite its premium cover price.

                             [PHOTO APPEARS HERE]

Future Publishing is the UK's fifth largest magazine publisher using the latest techniques to publish over 50 titles. These skills not only produce excellent magazines but have won Chris Stocker and Richard Davies a Pounds 500 first prize in a photographic competition open to all Pearson employees.

Future also acquired two specialist publishing groups, Music Maker and Litharne, a craft publisher. Meanwhile, PNE has continued to explore the potential for transferring its approach overseas, moving further into the Spanish and French markets.

[LOGO APPEARS HERE]

Mindscape moves forward

After last year's difficulties, encountered throughout the industry, our software publishing company Mindscape has taken a more positive direction in 1996. The management team has concentrated on developing and marketing proven products such as the successful 'evergreens' Chessmaster 5000, Mavis Beacon Teaches Typing, and a range of games like Steel Panthers, a contemporary wargame, Azrael's Tear, a state-of-the-art adventure game and Warwind, a critically acclaimed strategy game.

In the home creativity market, they have built on the success of Printmaster Publishing Suite, launching new products including the Mindscape Student Reference Library and Mindscape Home Office Assistant which received excellent reviews. We also launched a partnership with National Geographic which, as its first project, will deliver a compendium of the National Geographic magazine's images and stories going back more than 100 years.

The UK's largest international television production company

The television industry worldwide is changing fast. As the means of delivery proliferate through cable, satellite and now digital technology, shareholder value is gradually shifting from broadcasting to content. The winners will be those companies which make, own or have rights to successful formats and brands, and can exploit them worldwide. 1996 has been a year of just such international expansion for Pearson, as we have concentrated on adapting formats from the Grundy, Thames, Alomo and Witzend libraries, to suit local markets. This year we have secured our leadership in the European daily serial market, launching new 'soaps' in Germany (where we now run four), Italy and Sweden. We are also gearing up to produce Britain's first five-day-a-week serial for Channel 5, the UK's last terrestrial channel, launched in March 1997. We have had great success in transferring game show formats across international boundaries. Two thirds of our profits and half of our revenues already come from outside the UK. We now aim to achieve the same international acceptability for re-formatted situation comedy programmes as we have in daily serial and light entertainment programming. Pearson's investments in distribution and broadcasting are also important, especially for their longer-term value as a means of distributing our own productions. We already sell programmes worldwide from the libraries owned by Thames, Grundy, Alomo and Witzend and ACI. In the UK, we have already sold Pounds 24m worth of new programming to Channel 5, in which Pearson has a 24% stake. The business plan for the new channel looks even more successful than it was when we submitted our bid, because since then the channel has been given an additional frequency, bringing in up to three million more viewers.

                             [PHOTO APPEARS HERE]

Pearson Television is making a daily drama called Family Affairs for Channel 5, the new terrestrial television franchise in the UK, as part of a package of programming which also includes an afternoon magazine programme, drama and several game shows.

                              INVESTMENT BANKING

Through its shareholding in Lazard Partners, Pearson has a 50% interest in Lazard Brothers, and a 9% stake in the partnership profits of Lazard Freres, Paris, and Lazard Freres, New York.

                                  1996      1995      Change
                                (pounds in millions)     %
                                ----------------------------
        Attributable profit       40.8      39.9         2

Together, the Lazard Houses occupy a unique position in the international merchant and investment banking community: a combination of three strong, indigenous operations each based in one of the world's principal capital markets. In 1996, Lazard Partners introduced a system which will enable each bank to share in the financial performance of all three, while preserving the Houses' independence and separate cultures. This will strengthen further the potential for cooperation and collaboration in their major business activities.

Corporate Finance/Mergers & Acquisitions

The essence of the Houses' work in corporate finance is to advise some of the largest companies in the industrialised world, principally on acquisitions and mergers. Corporate finance is a dominant business for the Lazard Houses which, unlike many other merchant banks, have remained independent and focused on their corporate advisory business and have not integrated into large-scale equity distribution and market-making activities. This has enhanced Lazard's powerful reputation for working in close partnership with its clients, and for providing objective and highly professional advice. In 1996, all three Houses again produced very strong performances in their domestic and international corporate finance markets. Notable transactions for Lazard Brothers included the high-profile takeovers of Forte by Granada and BET by Rentokil, the flotation of British Energy and advice to the Council of Lloyd's of London on the Lloyd's reconstruction. Transactions by Lazard Freres, New York included the huge, US $23 billion acquisition by SBC Communications of Pacific Telesis and, in collaboration with Lazard Brothers, the US $25 billion negotiations between MCI and BT and the merger of Lucas and Varity. Lazard Freres, Paris advised on the first tranches of privatisation for both France Telecom and Aerospatiale.

Capital Markets

Since March 1995, the Lazard Houses have worked in partnership in capital markets, the business of issuing capital securities to investors. 1996, the first full year of this arrangement, was extremely successful, particularly as a result of business referred to the partnership by Corporate Finance partners. Over the year, the three Houses acted as lead, co-lead or joint lead manager to their clients on more than 50 managed offerings with a combined value in excess of US $10 billion.

Asset Management

The Lazard Houses manage funds for institutional investors, mutual funds and private investors. Together, the Houses had funds under management in excess of US $50 billion at the end of 1996. Lazard Freres, New York and Lazard Freres, Paris enjoyed a very successful year in asset management. Lazard Brothers made a good recovery after two difficult years, achieving sales of over Pounds 100 million from the first year of its mutual funds business and launching a personal portfolio service for individuals investing over Pounds 20,000. Early in 1997 Lazard announced that the US and UK asset management operations would be combined into a new entity - Lazard Asset Management.

PEARSON AND THE COMMUNITY

                             [PHOTO APPEARS HERE]

Pearson is sponsoring an exhibition about Seurat's masterpiece, the Bathers at Asineres, at the National Gallery in London from 2 July to 28 September.

Corporate sponsorship

Pearson has sponsored 16 major art exhibitions since 1982, including, last year, an exhibition about the work of William Morris, the great Victorian designer, poet, businessman and radical. It was staged at the Victoria and Albert Museum in London to mark the centenary of Morris's death, and attracted well over 200,000 visitors - including 2,000 Pearson employees and shareholders.

In 1997 we will be sponsoring Seurat and the Bathers, which will run from July to September at the National Gallery in London. It will bring together for the first time the preparatory drawings and oil sketches for Seurat's masterpiece, The Bathers at Asnieres.

The Financial Times sponsored a design competition for a new Millennium bridge across the river Thames, linking St Paul's Cathedral with the south bank development of the Globe Theatre and the new Tate Gallery of Modern Art at Bankside. The competition was won by a consortium including Foster and Partners.

[PHOTO APPEARS HERE]

Andy Anderson, deputy managing editor, Financial Times, is part of the staff who support reading schemes in local schools and also act as 'mentors' to individual pupils.

Charitable donations

Each year, Pearson aims to donate approximately one half of one per cent of the previous year's adjusted earnings to charitable causes. In 1996, we gave
Pounds 808,000, again focusing on education and young people.

Approximately half our donations are made by operating companies, many of which take an active role in their local communities. For example, last year staff from the Financial Times and FT Information were involved in mentoring pupils from local schools; AWL supported the Victoria Hall Performing Arts Association in Harlow; and Mindscape employees helped provide Christmas gifts for underprivileged children through the Human Needs Center of Novato. Staff around the world ran, walked and biked to raise money for good causes, including charities to combat multiple sclerosis, AIDS, hunger and cancer.

At the centre, Pearson plc continued to support the Bodleian Library and helped a wide range of educational charities including the National Literacy Trust and the British Dyslexia Association.

The environment

Pearson no longer operates in industries where there is potential for serious industrial pollution. However, we recognise our responsibility to be aware of, and take steps to control and minimise, any damage our businesses may cause to the environment. For example, we buy paper, ink and packaging from renewable sources.

BOARD OF DIRECTORS

                             [PHOTOS APPEAR HERE]

Michael Blakenham Chairman aged 59, became a director of Pearson in 1971, chief executive in 1978 and chairman in 1983 and will retire at the AGM in May 1997. He is also chairman of MEPC plc and a director of a number of other companies.

Frank Barlow Managing Director until 31 December, aged 67, joined Pearson in 1968, where his many posts have included chief executive of Westminster Press, chief executive of the Financial Times and, since 1986, director of Pearson. He became managing director of Pearson in 1990 and will retire from the board after the 1997 AGM. He will continue to be a director of The Economist and chairman of Logica plc.

David Bell Information division aged 49, became an executive director of Pearson in March 1996, with responsibility for the Group's information businesses, having previously been chief executive of the Financial Times Group since 1993. He joined Pearson as a trainee journalist on the Oxford Mail and Times before moving to the Financial Times in 1972 where his career ranged from Washington correspondent to managing editor before leaving editorial in 1989 on his appointment as advertisement director.

Mark Burrell Development Director aged 60, joined Pearson in 1963 and was involved with the company's industrial subsidiaries. In 1970 he joined Lazard Brothers. He has been a director of Pearson since 1977 and will retire at the AGM. He is also non-executive chairman of Royal Doulton plc.

Michel David-Weill aged 64, is chairman of Lazard Partners, deputy chairman of Lazard Brothers and chairman of Lazard Freres, New York and managing director of Lazard Freres, Paris. He is the longest serving non-executive director of Pearson having joined the board in 1970.

Greg Dyke Television aged 49, chairman and chief executive of Pearson Television since 1995. He became an executive director of Pearson plc, responsible for the Group's television interests, in March 1996. He is currently chairman of Channel 5 Broadcasting. He was previously the chief executive of London Weekend Television which he left in February 1994. He started in television as a journalist in 1977 (also with LWT) held senior executive positions with TV-am and TVS, (other companies within the ITV network) during the 1980s and was chairman of ITV for two years. He is also a former director of both ITN and Channel Four.

Pehr Gyllenhammar aged 61, is a senior adviser to Lazard Freres & Co LLC, New York and former chairman of AB Volvo. He has been a non-executive director of Pearson since 1983.

                             [PHOTOS APPEAR HERE]

Jean-Claude Haas aged 71, retired at the AGM in 1996. He is a partner of Lazard Freres, Paris and is a non-executive managing director of Lazard Brothers. He was appointed a non-executive director of Pearson in 1990.

Sir Simon Hornby+ aged 62, is a director of Lloyds Bank and the former chairman of W H Smith and Lloyds Abbey Life plc. He became a non-executive director of Pearson in 1978 and will retire at the AGM this year.

James Joll aged 60, retired as finance director in April 1996 and as an executive director of Pearson at the end of 1996. He joined Pearson in 1980 and became finance director in 1985. Prior to Pearson he was a director of NM Rothschild and Sons and before then a journalist at the Financial Times.

Gill Lewis+ aged 53, became a non-executive director of Pearson in 1992. She is a director and managing partner of the consumer practice of Heidrick & Struggles in Europe.

John Makinson Finance Director aged 42, joined the board in March 1996 and succeeded James Joll as finance director on 1 April 1996. Prior to joining Pearson he was managing director of the Financial Times.

Reuben Mark+* aged 58, is chairman and chief executive of Colgate-Palmolive Company. He became a non-executive director of Pearson in 1988.

Vernon Sankey* aged 47, is chief executive of Reckitt & Colman plc which he joined in 1971. He became a non-executive director of Pearson in 1993.

Marjorie Scardino Chief Executive aged 50, became a director and chief executive on 1 January 1997. Marjorie Scardino trained and practised as a lawyer before publishing a weekly newspaper in the USA. In 1985 she joined The Economist as president of its North American operations and became its chief executive in 1993.

Dennis Stevenson* Deputy Chairman aged 51, is chairman of GPA Group plc and of the Trustees of the Tate Gallery. He has been a non-executive director of Pearson since 1986. He became deputy chairman in October 1996 and will succeed Michael Blakenham as chairman after the AGM in May 1997.

David Veit aged 58, joined Lazard Brothers in 1961. He remained there until 1973, apart from a break of two years when he obtained an MBA at Stanford University. Over the past 20 years he has been the senior Pearson executive in the US, becoming a director in 1981 and president of Pearson Inc. in 1985. In March 1996 he assumed responsibility for Pearson's entertainment businesses (excluding television).

David Verey aged 46, joined Lazard Brothers in 1972 and became chairman in 1992. He was appointed an alternate director of Pearson in 1995 and became a non-executive director in 1996.

Anette Lawless FCIS Secretary, Pearson plc.

* The Audit Committee, chaired by Vernon Sankey and made up entirely of non-executive directors, provides the board with the means to appraise Pearson's financial management and reporting, and to assess the integrity of the Group's accounting procedures and financial controls. The Group's internal and external auditors have direct access to the audit committee to raise any matter of concern and to report the results of work directed by the committee. The committee itself reports to the full board of Pearson.

+ The Remuneration Committee is chaired by Sir Simon Hornby and consists of non-executive directors. It meets regularly to decide the remuneration and benefits packages of the executive directors and approve the recommended remuneration and benefits packages of the chief executives of the main operating subsidiaries.

FINANCE DIRECTOR'S REVIEW


[PHOTO APPEARS HERE]

This is my first report to shareholders as Pearson's finance director and it spans a period of exceptional activity for the company. While the past 12 months have presented their problems, the reorganisation of Mindscape and the discovery of improper accounting at Penguin USA being the most challenging, they have also yielded progress and opportunity. The underlying operating performance of many Pearson companies has markedly improved, we have narrowed our focus on media businesses which can deliver strong and secure growth, and we have a new management committed to making the business perform to the maximum of its potential.

Operating performance

Pearson's sales exceeded Pounds 2 billion for the first time last year, with acquisitions made over the past two years contributing the majority of the 19% increase over 1995 levels. The underlying sales growth of the Group remains disappointing and the generation of additional revenue from our established businesses is an important priority for this year and beyond.

We reported an operating profit for 1996 of Pounds 181 million but this was after taking a charge of Pounds 100 million in relation to the improper accounting at Penguin. I discuss this issue in more detail later but, in considering the Group's operating profit, it is important to remember that the 1996 charge was to cover problems dating back to 1991 and had little impact on Penguin's ongoing sales or profits. This charge has been treated as a one-off item and therefore excluded from the calculation of adjusted earnings. If the Penguin item is set aside, profit before interest emerges at Pounds 281 million, which compares favourably with the 1995 figure of Pounds 260 million. Even this comparison needs to be made with care, however, as 1996 suffered the damaging impact of significant non-trading losses from Mindscape, as well as start-up costs at Channel 5 and the absence of income from the shares in BSkyB which we sold in September 1995. Conversely, we saw the benefit of acquisitions made in each of the past two years and experienced a lower overall level of restructuring costs. If allowance is made for all these factors, underlying operating profits were Pounds 18 million higher than in 1995.

The net interest charge increased from Pounds 24 million to Pounds 30 million during the year, reflecting the higher average level of debt which resulted from acquisition

[BAR GRAPH APPEARS HERE]

activity in 1996. Despite this increase, net interest was covered almost 10 times by operating profit before the Penguin charge. The profit before tax of Pounds 357 million was, by coincidence, very similar to the previous year's level. This figure was boosted, however, by the book profit of Pounds 231 million on the sale of Westminster Press and does not provide a useful guide to our underlying performance.

The tax rate attributable to our adjusted earnings was again held below 30% and we believe that this remains a realistic target for the next several years given the significant level of tax losses available to the Group in the USA. Over the past year we have undertaken a thorough review of Pearson's tax structure and this review will be helpful to us in realising our tax rate objectives.

Adjusted earnings per share for the year were 30.6 pence, an increase of 6% on the previous year's number. The recommended dividend was increased at a slightly faster rate of 9% to 18 pence, reducing adjusted earnings cover fractionally to
1.7 times. While earnings cover is a useful indicator of a company's distribution capacity, we need to focus strongly in future on the generation of sufficient cash from the business, after payment of interest and tax, to meet our responsibilities to shareholders. The proposed 1996 dividend was fully funded on that basis although we would aim over time to strengthen the cash cover for the payment.

Operating cash flow grew much more strongly than operating profit last year, as several of the factors that depressed our profit performance had no bearing on our cash position. At Pounds 219 million, operating cash flow was almost 50% higher than in the previous year and represented around 80% of operating profit, adjusting for the Penguin charge and for income from associates. We will be giving this ratio more weight in future as we strive to improve further the underlying cash performance of the Group.

Portfolio changes

The balance sheet reflects the changes in the portfolio over the course of the year. In total we spent Pounds 769 million on acquisitions, the most significant being HarperCollins Educational, for which we paid Pounds 369 million in April, and Putnam Berkley, which was acquired in December for Pounds 201 million. The goodwill which arose on these acquisitions has been charged directly to reserves, in line with our normal practice. This was the principal reason for the fall in total shareholders' funds from Pounds 855 million to Pounds 392 million.

Almost half of our acquisition spending was financed by the sale of Westminster Press for Pounds 305 million. The balance was funded by an increase in our net debt from Pounds 63 million at the end of 1995 to Pounds 430 million at the 1996 balance sheet date. Since the year end we have reduced our borrowing by Pounds 111 million through the sale of our 10% investment in TVB, the Hong Kong broadcaster. We are examining other minority investments which the Group holds, to establish whether the capital could be more productively redeployed in managed businesses. The acquisition of two

                           [BAR GRAPHS APPEAR HERE]

[PIE GRAPH APPEARS HERE]

sizeable US publishing companies, together with the disposal of the regional newspaper business in the UK, combined to increase the proportion of the Group's total capital employed in the US, as well as the sales and profits generated by those assets. We reflected that change in the shape of our dollar balance sheet through the creation of a $750 million medium term note (MTN) programme in the US debt market. We have so far issued $250 million of this programme, which provides us with a flexible and cost-effective source of dollar capital for the future.

Financial strategy

The MTN issue formed an element of a comprehensive review of Pearson's financial strategy which we undertook last year. One outcome was the creation of a Treasury Committee, comprising the finance director and two other members of the Pearson board, to consider treasury policies and controls on a regular basis.

In June last year we appointed Price Waterhouse as our new worldwide auditors. Since their appointment they have been working actively with the finance function throughout Pearson to reassess our risk exposures and to consider ways of refining our approach to performance measurement.

Improper accounting at Penguin USA

This work has been given an added urgency by the discovery of improper accounting practices at Penguin USA. The losses which have been reflected in the 1996 figures stemmed from an unauthorised practice of offering discounts to certain customers in exchange for early payment of invoices. This practice was concealed through an extremely intricate pattern of misleading accounting entries. As far as we can judge, and our investigation into the matter is not complete, this was an isolated incident involving a very small number of people. Nonetheless, we have initiated an urgent analysis of Pearson systems, procedures and controls, the importance of which has been communicated to everyone in the Group.

The future

This analysis is being undertaken in conjunction with an important project to improve back office services across our publishing companies. The Shared Services Project is expected to yield considerable cost savings, as well as an improvement in the quality of information and service, by combining transactional activities - such as payroll and the processing of purchase orders - which can more efficiently be conducted under one roof.

The Shared Services Project, like much else that we are studying at Pearson with a fresh eye, will not show an instant return on investment. We are mindful of the need to generate the profits and cash which, year by year, will fund a rising stream of dividends to our shareholders. But, at the same time, we cannot afford to neglect the financial investment needed to make Pearson a truly competitive media company in the next century.

/s/ John Makinson

John Makinson, Finance Director

SUMMARY DIRECTORS' REPORT

Important note

The summary financial statements on pages 32 to 35 of this document do not contain sufficient information to allow for a full understanding of the results of the Group and of the state of affairs of the Group. For further information, the full Annual Accounts, the Directors' Report and the Auditors' Report on those accounts, should be consulted. If you have not received the Directors' Report and Accounts, but wish to do so, please return the request for these which is attached to your proxy form for the Annual General Meeting. If however, you are happy to receive this Annual Report only (which does include summary financial statements) you need take no action.

Summary directors' report

The full Directors' Report is set out on pages 14 to 16 of the Directors' Report and Accounts.

Business review and future development

The principal activities of the Group are carried out in three main sectors: information, education and entertainment. More details of these and other activities, the development of the Group and likely future developments are set out on pages 4 to 28 of this Annual Report and in the Operating and Financial Review on pages 1 to 13 in the Directors' Report and Accounts.

Post balance sheet events

In February 1997 Pearson acquired a 50% stake in Business Day and Financial Mail in South Africa for a consideration of Pounds 11.5 million and sold its 10% stake in Television Broadcasts Ltd in Hong Kong for Pounds 111.1 million. In March Pearson agreed to sell its interests in the satellite and cable channels, UK Gold (20%) and UK Living (25%), to Flextech as part of joint venture agreements between Flextech and the BBC. The sale of these interests involves the payment by Flextech, between now and December 1998, of Pounds 7.8 million representing the repayment of UK Living loan stock, and Pearson Television receiving 8.8m Flextech ordinary shares - a total consideration of approximately Pounds 76 million based on a Flextech share price of 772 pence. Following completion of the transaction, Pearson will own 5.6% of the enlarged share capital of Flextech.

Further details are given on page 56 of the Directors' Report and Accounts.

Directors

Information about the directors of the Company is set out on pages 24 and 25 of this document and an extract of the Report of the Remuneration Committee containing details of directors' emoluments and share interests is set out on pages 30 and 31. Six directors will retire by rotation at the Annual General Meeting. Of these David Veit, Reuben Mark and Gill Lewis, being eligible, will offer themselves for re-election for a further three years. In addition, Lord Blakenham, Frank Barlow and Mark Burrell retire by rotation but will not seek re-election. Sir Simon Hornby will also retire at the end of the Annual General Meeting. Marjorie Scardino, who was appointed to the board on 1 January 1997, retires from office in accordance with article 77 of the Company's articles of association and, being eligible, offers herself for re-appointment.

No director was materially interested in any contract of significance to the Company's business.

Full details of these and related matters are set out on pages 14 to 16 of the Directors' Report and Accounts.

Report of the auditors

The report of the auditors on the annual accounts of the Group for the year ended 31 December 1996 was unqualified and did not contain a statement under either s.237(2) or s.237(3) of the Companies Act 1985.

Dividend

A final dividend of 11.1 pence per share is proposed for the year to 31 December 1996. This, with the interim already paid, makes a total for the year of 18.0 pence. The final dividend will be paid on 6 June 1997 to shareholders on the register at the close of business on 11 April 1997 (the record date).

The Company operates a scrip dividend scheme. Details of the scrip dividend alternative will be posted to shareholders on 28 April 1997.

If you would like further information about the scheme please contact our Registrar whose address and telephone number are on page 36.

Annual General Meeting

The notice convening the Annual General Meeting to be held on Friday 2 May 1997 is contained in the enclosed circular.

Anette Lawless, Secretary
17 March 1997

EXTRACTS FROM THE REPORT OF THE REMUNERATION COMMITTEE

Remuneration policy for executive directors

The committee's policy is designed to attract, retain and motivate high calibre senior executives through pay and other arrangements which are competitive and represent best practice, while also relating reward to performance and aligning the interests of directors and senior management with the interests of shareholders. The main components are base salary, an annual cash bonus plan, long-term incentives and pension benefits. In addition, the Company provides company car and health care benefits. The Company also provides housing for Marjorie Scardino who is a US national. Further details of Marjorie Scardino's remuneration can be found below the following table. The full Remuneration Committee Report is set out on pages 17 to 23 of the Directors' Report and Accounts.

Excluding contributions to approved pension funds, and compensation for early termination of contract, directors remuneration was as follows:

-------------------------------------------------------------------------------------------------------------------------------
                            1996                           3-year    1996       1995                          3-year   1995
                         Salary/fees     Bonus     Other     ISP     Total   Salary/fees     Bonus   Other     ISP     Total*
Name                                                        (Pounds in thousands)
-------------------------------------------------------------------------------------------------------------------------------
Executive directors
Michael Blakenham             315           -         38       -       353        300           -      37      413     750
Frank Barlow                  380           -         41       -       421        330           -      40      413     783
David Bell+                   179          12         10       -       201          -           -       -        -       -
Mark Burrell                  207           -         42       -       249        200           -      42      287     529
Greg Dyke+                    183         100        108       -       391          -           -       -        -       -
James Joll                    250           -         38       -       288        230           -      37      287     554
John Makinson+                179          61         16       -       256          -           -       -        -       -
David Veit                    303           -         10       -       313        323           -      11      287     621

Non-executive directors

Michel David-Weill             25           -          -       -        25         25           -       -        -      25
Pehr Gyllenhammar              25           -          -       -        25         30           -       -        -      30
Jean-Claude Haas+              11           -          -       -        11         32           -       -        -      32
Sir Simon Hornby               25           -          -       -        25         25           -       -        -      25
Gill Lewis                     25           -          -       -        25         30           -       -        -      30
Reuben Mark                    32           -          -       -        32         32           -       -        -      32
Vernon Sankey                  25           -          -       -        25         25           -       -        -      25
Dennis Stevenson               25           -          -       -        25         25           -       -        -      25
David Verey+                   17           -          -       -        17          -           -       -        -       -
-------------------------------------------------------------------------------------------------------------------------------

* The incentive share plan release relating to the three-year period 1993-1995 is included in the total 1995 remuneration figure.

+ David Bell, Greg Dyke and John Makinson were appointed to the board on 15 March 1996. David Verey became a non-executive director on 3 May 1996. Jean-Claude Haas retired from the board on 3 May 1996. In the case of David Bell, Greg Dyke and John Makinson, the emoluments shown relate to the ten-month period from March to December 1996, with the exception of bonus, which relates to the full year.

A sum of Pounds 250,000 was paid to James Joll as compensation for early termination of his contract, which had a three-year notice period. In addition his pension was augmented with effect from his retirement date at a capital cost of Pounds 250,000.

   Marjorie Scardino joined the board and became chief executive on 1 January 1997, at a base salary of Pounds 396,500, although for pension and bonus purposes, her salary is deemed to be Pounds 425,000 (so as to include an element of the housing benefit referred to below). She received a joining bonus of Pounds 130,000 in consideration of the loss of potential benefits with her previous employer. She participates in the annual bonus plan and the incentive share plan, under which she will be conditionally awarded shares to the value of Pounds 300,000 in 1997, Pounds 200,000 in 1998 and Pounds 200,000 in 1999.
Housing is provided at an initial annual cost to the Company of Pounds 60,500 and she receives a pension supplement of 25% of salary to provide for benefits in excess of the pensions earnings cap.

   Dennis Stevenson will receive annual fees of Pounds 240,000 on becoming chairman on 2 May 1997. He will also participate in the incentive share plan, under which he will be conditionally awarded shares to the value of Pounds 300,000 upon appointment and Pounds 200,000 one year later, each vesting over five years. Dennis Stevenson's fees for 1996 were paid to SRU Limited.

   Frank Barlow was the highest paid director in 1996. His total remuneration, including pension contributions, amounted to Pounds 421,346. The chairman's total remuneration, including pension contributions, amounted to Pounds 352,979.

Extracts from the Report of the Remuneration Committee

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   Maximum number
                                                                                                                of shares in lieu of
                                                              Options -              Incentive share plan ++  -     adjustment on
Interests of              Ordinary shares                  Ordinary shares               Ordinary shares            Royal Doulton
directors were:       31.12.96*       1.1.96**        31.12.96*       1.1.96**      31.12.96*       1.1.96**          demerger
------------------------------------------------------------------------------------------------------------------------------------

Michael Blakenham        138,214       101,580          417,454       417,454         31,926         72,919           12,908
(non-beneficial)         129,040       129,040                -             -              -              -                -
Frank Barlow              38,750         6,939          419,794       419,794         25,107         72,919           11,235
David Bell                 9,303         8,348          111,156        85,469          6,790          6,620              628
Mark Burrell             791,674     1,032,504          283,339       282,799         15,222         50,276            9,840
(non-beneficial)          65,040        65,040                -             -              -              -                -
Michel David-Weill+   48,129,727    48,129,727                -             -              -              -                -
Greg Dyke                      -             -          106,900        73,300          6,790          6,620                -
Pehr Gyllenhammar              -             -                -             -              -              -                -
Jean-Claude Haas          29,537        29,537                -             -              -              -                -
Sir Simon Hornby           4,000         4,000                -             -              -              -                -
James Joll                25,494         2,093          155,846       155,847          9,160         50,276            4,541
Gill Lewis                     -             -                -             -              -              -                -
John Makinson              1,000             -          103,784        68,000              -              -                -
Rueben Mark                7,600         7,600                -             -              -              -                -
Vernon Sankey                  -             -                -             -              -              -                -
Dennis Stevenson          38,000         8,000                -             -              -              -                -
David Veit               253,602       107,712          245,380       348,869         31,892         50,276                -
David Verey                    -             -                -             -              -              -                -

----------------------
+ Mr David-Weill's interests include 48,088,523 ordinary shares owned by companies associated with Lazard Freres et Cie., Paris.
*   Or date of retirement, if earlier.
**  Or date of appointment, if later.
++ A full explanation of this plan is given on page 17 of the Directors' Report and Accounts. The number of shares shown represents the maximum number of shares, plus accumulated scrip dividend shares, comprised in the original award which may be transferred to the individual concerned.

Executive directors of the Company, as possible beneficiaries, are also deemed to be interested in the Pearson Employee Share Trust, the trustee of which held 149,933 Pearson ordinary shares of 25 pence each at 31 December 1996 and 148,395 ordinary shares at 17 March 1997, the latest practicable date prior to the printing of this report.

  Marjorie Scardino was appointed to the board with effect from 1 January 1997, at which date she had no interests in Pearson securities. On 16 January 1997, she acquired 10,000 ordinary shares of 25 pence each in the Company. Also on 16 January 1997, John Makinson acquired a further 2,000 ordinary shares of 25 pence each, taking his total holding to 3,000 shares.

CONSOLIDATED PROFIT AND LOSS ACCOUNT
for the year ended 31 December 1996

----------------------------------------------------------------------------------------------------------------------------
                                                        1996                                    1995
                                        Operating        Other                  Operating        Other
                                        activities       items       Total      activities       items       Total
                                                                 (Pounds in millions)
----------------------------------------------------------------------------------------------------------------------------
Sales
Continuing operations                    1,845.9              -       1,845.9      1,687.1           -       1,687.1
Acquisitions                               203.0              -         203.0            -           -             -
----------------------------------------------------------------------------------------------------------------------------
                                         2,048.9              -       2,048.9      1,687.1           -       1,687.1
Discontinued operations                    137.1              -         137.1        143.3           -         143.3
----------------------------------------------------------------------------------------------------------------------------
Total sales                              2,186.0              -       2,186.0      1,830.4           -       1,830.4
Cost of sales                           (1,064.1)             -      (1,064.1)      (939.7)          -        (939.7)
----------------------------------------------------------------------------------------------------------------------------
Gross profit                             1,121.9              -       1,121.9        890.7           -         890.7
Net operating expenses - normal           (853.3)             -        (853.3)      (627.7)          -        (627.7)
Net operating expenses - exceptional       (40.4)        (100.0)       (140.4)       (46.7)          -         (46.7)
Net income from partnerships and
  associated undertakings                   53.1              -          53.1         43.3           -          43.3
----------------------------------------------------------------------------------------------------------------------------
Operating profit
Continuing operations                      219.9         (100.0)        119.9        237.6           -         237.6
Acquisitions                                26.1              -          26.1            -           -             -
----------------------------------------------------------------------------------------------------------------------------
                                           246.0         (100.0)        146.0        237.6           -         237.6
Discontinued operations                     35.3              -          35.3         22.0           -          22.0
----------------------------------------------------------------------------------------------------------------------------
Total operating profit                     281.3         (100.0)        181.3        259.6           -         259.6
Continuing operations:
Profit/(loss) on sale of fixed assets          -          (14.1)        (14.1)           -       123.4         123.4
Profit/(loss) on sale of businesses            -           (1.9)         (1.9)           -         6.0           6.0
Discontinued operations:
Profit on sale of Westminster Press            -          231.3         231.3            -           -             -
----------------------------------------------------------------------------------------------------------------------------
Profit before interest                     281.3          115.3         396.6        259.6       129.4         389.0
Net interest payable                       (29.5)             -         (29.5)       (23.9)          -         (23.9)
Loan stock redemption premium                  -          (10.3)        (10.3)           -           -             -
----------------------------------------------------------------------------------------------------------------------------
Profit before taxation                     251.8          105.0         356.8        235.7       129.4         365.1
Taxation                                   (72.6)         (36.0)       (108.6)       (64.8)      (28.0)        (92.8)
----------------------------------------------------------------------------------------------------------------------------
Profit after taxation                      179.2           69.0         248.2        170.9       101.4         272.3
Equity minority interests                   (7.7)             -          (7.7)       (11.3)          -         (11.3)
----------------------------------------------------------------------------------------------------------------------------
Profit for the financial year              171.5           69.0         240.5        159.6       101.4         261.0
Dividends on equity shares                (102.7)             -        (102.7)       (91.8)          -         (91.8)
----------------------------------------------------------------------------------------------------------------------------
Profit retained                             68.8           69.0         137.8         67.8       101.4         169.2
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Adjusted earnings/total earnings per
 equity share                               30.6 pence     12.3 pence    42.9 pence   28.8 pence  18.3 pence    47.1 pence
----------------------------------------------------------------------------------------------------------------------------
Dividends per equity share                  18.0 pence        -          18.0 pence   16.5 pence     -          16.5 pence
----------------------------------------------------------------------------------------------------------------------------
Average number of shares (millions)        560.8          560.8         560.8        554.4       554.4         554.4
----------------------------------------------------------------------------------------------------------------------------

In order to show results from operating activities an adjusted earnings per equity share has been calculated which excludes profits on the sale of fixed assets and businesses, the loan stock redemption premium, the Pounds 100 million charge for improper accounting at Penguin USA and the tax consequences of these items.

SUMMARY CASH FLOW STATEMENT
for the year ended 31 December 1996

----------------------------------------------------------------------------
                                                        1996        1995
                                                      (pounds in millions)
----------------------------------------------------------------------------
Net cash inflow from operating activities              291.2         236.4
Returns on investments and servicing of finance        (36.5)        (40.8)
Taxation                                               (80.8)        (69.7)
Capital expenditure and financial investment           (56.4)        441.8
Acquisitions and disposals                            (427.7)       (405.5)
Equity dividends paid                                  (96.0)        (86.3)
----------------------------------------------------------------------------
Cash (outflow)/inflow before management of
 liquid resources and financing                       (406.2)         75.9
Management of liquid resources                         351.4        (225.0)
Financing                                               21.6         266.7
----------------------------------------------------------------------------
(Decrease)/increase in cash in the year                (33.2)        117.6
----------------------------------------------------------------------------

SUMMARY RECONCILIATION OF NET CASH FLOW
TO MOVEMENT IN NET DEBT
for the year ended 31 December 1996

-----------------------------------------------------------------------------
                                                         1996         1995
                                                        (pounds in millions)
-----------------------------------------------------------------------------
Change in net debt resulting from cash flows               (33.2)    117.6
Change in net debt from management of liquid resources    (351.4)    225.7
Change in net debt from other borrowings                   (18.9)   (256.6)
Exchange differences                                        36.5      (3.7)
-----------------------------------------------------------------------------
Movement in net debt in the year                          (367.0)     83.0
Net debt at 1 January                                      (63.4)   (146.4)
-----------------------------------------------------------------------------
Net debt at 31 December                                   (430.4)    (63.4)
-----------------------------------------------------------------------------

SUMMARY CONSOLIDATED BALANCE SHEET
as at 31 December 1996

-----------------------------------------------------------------------------------
                                                               1996         1995
                                                             (pounds in millions)
-----------------------------------------------------------------------------------
Fixed assets                                                  908.6        925.6
-----------------------------------------------------------------------------------
Current assets                                              1,337.4      1,642.2
Creditors due within one year                              (1,094.0)    (1.087.7)
-----------------------------------------------------------------------------------
Net current assets                                            243.4        554.5
-----------------------------------------------------------------------------------
Total assets less current liabilities                       1,152.0      1,480.1
Creditors due after more than one year                       (570.3)      (490.3)
Provisions for liabilities and charges                       (189.4)      (134.4)
-----------------------------------------------------------------------------------
Net assets                                                    392.3        855.4
-----------------------------------------------------------------------------------
Capital and reserves                                          388.6        833.2
Equity minority interests                                       3.7         22.2
-----------------------------------------------------------------------------------
                                                              392.3        855.4
-----------------------------------------------------------------------------------

This summary financial statement was approved by the board of directors on 17 March 1997 and signed on its behalf by

Blakenham

J Makinson

STATEMENT BY THE AUDITORS TO THE MEMBERS OF PEARSON PLC

We have examined the summary financial statement set out on pages 32 to 34.

Respective Responsibilities of Directors and Auditors

The summary financial statement is the responsibility of the directors. Our responsibility is to report to you our opinion on its preparation and consistency with the annual financial statements and Directors' Report.

Basis of Opinion

We conducted our work in accordance with Auditing Guideline "The auditors' statement on the summary financial statement" adopted by the Auditing Practices Board.

Opinion

In our opinion the summary financial statement is consistent with the annual financial statements and the Directors' Report of Pearson plc for the year ended 31 December 1996 and complies with the requirements of section 251 of the Companies Act 1985 and the regulations made thereunder, applicable to summary financial statements.

Price Waterhouse

Chartered Accountants and Registered Auditors
Southwark Towers,
London SE1 9SY
17 March 1997

FIVE YEAR SUMMARY

-------------------------------------------------------------------------------------------------------------------
                                           1992             1993           1994           1995             1996
                                                                   (pounds in millions)
-------------------------------------------------------------------------------------------------------------------
Sales
-------------------------------------------------------------------------------------------------------------------
Continuing operations                     1,022.3          1,193.8        1,413.3         1,687.1       2,048.9
Discontinued operations                     613.4            676.3          136.8           143.3         137.1
-------------------------------------------------------------------------------------------------------------------
                                          1,635.7          1,870.1        1,550.1         1,830.4       2,186.0
-------------------------------------------------------------------------------------------------------------------
Profits
Information                                  39.9             31.1           69.0            83.3          99.1
Education                                    42.5             55.8           51.2            31.8          68.1
Entertainment                                41.6             62.2          129.5           110.9         (47.5)
Investment Banking                           23.7             36.4           30.2            39.9          40.8
Corporate expenses less other income         (4.5)            (4.3)         (23.2)          (28.3)        (14.5)
-------------------------------------------------------------------------------------------------------------------
Continuing operations                       143.2            181.2          256.7           237.6         146.0
Discontinued operations                      12.4             34.9           15.7            22.0          35.3
-------------------------------------------------------------------------------------------------------------------
Operating profit                            155.6            216.1          272.4           259.6         181.3
Profit/(loss) on sale of businesses             -            (68.4)          15.2             6.0         229.4
Profit/(loss) on sale of fixed assets         8.8              4.4           26.4           123.4         (14.1)
Provision on investment in BSkyB                -             71.4              -               -             -
-------------------------------------------------------------------------------------------------------------------
Profit before interest                      164.4            223.5          314.0           389.0         396.6
Net interest payable                        (13.6)           (14.9)         (16.2)          (23.9)        (29.5)
Loan stock redemption premium                   -                -              -               -         (10.3)
-------------------------------------------------------------------------------------------------------------------
Profit before taxation                      150.8            208.6          297.8           365.1         356.8
Taxation                                    (44.4)           (60.3)         (74.3)          (92.8)       (108.6)
-------------------------------------------------------------------------------------------------------------------
Profit after taxation                       106.4            148.3          223.5           272.3         248.2
Equity minority interests                    (1.1)            (0.3)          (0.6)          (11.3)         (7.7)
-------------------------------------------------------------------------------------------------------------------
Profit for the financial year               105.3            148.0          222.9           261.0         240.5
-------------------------------------------------------------------------------------------------------------------
Earnings per equity share                    19.3 pence       27.0 pence     40.4 pence      47.1 pence    42.9 pence

Adjusted earnings per equity share+          17.3 pence       27.9 pence     34.1 pence      28.8 pence    30.6 pence

Dividends per equity share                   12.0 pence       13.0 pence     15.0 pence      16.5 pence    18.0 pence
-------------------------------------------------------------------------------------------------------------------

+ Adjusted to eliminate the distortions caused by including abnormal items in accordance with page 25 of the Directors' Report and Accounts.

SHAREHOLDER INFORMATION

Registered office and telephone

3 Burlington Gardens, London W1X 1LE
Telephone no: 0171 411 2000, Fax no: 0171 411 2390
email: firstname.lastname@pearson.com
Registered number 53723 (England)

Web site

Pearson has a Web site which is regularly updated with information about the Company and our operating companies. The address is: http://www.pearson.com

Financial calendar for 1997

Ex-dividend date:             Monday 7 April
Record date:                  Friday 11 April
Despatch of scrip
dividend information:         Monday 28 April
Annual General Meeting:       Friday 2 May
Last date for scrip election: Tuesday 20 May
Share entitlement under
scrip dividend posted:        Thursday 5 June
Payment date for dividend:    Friday 6 June
Interim results:              Monday 5 August

Payment of dividends to mandated accounts

Where shareholders have given instruction for payment to be made direct into a bank or building society account, this is done through the Bankers Automated Clearing System (BACS), with the associated tax voucher showing the tax credit attributable to the dividend payment sent direct to the shareholder at the address shown on our register. If you wish the tax voucher to be sent to another address, please inform our Registrar.

UK tax on capital gains

At 31 March 1982, the base date for capital gains tax, the value of each of the Company's ordinary shares (adjusted for the one for one capitalisation issues in May 1985 and June 1992), was 62 pence.

The market quotations of Pearson plc ordinary shares and Royal Doulton plc ordinary shares on the first day of dealing in Royal Doulton shares, following the demerger in 1993, as calculated in accordance with s. 272(3) of the Taxation of Chargeable Gains Act 1992 and as derived from The Stock Exchange Daily Official List on 2 December 1993 were:

       Pearson plc ordinary shares of 25 pence                       592 pence
       Royal Doulton plc ordinary shares of Pound 1                  203.5 pence

Personal Equity Plans (PEPs)

Pearson operates a Corporate PEP and a Single Company PEP. Both are open to existing and prospective shareholders in Pearson. For further information, please ring the Halifax helpline on freephone 0800 371769.

Low cost share dealing facility

A postal facility, which provides a simple, low cost way of buying and selling Pearson shares, is available through the Company's stockbrokers, Cazenove & Co, 12 Tokenhouse Yard, London EC2R 7AN. Telephone 0171 588 2828.

Information about the Pearson share price

The current price of Pearson ordinary shares can be obtained from Financial Times CityLine on telephone 0836 433620. Calls are charged at 40 pence per minute cheap rate and 50 pence per minute at all other times, inclusive of VAT.

American Depository Receipts (ADRs)

Pearson introduced a sponsored Level One ADR programme in March 1995. Each ADR represents one ordinary share. The programme is administered by the Bank of New York, ADR Department, 101 Barclay Street, New York, NY 10286, telephone 1 800 524 4458. However, as holders of ADRs are not registered shareholders, they do not automatically have the right to receive the Pearson report and accounts or other communications nor are they able to attend or vote at Company shareholder meetings. For further information, please contact the Bank of New York at the above address.

CREST

Last year we advised shareholders that we would be joining CREST. We have now entered the CREST system. Under the new system those shareholders who wish to do so can retain their share certificates.

Pearson employee magazine

Pearson produces a magazine for all its employees, which is also available to shareholders. It deals with people and events within the Group. If you wish to receive copies of the magazine when it is published, please return the enclosed form to the Registrars.

Advisers

Registrar:           Lloyds Bank Plc, Lloyds Bank Registrars,
                     The Causeway, Worthing,
                     West Sussex BN99 6DA.
Auditors:            Price Waterhouse
Broker:              Cazenove & Co
Bankers:             Midland Bank plc
                     National Westminster Bank Plc
Solicitors:          Freshfields
                     Herbert Smith
Financial Advisers:  Lazard Brothers & Co., Limited
                     J. Henry Schroder & Co. Limited

Principal offices

Group Head Office:
Pearson plc
3 Burlington Gardens, London W1X 1LE
Tel: 0171 411 2000, Fax: 0171 411 2390
Web site: http://www.pearson.com
E-mail: firstname.lastname@pearson.com

Overseas Offices
Pearson Inc
50th Floor, 30 Rockefeller Plaza
New York, NY 10112-5095 USA
Tel: 001 212 641 2400, Fax: 001 212 641 2500
E-mail: firstname.lastname@pearson-inc.com

Pearson KK
13th Floor, AIG Building, 1-3 Marunouchi 1-Chome
Chiyoda-ku,
Tokyo-100, Japan
Tel: 00 81 3 3211 1331, Fax: 00 81 3 3211 8616

Major Subsidiaries

Information
Financial Times Limited
Number One, Southwark Bridge, London SE1 9HL
Tel: 0171 873 3000, Fax: 0171 407 5495
E-mail: firstname.lastname@ft.com

Financial Times Information
Fitzroy House, 13-17 Epworth Street
London EC2A 4DL
Tel: 0171 825 8000, Fax: 0171 251 2725
E-mail: firstname.lastname@ft.com

Les Echos SA
46 rue la Boetie, Paris, 75008 France
Tel: 00 331 4953 6565, Fax: 00 331 4289 1400
E-mail: initiallastname@lesechos.fr

Recoletos Compania Editorial SA
Paseo Recoletos 14-7, 28001 Madrid, Spain
Tel: 00 341 337 3220, Fax: 00 341 337 3825
E-mail: initiallastname@recoletos.es

Pearson Professional Limited
Maple House, 149 Tottenham Court Road
London W1P 9LL
Tel: 0171 896 2000, Fax: 0171 896 2099
E-mail: FirstnameInitial@pearson-pro.com

Education

Addison Wesley Longman Inc
One Jacob Way
Reading, Massachusetts 01867-3999, USA
Tel: 001 617 944 3700, Fax: 001 617 944 9338
E-mail: firstname.initial@awl.com

Addison Wesley Longman Ltd
Edinburgh Gate, Harlow, Essex CM20 2JE
Tel: 01279 623623, Fax: 01279 431059
E-mail: firstname.lastname@awl.co.uk

Entertainment
Penguin Putnum Inc
375 Hudson Street, New York, NY 10014, USA
Tel: 001 212 366 2000, Fax: 001 212 366 2666
E-mail: initiallastname@penguin.com

Penguin Publishing Co Ltd
27 Wrights Lane, London W8 5TZ
Tel: 0171 416 3000, Fax: 0171 416 3099
E-mail: firstname.lastname@penguin.com

The Tussauds Group Limited
Maple House, 149 Tottenham Court Road
London W1P 0DX
Tel: 0171 312 1131, Fax: 0171 465 0864
E-mail: firstname.lastname@tussauds.com

Mindscape Inc
88 Rowland Way, Novato, California 94945, USA
Tel: 001 415 897 9900, Fax: 001 415 897 2747
E-mail: initiallastname@mindscape.com

Pearson New Entertainment Limited
Kingsgate House, 536 Kings Road, London SW10 0TE
Tel: 0171 331 3920, Fax: 0171 331 3929
E-mail: InitialLastname@pne.co.uk

Pearson Television Limited
1 Stephen Street, London W1P 1PS
Tel: 0171 691 6000, Fax: 0171 691 6100
E-mail: firstname.lastname@pearsontv.com

50% Associates
Lazard Brothers & Co., Limited
21 Moorfields, London EC2P 2HT
Tel: 0171 588 2721, Fax: 0171 628 2485

The Economist Group Limited
25 St James's Street, London SW1A 1HG
Tel: 0171 830 7000, Fax: 0171 839 2968

Designed and produced by Michael Peters Limited. Type origination by Wordwork plc. Printed in England by CTD Printers Limited.

                                                                   PEARSON

                                                               Directors' Report
                                                                 & Accounts 1996






                                   accounts

This document contains detailed financial and statutory information that will provide a full understanding of the results and state of affairs of Pearson. It should, however, be read in conjunction with the Annual Report, which contains the Chairman's Statement, Managing Director's Review and a review of the business divisions.



















1     Operating and financial review
14    Report of the Directors
17    Report of the Remuneration Committee
24    Reports of the Auditors
25    Consolidated profit and loss account
26    Consolidated balance sheet
27    Consolidated statement of cash flows
28    Statement of total recognised gains and losses
28    Note of historical cost profits and losses
28    Reconciliation of movements in equity
      shareholders' funds
29    Notes to the accounts
57    Principal subsidiary and associated
      undertakings and investments
58    Five year summary
60    Index to the financial statements

Operating and Financial Review






The following review is divided into two parts. The Operating Review analyses the performance of the Group and each of the three divisions into which it is organised, looking at sales and operating profit, and highlighting significant factors that have contributed to the results. The Financial Review looks at Group interest, tax, earnings and cash flow, treasury management and accounting policies.

OPERATING REVIEW

A fuller discussion on the markets in which the Group operates and likely future developments can be found in the Business Reviews in the 1996 Annual Report.

Group summary

Sales increased by Pounds 355.6 million to Pounds 2,186.0 million. Acquisitions during the year contributed Pounds 203.0 million of sales, the most significant of which was the acquisition of HarperCollins Educational by Addison Wesley Longman which contributed Pounds 166.9 million, or 8% of sales. Discontinued operations relate to the withdrawal of the Group from the UK regional newspaper business following the sale of Westminster Press in December 1996 for Pounds 305 million. During the year Westminster Press contributed Pounds 137.1 million in sales, Pounds 35.3 million in operating profit and Pounds 35.6 million in operating cash flow. Of total sales 38% relates to the Information Division, 25% to the Education Division and 37% to the Entertainment Division.

------------------------------------------------------
                        1996        1995        Change
                     (Pounds in million)         %
------------------------------------------------------
Sales                2,186.0       1,830.4       19

 ......................................................

Operating profit (continuing):

Information             99.1          83.3       19

Education               68.1          31.8      114

Entertainment*          52.5         110.9      (53)

Investment Banking      40.8          39.9        2

Corporate expenses and

other income           (14.5)        (28.3)      49
------------------------------------------------------
Continuing             246.0         237.6        4

Discontinued            35.3          22.0       60
------------------------------------------------------
Total*                 281.3         259.6        8

 ......................................................

Operating cash flow    219.0         146.5       49
------------------------------------------------------

*Excludes Pounds 100 million charge for improper accounting at Penguin USA (see page 2).

Operating profit from continuing operations, excluding the Pounds 100 million charge for improper accounting at Penguin USA, increased by Pounds 8.4 million or 4%. Excluding both the Pounds 100 million charge at Penguin USA and operating losses at Mindscape of Pounds 45.5 million, total operating profits increased by 23%.

Operating and financial review

[CHART APEARS HERE]

The change in operating profits in 1996, when compared with 1995, is due to a number of factors which are analysed in the table below. The increase in operating profits from acquisitions made in 1995 is primarily attributable to Grundy, acquired in May 1995, and Interactive Data Corporation, acquired in August 1995.

                           Group                        Group
                       excluding                    including
                       Mindscape      Mindscape     Mindscape

                                (Pounds in million)
 .............................................................
1995 operating profit      266.5        (6.9)         259.6

Acquisitions in 1995        24.6         0.9           25.5

Acquisitions in 1996        45.5           -           45.5

Discontinued                 8.4           -            8.4

Decrease BSkyB income      (30.1)          -          (30.1)

Channel 5 losses            (5.8)          -           (5.8)

Decrease restructuring      11.7        (5.4)           6.3

Other                      (12.1)      (19.6)         (31.7)

Underlying increase         18.1       (14.5)           3.6

 ............................................................

1996 pre improper

accounting                 326.8       (45.5)         281.3

% increase                    23%                         8%

 ............................................................

Improper accounting       (100.0)          -         (100.0)

1996 operating profit      226.8       (45.5)         181.3

The increase from acquisitions made in 1996 relates primarily to HarperCollins Educational, acquired in April 1996. The increase attributable to the discontinued business relates to Westminster Press.

Following the disposal of its direct stake in BSkyB in 1995, the Group's income from this investment is now derived from interest on its loan stock in BSB Holdings Ltd (BSBH). This amounted to Pounds 2.4 million in 1996 compared with total income of Pounds 32.5 million in 1995.

Other, excluding Mindscape, includes the increase in profits arising on the disposal of the Group's remaining interest in Cedar Fair (see 'Corporate expenses and other income'), losses on Argent, a French personal finance publication launched in January 1996 but closed in August 1996, and increased costs of the Shared Services initiative (see page 3). Excluding Mindscape, all three divisions contributed to the underlying increase in operating profit.

In 1996 Mindscape underwent substantial refocusing and restructuring of its operations. In addition, the accounting treatment in respect of royalty advances and development costs was changed to charge these costs earlier. Prior year figures have not been restated for the change in accounting treatment as the amounts involved are not material to the Group. Of the operating loss for the year of Pounds 45.5 million, Pounds 11.2 million relates to the write-off of abandoned product, Pounds 5.4 million to restructuring costs and Pounds 7.4 million to the change in accounting treatment.

On 13 February 1997 the Group announced that it had uncovered improper accounting at Penguin USA. The problems, dating back to 1991, relate to unauthorised discounts given to customers in return for early payments which had not been

                                                  Operating and financial review


                              [Graph appears here]

correctly recognised in the accounts. This unauthorised practice has had little impact on ongoing sales and operating profits. The charge has been treated as a one-off item and therefore has been excluded from the calculation of adjusted earnings.

Interest payable of Pounds 29.5 million was Pounds 5.6 million higher than in 1995. The increase reflects the acquisitions made during the year, in particular the Pounds 369.2 million acquisition of HarperCollins Educational in April 1996. In addition, a premium of Pounds 10.3 million was paid on the redemption of the Pounds 25 million (13.625%) 2007 Unsecured Loan Stock.

The taxation charge of Pounds 108.6 million represents an effective rate of 30.4%. The effective rate on adjusted earnings of 28.8% is below the UK tax rate due mainly to consortium relief recognised following renegotiation with other partners in BSkyB/BSBH.

At the end of 1995 a decision was made to proceed with a major initiative to combine back office functions across the Group, and a provision for Pounds
16.7 million was set up to cover restructuring costs. This provision will be utilised when the restructuring costs are incurred upon implementation, the main part of which is planned for 1998. During 1996 Pounds 6.9 million was incurred on the Shared Services initiative, of which Pounds 1.9 million was expensed and Pounds 5.0 million was capitalised.

Information Division

                                1996    1995    Change

                           (Pounds in million)     %

 ...........................................................

Sales                            828.7   759.1       9

 ...........................................................

Operating profit (continuing):

FT Newspaper                      16.5     7.4     123

FT Information                    17.3    11.4      52

Les Echos                         (0.3)    3.2       -

Recoletos                         34.9    37.8      (8)

Pearson Professional              18.6    11.5      62

The Economist                     12.1    12.0       1

Westminster Press (discontinued)  35.3    22.0      60

 ...........................................................

Total                            134.4   105.3      28

 ...........................................................

Operating cash flow              122.0    77.3      58

 ...........................................................

Operating margin                    15%     12%     25

Financial Times Newspaper

Advertisement revenues grew by 7% overall and circulation revenues were up 8%, helped by a cover price rise in the UK and record overseas circulation. Average daily copy sales reached 299,000 in 1996 of which 42% were sold overseas. A new web site was opened in April and has already attracted over 250,000 registered users. Cost savings also played an important role in improving trading profits which increased by almost 50%. The closure of the East India Dock printing operation resulted in significant savings that were reinvested in the expanded network of print sites. The tenth such site, in Hong Kong, was opened in March 1996. Further significant cost savings were realised during 1996 resulting in an exceptional charge of Pounds 5.8 million. Despite this exceptional charge,

                                                           [Graph appears here.]

Operating and financial review

[Graph appears here.]

operating profits before associates increased by 123%.

Financial Times Information

Sales from Financial Times Information's financial and business information services increased by 45% in 1996. This included the first full year of sales of Pounds 50.6 million from Interactive Data Corporation, a leading supplier of price data in the capital and securities market, which was acquired in late 1995, and which contributed to strong results from the Asset Management business. Electronic Business Information and Research Products both increased revenue, but the benefit from this was offset by considerable development expenditure, particularly within Research Products. This investment will be continuing in 1997. Overall operating profit was up 52%, mainly reflecting the benefit from Interactive Data Corporation.

Les Echos Group

Overall advertising revenues for Les Echos fell by 2% in depressed advertising markets although financial advertising held up well and Les Echos improved its market share. Circulation grew by 5% and Les Echos is currently the only profitable French business paper. Enjeux, the monthly business magazine, increased revenues by 16% and significantly reduced its losses, and Panorama du Medecin is now operating profitably. Argent, a personal finance publication launched in January, was closed in August because news-stand sales were below initial assumptions. The loss on this venture led to the Les Echos group showing a small loss for the year; without Argent, it would have produced a profit 66% up on 1995.

Recoletos

Pearson increased its stake in Recoletos from 56.7% to 94.2% during 1996. At an average paid circulation of 486,000, the sports paper Marca is the most widely read newspaper in Spain and continues to grow. Advertising pages expanded by 15% as demand for space outstripped supply. Recoletos' margin, however, fell from 33% in 1995 to 27% in 1996, as investments were made in Marca to counteract competitor activity. Developments included a fantasy football league and club, which now has 1.3 million members, new printing centres in Spain and Holland, and regional editions. Expansion continued to be Spain's leading business newspaper, with circulation up 8% in 1996.

Pearson Professional

Sales increased by 8% overall, helped by strong performances from publishing in finance, energy and media. US sales for Churchill Livingstone, the health publishing business, were affected by the squeeze on physicians' incomes which is making trading conditions very difficult for wholesale publishers. Operating profits for Pearson Professional improved by 62% as the medical communications business in Japan, which was disrupted by the Kobe earthquake in 1995, was re-organised and as Pearson Professional focused on growing higher margin activities,

                                                  Operating and financial review
[Chart appears here.]

whilst reducing the cost base through efficiencies in its core businesses. Meanwhile, a small number of margin-enhancing acquisitions were made.

The Economist (50%)

The Economist had another excellent year. Pearson's share of profits amounted to (Pounds) 12.1 million, slightly ahead of last year's record figure. Average circulation reached 640,385 by December 1996 compared to 621,201 in December 1995, an increase of 3%.

Education Division

The Education division consists of Addison Wesley Longman (AWL), Pearson's educational publishing business, which comprises five business units: US School, US College, International, English Language Teaching (ELT) and Consumer.

                       1996    1995     Change

                    (Pounds in million)   %
Sales                  554.3   358.9       54

 ...................................................

Operating profit        68.1    31.8      114

 ...................................................

Operating cash flow     28.3     6.8      316

 ...................................................

Operating margin          12%     8%       50


AWL achieved sales of Pounds 554.3 million in 1996, against Pounds 358.9 million in 1995, an increase of 54%. Pounds 166.9 million of sales or 85% of growth resulted from the acquisition of HarperCollins Educational Publishing, which chiefly impacted US School and US College publishing. The business, excluding HarperCollins Educational, also achieved a healthy organic growth of 9%.

HarperCollins Educational was purchased at the beginning of April 1996 and has now been successfully integrated into Addison Wesley Longman. The operating profit of HarperCollins Educational of Pounds 45.1 million, before restructuring costs of Pounds 15.0 million, is not representative of a full 12 months performance as it excludes the loss making first quarter. However, this loss broadly equates to the charge for restructuring costs, and therefore the operating profit after restructuring costs is approximately equivalent to one full year's trading. The operating cash flow of Pounds 4.5 million, on the other hand, has been reduced by restructuring expenditure and the exclusion of the first quarter, a strong period for collections, and is less than representative of a full year's cash flow.
                                                           [Graph appears here.]
US School

Sales of Pounds 192.9 million were Pounds 113.6 million up on 1995, including Pounds 102.3 million from HarperCollins Educational titles. Sales, excluding HarperCollins Educational, were also up by Pounds 11.3 million or 14%, driven by growth in the school publishing market, by significant increases in sales of elementary maths and science products first published in 1995, and by the introduction of the Waterford Early Reading Program. Profit, excluding HarperCollins Educational, was higher than in 1995 and margins improved through reduced pre-publication cost amortisation.

US College

Sales in the US college market increased by 123% over 1995, to Pounds 112.0 million. Pounds 54.0 of this was
                                                           [Graph appears here.]

Operating and financial review

[Graph appears here]

attributable to HarperCollins Educational titles. Growth in sales elsewhere was also achieved, together with improved profits and margins through tight control on headcount and other discretionary expenses. This was partially offset by higher provisions for obsolescence.

International

The International business comprises all school and college products locally published and/or distributed outside the USA, including the UK. Sales for the business in 1996 were Pounds 125.6 million, up by 29% over 1995 and all international areas contributed to the growth. Profits and margin percentages also rose. HarperCollins Educational accounted for incremental sales of Pounds
9.5 million.

English Language Teaching (ELT)

Worldwide sales of ELT products were Pounds 92.8 million, an increase of Pounds 11.1 million or 13% over 1995. Most of this growth resulted from the first full year's results from Nelson titles, acquired in 1995. Profits improved over 1995 as a result of the Nelson contribution and reduced operating expenses.

Consumer Publishing

Sales for 1996 were Pounds 47.8 million, representing growth of 11% over 1995.
A major contributor was computer-related learning materials, where the increased importance of the Internet and associated programming languages such as JAVA helped to offset the decline in demand of Apple-related products. Take Care of Yourself continued to sell well, reflecting the US focus on health care. Profit and margin for consumer publishing declined because of higher obsolescence reserves and an unfavourable movement in the mix towards higher cost product.

Entertainment Division

                                1996    1995    Change

                           (Pounds in million)      %
 ...........................................................
Sales                          803.0   712.4        13

 ...........................................................

Operating profit:

Penguin*                        31.0    33.6        (8)

Tussauds                        22.2    18.3        21

Mindscape                      (45.5)   (6.9)        -

Pearson New Entertainment        2.4    (0.1)        -

Pearson Television              42.4    66.0       (36)

 ...........................................................

Total*                          52.5   110.9       (53)

 ...........................................................

Operating cash flow             56.5    56.2         1

 ...........................................................

Operating margin                   5%     11%      (55)


*Excludes Pounds 100 million charge for improper accounting at Penguin USA.

Penguin

Penguin acquired Putnam Berkley, one of the leading US publishers of best-selling fiction, for Pounds 201.0 million in December 1996. The acquisition added Pounds 8.5 million in sales during December. In addition to the operating loss of Pounds 1.1 million, a charge of Pounds 4.4 million was made to cover the cost of restructuring in 1997. Putnam Berkley also added Pounds 12.2 million in operating cash flow in the period.

1996 sales of Pounds 380.2 million were up by 3% on a highly successful 1995. A strong list of titles on both sides of the Atlantic contributed to the success.

                                                  Operating and financial review
[Graph appears here.]

Operating profit was down 8% overall, although most of this was due to the absence of any contribution from Eden Toys, which was sold at the end of 1995, and the inclusion of the Putnam Berkley loss mentioned above.

A charge of Pounds 100 million has been made in 1996 to cover the cost of improper accounting at Penguin USA (see page 2).

Tussauds Group

Sales rose 10%, to Pounds 104.6 million, compared with 1995. Admissions to the Group's attractions rose 3% to a record 12.3 million visitors. Madame Tussaud Scenerama in Amsterdam had a record year and saw admissions rise 13%, while in Spain, Port Aventura's second season produced a rise of 11% to over 3 million visits. Increases in visitor spending, notably at Alton Towers and Chessington World of Adventures, was the primary driver in 1996 producing record profits from the existing portfolio of locations.

The new Alton Towers hotel, which opened in the spring of 1996, enjoyed significantly higher occupancy and average room rates than expected in its maiden year. The Group's management contract with, and 40% stake in, Port Aventura contributed with profits of over Pounds 3.1 million in 1996.

Mindscape

Mindscape's sales fell by 12% in 1996, to Pounds 50.3 million, as new management focused on a smaller number of more successful software products in an extremely difficult and competitive market. As foreshadowed at the Annual General Meeting of the Group in May 1996, the company reported an operating loss for the year of Pounds 45.5 million compared with a loss of Pounds 6.9 million in 1995. Pounds 24.0 million of this loss was attributable to the costs associated with restructuring, write-offs of obsolete titles and a change in the accounting treatment of development expenditure, leaving a loss of Pounds 21.5 million for the ongoing business.

Pearson New Entertainment

Sales at Pearson New Entertainment (PNE) grew sharply in 1996, up 26% to Pounds 63.6 million on 1995. Of this sales growth, 40% came from a number of small acquisitions, on which the division spent Pounds 13.8 million, and 60% from existing operations. Future Publishing, the UK's fifth largest magazine publisher, accounted for Pounds 53.7 million of sales. PNE as a whole moved into profit in 1996, with over 60% of profit improvement coming from existing operations, again the remainder coming from acquisitions.

Pearson Television

Sales of Pounds 204.3 million were up 45% on 1995. The international production business accounted for over 70% of sales revenues, benefiting from a full year's contribution from Grundy and the early impact of Alomo and Witzend acquired as part of SelecTV. Television distribution activities were boosted by ACI- also delivering its first full year's returns. Broadcasting operations in the UK and elsewhere continued to provide a valuable contribution, although results were mixed.
                                                           [Graph appears here.]

Operating and financial review

Operating profits for the television business increased by 37%, excluding Pearson's share of Channel 5 start-up costs of Pounds 5.8 million in 1996, and income from BSkyB.

The Group has a 24% economic interest in Channel 5 and has decided to amortise its share of certain Channel 5 initial costs by the end of the 10 year licence period. The Group will equity account for its share of other profits and losses. As a result of this policy the charge to profits in 1996 was Pounds 5.8 million out of a total investment of Pounds 23.8 million.

In February 1997 Pearson Television sold its 10% interest in Television Broadcasts Limited for Pounds 111.1 million, realising a profit of Pounds
6.3 million.

Investment Banking

                        1996    1995    Change
                     (Pounds in million)    %
 ...............................................
Attributable profit     40.8    39.9       2


Lazard

Attributable profits amounted to Pounds 40.8 million following high levels of Corporate Finance activity in the UK together with good performances from Asset Management and Asset Trading. Sustained levels of Corporate Finance activity in New York, as well as growth in Corporate Trading in bonds, equities, high yields and emerging markets and strong Asset Management results, led to another good performance.

Corporate expenses and other income

Corporate expenses and other income at Pounds 14.5 million were Pounds
13.8 million lower than in 1995. This reflects two main factors. First, the increase in income from the sale of the balance of the Group's investment in Cedar Fair, the US theme park company, from Pounds 8.0 million in 1995 to Pounds 15.4 million in 1996. Second, the lower charge relating to the Shared Services initiative, down from Pounds 16.7 million in 1995 to Pounds 1.9 million in 1996.

FINANCIAL REVIEW

Exchange rates

The Group earns a significant proportion of its profits in overseas currencies. The currencies which have the greatest impact on the Group through the translation of overseas profits into sterling are the US dollar and the Spanish peseta (see treasury management below for a discussion on the hedging of capital employed and transactional cash flows). The relevant exchange rates are as follows:

                 Pounds versus US$     Pounds versus peseta

                       1996    1995             1996    1995
 .............................................................

Weighted average for

operating profits      1.58    1.57            199.6   194.9

 .............................................................

Year end rate          1.71    1.55            222.6   188.4


The strengthening of sterling towards the year end had a minimal impact on 1996 results, but if year end rates had prevailed throughout 1996, profit before tax would have been lower by an estimated Pounds 5 million. If the loss at Mindscape is excluded, profit before tax would have been lower by Pounds
10 million.

                                                  Operating and financial review

Interest

Net interest payable increased by Pounds 5.6 million to Pounds 29.5 million.
In addition a Pounds 10.3 million premium was paid to redeem the Pounds 25 million (13.625%) Unsecured Loan Stock 2007 in April. The size of this premium reflected the entitlement of the holders of the Stock to receive a fixed rate of interest well in excess of current fixed rates for a further eleven years. Redeeming this Stock terminated the last remaining requirement for the Group to comply with a Trust Deed which had imposed limitations on borrowings that were inconsistent with (and potentially more restrictive than) all of the Group's other borrowing documents.

The principal reason for the increase in net interest payable was a Pounds
132 million increase in average net debt to Pounds 430 million in 1996. This increase reflected the effect of acquisitions made during 1996 (principally the purchase of HarperCollins Educational in April for Pounds 369 million), as well as the effect of financing for a full year the Pounds 570 million of businesses and investments which were acquired during 1995. These were, however, substantially offset by the interest benefit for a full year of the Pounds
560 million proceeds of the September 1995 disposal of the Group's direct holding in BSkyB.

The effects of changes in interest rates were comparatively small. Lower US dollar interest rates had a small favourable impact on interest payable, which was partly offset by the effect of lower sterling interest rates on the interest receivable from sterling net cash.

The Group's policy is to maintain its annual consolidated net interest cover ratio at a level between 5 and 9 times. For the 1996 financial year this ratio, after deducting the Pounds 100 million charge for improper accounting at Penguin USA from operating profit, was 6.1 times.

Taxation

                                          1996    1995

 ........................................................
                                             %       %

UK tax rate                               33.0    33.0

Effect of BSkyB/BSBH income               (3.5)   (3.8)

Other items                               (0.7)   (1.7)

 ........................................................

Tax rate reflected in adjusted earnings   28.8    27.5

Effect of profits/(losses) excluded

from adjusted earnings                     1.6    (2.1)

 ........................................................

Tax rate reflected in earnings            30.4    25.4

                                                           [Graph appears here.]

The tax charge of Pounds 108.6 million represents an effective rate of 30.4% compared with 25.4% in 1995. The 1995 rate was reduced by the release of Pounds 8.8 million consortium relief to offset tax payable on BSBH income. The 1996 tax rate reflected in adjusted earnings has also been reduced by several one-off factors: the rate reflected in adjusted earnings has been reduced by Pounds 8.8 million of consortium relief now recognised in the profit and loss account following renegotiation with the other partners in BSBH; there is no tax payable on the profit of Pounds 231.3 million arising on the sale of Westminster Press; the Group has tax losses,
                                                           [Graph appears here.]

Operating and financial review

[PIE CHART APPEARS HERE]

arising in the US, which have not been utilised or recognised in 1996 but are available to carry forward against taxable profits in future years. Accordingly the Group has decided not to recognise tax relief on the Pounds 100 million charge for improper accounting at Penguin USA and has also written off to profit deferred tax assets totalling Pounds 36.6 million.

A comprehensive worldwide tax review was carried out during 1996 aimed at further developing tax strategy and tax planning opportunities.

Minority interests

Minority interests decreased from Pounds 11.3 million in 1995 to Pounds 7.7 million in 1996 due to the acquisition of an additional stake in Recoletos taking the Group's holding to 94.2%.

Adjusted earnings and dividends

Adjusted earnings per equity share excludes the profits and losses on the sale of fixed assets and businesses, the loan stock redemption premium, the Pounds 100 million charge for improper accounting at Penguin USA and the tax consequences of these items.

The weighted average number of shares in issue has increased from 554.4 million in 1995 to 560.8 million in 1996 due to the issue of shares under Executive and Save as you Earn share option schemes and the issue of shares on the acquisition of the additional stake in Recoletos.

Adjusted earnings increased from Pounds 159.6 million in 1995 to Pounds 171.5 million in 1996; adjusted earnings per share increased by 1.8 pence from 28.8p to 30.6 pence in 1996.

An interim dividend of 6.9 pence per ordinary share was paid in November 1996. A final dividend of 11.1 pence per ordinary share is proposed giving a total dividend for the year of 18.0 pence, a 9% increase on 1995. Dividend cover decreased from 2.8 times in 1995 to 2.3 times in 1996 (1.7 times on adjusted earnings).

Cash flow

The table below summarises the Group's main cash flows and is in the format used by management to monitor Group cash flow. The main difference to the FRS1 cash flow presented on page 27 is that operating cash flow, the main measure used, is calculated after the deduction of capital expenditure.

                                          1996    1995
                                   (Pounds in million)
 ........................................................

Operating activities                     291.2   236.4

Net movement in fixed assets             (84.0)  (69.8)

Other                                     11.8   (20.1)

 ........................................................

Operating cash flow                      219.0   146.5

Interest, taxation and dividends        (213.3) (196.8)

 ........................................................

Funds from operations                      5.7   (50.3)

Acquisitions, disposals and non

operating activities                    (409.2)  137.0

 ........................................................

Net movement of funds                   (403.5)   86.7

Net debt at the start of year            (63.4) (146.4)

Exchange                                  36.5    (3.7)

 ........................................................

Net debt at the end of year             (430.4)  (63.4)

Operating and financial review

[PIE CHART APPEARS HERE]

Operating cash flow grew much more strongly than operating profit, as several of the factors that depressed profit performance had no bearing on the cash position. At Pounds 219.0 million, operating cash flow was almost 50% higher than in 1995 and represented around 80% of operating profit, after adjusting for the Penguin charge and income from associates. The increase in operating cash flow is due to a number of factors. 1996 saw both profit and cash generation increase at Addison Wesley Longman, helped by a Pounds 4.5 million operating cash inflow from the HarperCollins Educational acquisition. Overall, the Information Division improved cash collections and saw operating cash flow increase from Pounds 77.3 million to Pounds 122.0 million. Penguin benefited from the receipt of Pounds 12.2 million following the acquisition of Putnam Berkley in December.

Capital expenditure reduced as the new hotel at Alton Towers became operational, but 1996 was absent the cash received in 1995 on the sale of Edinburgh Gate, the UK headquarters of Addison Wesley Longman, giving a net increase in the cash outflow relating to fixed assets.

Dividends paid increased by Pounds 5.0 million reflecting both the larger number of shares in issue and the increase in the dividend amount per share.

The cash outflow due to acquisitions, disposals and non operating activities reflects the purchases of HarperCollins Educational for cash of Pounds 369.2 million, Putnam Berkley for Pounds 200.9 million and Recoletos for Pounds
31.0 million, offset in part by the disposal of Westminster Press for net cash of Pounds 297.0 million.

Treasury management

Treasury policy

The treasury activities of the Group are carried out in accordance with treasury policies which are approved by the board and implemented by the finance director. The treasury department is not operated as a profit centre and is subject to audit. A structure was put in place in 1996 whereby the finance director and a treasury committee of the board receive reports and review and comment upon the treasury policies of the Group.

Borrowings

The Group's policy is to manage the amount of its net debt (i.e. total borrowings less cash and liquid funds) and the level of interest cover in a manner which is consistent with the maintenance of its credit ratings at, or near, their current levels. The Group's current ratings from Standard & Poor's and Moody's are A and A2 respectively for long-term debt and A1 and P1 respectively for short-term debt. The Group's credit ratings for long-term debt were reduced from A+ and A1 respectively following the acquisition of Putnam Berkley in December 1996.

At 31 December 1996, total borrowings amounted to Pounds 729 million, comprising Pounds 379 million of US dollar borrowings and Pounds 210 million of sterling

Operating and financial review

[GRAPH APPEARS HERE]

borrowings, with the remainder in a variety of other currencies.

The Group uses foreign currency debt to hedge a proportion of the value of its overseas assets. The aim is to reduce fluctuations in shareholders' funds resulting from changes in foreign exchange rates.

Net borrowings in a particular currency may be varied if there is some other element of risk for operational reasons, but the normal aim is to hedge around 20% of capital employed in each principal foreign currency.

Long-term financing requirements are met through sterling and US dollar debt issues in the capital markets. A guideline is in place whereby between 25% and 75% (with a norm of 50%) of core borrowings should come from non-bank sources. During 1996 a $750 million medium term note ('MTN') programme was set up in the United States, under which a $250 million 10 year MTN was issued in September 1996. The proceeds from this issue, which was swapped from fixed to floating rates, were used to repay short-term commercial paper borrowings.

The group aims to have a diversity of debt maturity dates to avoid a concentration of refinancing risk in any single period. The guideline is that the weighted average maturity of our core gross borrowings is between three and eight years. It currently stands at 7.2 years.

Short-term funding requirements are met through committed or uncommitted bank facilities and through the US commercial paper programme. At 31 December 1996, committed bank facilities amounted to Pounds 487 million, of which Pounds
325 million had a maturity of over five years. The general guideline is that available undrawn committed bank facilities should be above Pounds 200 million.

Cash

At 31 December 1996, total cash and liquid funds amounted to Pounds 299 million, consisting mainly of sterling and US dollars. Funds which are temporarily surplus to business requirements are invested in a range of money market instruments, including AAA-rated asset-backed securities, with a view to maximising after-tax returns while preserving liquidity and managing counterparty risk. In order to ensure that the portfolio is appropriately diversified, limits for individual issuers and assets are regularly reviewed, having regard inter alia to published credit ratings, and these limits are subject to approval by the finance director.

Interest rate management

Pearson's interest rate exposure arises principally in relation to sterling and the US dollar. Interest rate exposure is managed within parameters agreed by the board, with the principal policy guideline being that the interest rate on at least one third of core sterling and US dollar borrowings should be fixed or capped for around the next five years. Some of this is achieved by borrowing on a fixed rate basis, but in addition

                                                  Operating and financial review

the Group enters into interest rate swaps and forward rate agreements to modify the interest rate reset profile of its borrowing portfolio. At 31 December 1996, 43% of US dollar borrowings were fixed at a weighted average rate of 5.95% and 24% of sterling borrowings were fixed at a weighted average rate of 10.5%. In June 1997 the pro forma proportion of sterling borrowings on a fixed or capped basis will rise to 48%, taking into account the expiration of Pounds 50 million of sterling interest rate swap contracts at that date. In broad terms, a 1% rise in US dollar interest rates would increase the net interest charge by Pounds 2 million, while a 1% rise in sterling interest rates would increase the net interest charge by Pounds 1 million.

Foreign exchange

Foreign currency transactional cash flows are normally hedged on the basis of rolling forecasts for periods of up to twelve months, but unremitted profits are not hedged. Cross border trading flows and other recurring items, such as dividends, giving rise to transactional foreign exchange exposure in the UK amounted to the equivalent of approximately Pounds 84 million in 1996.

Accounting policies and standards

The accounting policies of the Group are shown on pages 29 and 30. These policies remain unchanged and have been applied consistently throughout the year.

During the year FRS1 (Revised 1996) 'Cash Flow Statements' was published by the Accounting Standards Board. The new format of presentation of the cash flow statement contained within the revised Standard has been adopted in these financial statements.

In addition, compliance with FRS8 'Related Party Disclosures' became mandatory during the year. Disclosure of related party transactions and balances is shown in note 28 to the Accounts.

Share price and market capitalisation

The share price ended the year at 749.5 pence, close to its high during the year of 760 pence and well above 1996's low of 601 pence. This represents an increase of 20% on the closing share price of 624 pence at the end of 1995 compared with an increase of nearly 12% in the FTSE 100 index and 25% in the FTSE Media index.

Based on the year end share price of 749.5 pence the market capitalisation of the Group was Pounds 4,280 million.

REPORT OF THE DIRECTORS


The directors have pleasure in presenting their report to shareholders, together with the financial statements for the year to 31 December 1996 on pages 25 to
57. The principal activities of the Group are carried out in three main sectors: information, education and entertainment. More details of these and other activities, the development of the Group and its subsidiaries and likely future developments are given in the Operating and Financial Review on pages 1 to 13 and on pages 4 to 22 of the Annual Report. Sales and profits of the different sectors and geographical markets are given on pages 31 and 32 of this report.


RESULTS AND DIVIDENDS

The profit for the financial year to 31 December 1996 was pound 240.5 million (1995: pound 261.0 million. The profit retained for the year was pound 137.8 million (1995: pound 169.2 million) and has been transferred to reserves. A final dividend of 11.1p per share is proposed for the year to 31 December 1996. This, together with the interim dividend already paid, makes a total for the year of 18.0 pence (1995: 16.5 pence). The final dividend will be paid on 6 June 1997 to shareholders on the register at the close of business on 11 April 1997, the record date.


SIGNIFICANT ACQUISITIONS AND DISPOSALS

During the year, Pearson acquired HarperCollins Educational Publishers and Putnam Berkley in the USA and SelecTV plc in the UK, of which the Alomo and Witzend production businesses have been retained. Pearson also increased its holding in Recoletos from 56.7% to 94.2%. Further disclosure of these transactions can be found in note 23 to the accounts and on pages 1 to 13 of this report.

 In December 1996, Pearson disposed of Westminster Press.


TRANSACTIONS WITH RELATED PARTIES

For transactions with related parties which are reportable under FRS8, including the increase in Pearson's holding in Recoletos, please refer to note 28 to the accounts.


POST BALANCE SHEET EVENTS

In February 1997 Pearson acquired a 50% stake in Business Day and Financial Mail in South Africa for a consideration of pound 11.5 million and sold its 10% stake in Television Broadcasts Ltd in Hong Kong for pound 111.1 million.

  In March Pearson agreed to sell its interests in the satellite and cable channels, UK Gold (20%) and UK Living (25%), to Flextech as part of joint venture agreements between Flextech and the BBC. The sale of these interests involves the payment by Flextech, between now and December 1998, of pound 7.8 million representing the repayment of UK Living loan stock, and Pearson Television receiving 8.8 million Flextech ordinary shares - a total consideration of approximately pound 76 million based on a Flextech share price of 772 pence. Following completion of the transaction, Pearson will own 5.6% of the enlarged share capital of Flextech.

 Further details are given in note 31.


CORPORATE GOVERNANCE

The board has reviewed the Company's procedures in the light of the Code of Best Practice published by the Committee on Financial Aspects of Corporate Governance and, in the opinion of the directors, the Company fully complies with it and has done so throughout the year.


INTERNAL FINANCIAL CONTROL - the board of directors has overall responsibility for the Group's system of internal financial control which it exercises through an organisational structure with clearly defined levels of responsibility and authority and appropriate reporting procedures. This structure includes an audit committee, comprising three non-executive directors, which, with the finance director, has reviewed the effectiveness of the internal financial control environment of the Group. The audit committee meets regularly and considers, inter alia, reports from internal and external auditors covering such matters.

   On 13 February 1997 we announced the discovery of the breakdown of certain internal controls at Penguin USA, which allowed the unauthorised practice of offering discounts to certain customers in exchange for early payment of invoices. Swift action was taken to stop this irregular practice and to determine how and why the accounting irregularities, which are described in greater detail in the Finance Director'ss Review on pages 26 to 28 of the Annual Report, were not detected. A thorough review of the Group'ss control procedures is currently being undertaken in order to ensure, as far as possible, that such an event cannot recur. On the evidence presented so far, both the directors and the auditors believe that the systems and controls in the Group are generally of high quality. However, it must be recognised that no internal control system can provide absolute assurance against misstatement or loss.


The following are the main elements of the Group's control systems:


FINANCIAL REPORTING - there is a comprehensive budgeting system with an annual budget approved by the directors. Monthly trading results and indebtedness are reported against the corresponding figures for the budget and the previous year with corrective action taken by the directors as appropriate. More detailed financial information, including balance sheets and cash flow statements, is provided quarterly.

TREASURY MANAGEMENT - the treasury department operates within board approved policies. Major transactions are authorised outside the department at the requisite level and there is an appropriate segregation of duties. Frequent reports are made to the group finance director and quarterly summaries are prepared for the board.


RISK MANAGEMENT - the identification of major business risks is carried out in conjunction with operating management and steps are taken to mitigate or eliminate these where possible. In addition the Group provides insurance cover either through its captive insurance subsidiary or externally depending on the scale of the risk in question.


OPERATING COMPANY SYSTEMS - each operating company maintains financial controls and procedures appropriate to its own business environment and carries out local treasury activities, in both cases conforming to overall standards and guidelines.


SELF ASSESSMENT - each year relevant senior executives and chief executives of operating units are required to confirm in writing compliance with appropriate standards of internal financial control in their respective areas.


INTERNAL AUDIT - the Group has a centralised internal audit department with operations located both in the UK and the US, which reviews systems and procedures in all major operating companies and reports regularly to the audit committee.


GOING CONCERN - having reviewed the Group's liquid resources and borrowing facilities and the 1997 and 1998 cash flow forecasts contained in the Group budget for 1997, the directors believe that the Group has adequate resources to continue as a going concern for the foreseeable future. For this reason, the financial statements have, as usual, been prepared on a going concern basis.


AUDITORS - the report of the auditors on corporate governance matters is set out on page 24.


DIRECTORS

The directors are shown in the Report of the Remuneration Committee on pages 17 to 23 together with details of their interests in ordinary shares and options of Pearson plc. Six directors will retire by rotation at the Annual General Meeting. Of these, David Veit, Reuben Mark and Gill Lewis, being eligible, will offer themselves for re-election for a further three years. In addition, Lord Blakenham, Frank Barlow and Mark Burrell retire by rotation but will not seek re-election. Sir Simon Hornby will also retire at the end of the AGM. Marjorie Scardino, who was appointed to the board on 1 January 1997, retires from office in accordance with article 77 of the Company's articles of association and, being eligible, offers herself for re-appointment. For details of directors' service contracts, see page 18.

  No director was materially interested in any contract of significance to the Company's business.


NOMINATION PROCESS FOR NON-EXECUTIVE DIRECTORS

The nomination and appointment of non-executive directors is included in the items reserved for the full board.


INSURANCE OF OFFICERS OF THE COMPANY

During the year to 31 December 1996 the Company continued to provide liability insurance for its officers.


SUPPLIER PAYMENT POLICY

The Company aims to pay all of its suppliers within a reasonable period of their invoices being received and in any case within the supplier's own standard payment period. Operating companies are responsible for agreeing the terms and conditions under which business transactions with their suppliers are conducted.


EMPLOYMENT

The Group employs 20,745 people, of whom 10,851 are employed in the UK. The employment policies of the Group embody the principles of equal opportunity and are designed to meet the needs of operating companies and comply with local regulations in their areas of operation. This means that the sole criterion for selection and promotion is the individual's suitability for the position of employment offered, including consideration of disabled persons for employment, training, career development and promotion on the basis of their aptitudes and abilities.


TRAINING AND DEVELOPMENT - the Group is committed to the continuous improvement of employee performance by developing skills and expertise through training and development. Each operating company has developed its own in-house programmes and courses to meet the needs of its employees and its business. Pearson also encourages employees to develop their careers by taking up opportunities in other parts of the Group.


ALL-EMPLOYEE SHARE OPTION SCHEME - the Pearson plc `Save As You Earn' Share Option Scheme, introduced for UK employees in 1982 and renewed in 1992, attracts a high level of interest and participation. The most recent grant was taken up by over 1,500 employees, and a cumulative total of more than 23.8 million

REPORT OF THE DIRECTORS


options over ordinary shares has been granted, of which about 6.1 million were outstanding at the end of the year.


COMMUNICATIONS - communications with employees continue to be developed through the distribution of the Pearson magazine, the Chairman's Report to Employees, the introduction of an intranet and the Report to Members of the UK Pension Plan. The various operating companies also have their own channels such as briefing groups, videos, magazines and newsletters.


EUROPEAN EMPLOYEE FORUM - in 1996, Pearson established a European Employee Forum with elected representatives for each of the Pearson Group companies based in Europe. The Forum is intended to provide an arena for the exchange of relevant and appropriate information and the establishment of a constructive dialogue between management and employees on transnational issues which affect them.


CONTRIBUTIONS FOR CHARITABLE AND POLITICAL PURPOSES

In 1996, charitable donations in the UK amounted to pound 568,000 (1995: pound 792,000) and overseas to pound 240,000 (1995: pound 258,000). Political contributions of pound 25,000 were made to each of the Conservative Party and the Labour Party. A contribution of pound 10,000 was made to the Centre for Policy Studies. For further information, see page 23 of the Annual Report.


SHARE CAPITAL

Details of share issues are given in note 21.

  At the Extraordinary General Meeting held on 3 May 1996, the Company was authorised, subject to certain conditions, to acquire up to 55.7 million of its ordinary shares by market purchase. This authority expires on the date of the forthcoming Annual General Meeting. Although circumstances have not merited using it and there are no plans at present to do so, shareholders are being asked to renew this authority.

  At 17 March 1997, beneficial interests amounting to 3% or more of the issued ordinary share capital of the Company notified to the Company comprised:

                                        No. of Shares           %
Companies associated with
Lazard Freres et Cie., Paris             48,129,727          8.42



SCRIP DIVIDEND ALTERNATIVE

The Company operates a scrip dividend scheme under which a total of 868,318 new ordinary shares were issued in respect of the last two dividends in response to elections for shares instead of cash, made by around 5,000 shareholders on each occasion, saving approximately pound 5.7 million in cash and deferring approximately pound 1.4 million of corporation tax. Details of the scrip dividend alternative for the final dividend for 1996 will be sent out to shareholders on 28 April 1997.


CLOSE COMPANY STATUS

The Company is not a close company within the terms of the Income and Corporation Taxes Act 1988.


CAPITAL EXPENDITURE

The analysis of capital expenditure and details of capital commitments are shown in note 10.


ANNUAL GENERAL MEETING

The notice convening the Annual General Meeting to be held at 12 noon on Friday, 2 May 1997 is contained in the enclosed circular.


REGISTERED AUDITORS

In accordance with sections 384 and 390A of the Companies Act 1985 (the Act) resolutions proposing the re-appointment of Price Waterhouse as auditors to the Company, at a level of remuneration to be agreed by the directors, will be put to the shareholders at the Annual General Meeting, special notice having been given pursuant to sections 379 and 391A of the Act.


STATEMENT OF DIRECTORS' RESPONSIBILITIES

Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and Group as at the end of the year and of the profit or loss of the Group for that period. In preparing those financial statements, the directors are required to select suitable accounting policies and apply them consistently and make judgements and estimates that are reasonable and prudent.

  The directors must also state whether applicable accounting standards have been followed and disclose and explain any material departures in the financial statements which must be prepared on the going concern basis unless it is inappropriate to presume that the Group will continue in business. The directors are responsible for the maintenance of adequate accounting records in compliance with the Companies Act 1985, for safeguarding the assets of the Group, and for preventing and detecting fraud and other irregularities.


ANETTE LAWLESS SECRETARY

17 March 1997

REPORT OF THE REMUNERATION COMMITTEE


The committee, which is composed of non-executive directors, is chaired by Sir Simon Hornby. Other members in 1996 were Dennis Stevenson, Gill Lewis and Reuben Mark. In view of his forthcoming appointment as chairman, Dennis Stevenson ceased to be a member of the committee in December 1996.

  The terms of reference of the committee are to decide the remuneration and benefits packages of the executive directors and approve the recommended remuneration and benefits packages of the chief executives of the main operating subsidiaries. The committee determines the annual guidelines for executive long-term incentive plans and recommends the awards to be made under these plans.

  The committee also recommends the chairman's remuneration to the board for its decision.

  The committee confirms that the Company has complied throughout the year with Section A and that it has taken into account Section B annexed to the Listing Rules of the Stock Exchange.


REMUNERATION POLICY FOR EXECUTIVE DIRECTORS

The committee's policy is designed to attract, retain and motivate high calibre senior executives through pay and other arrangements which are competitive and represent best practice, while also relating reward to performance and aligning the interests of directors and senior management with the interests of shareholders.

  The main components are base salary, an annual cash bonus plan, long-term incentives and pension benefits. In addition, the Company provides company car and health care benefits. The Company also provides housing for Marjorie Scardino, who is a US national. Further details of Marjorie Scardino's remuneration can be found below table 2 on page 19.

BASE SALARY - the committee aims to set base salaries in the region of the upper quartile of the range paid to directors and executives in similar positions in comparable companies, in return for above-average performance. This policy was established five years ago when annual bonuses, which had previously been unlimited, were capped. The committee believes salaries should reflect the experience, responsibilities, effectiveness and market value of the individual executives concerned.

ANNUAL BONUS - under the annual bonus plan, bonuses of up to 50% of annual base salary can be earned by reference to performance against financial targets determined by the committee. The committee may also award individual discretionary bonuses. Annual bonuses do not form part of pensionable earnings.

  In 1996, the bonus target for directors was related to the Company's adjusted earnings per share and operating cash flow, with the exception of David Bell and Greg Dyke, part of whose targets were related to the performance of their individual divisions.


LONG-TERM INCENTIVES

The committee considers that long-term incentive plans align the personal interests of directors and executives with those of shareholders.

  The operation of long-term incentive plans for executives is subject to on-going review by the committee taking into account legislative and regulatory developments, particularly with regard to the establishment of performance conditions and evolving best practice.


SHARE OPTION SCHEMES - the Company operates a UK Inland Revenue approved and two United States executive share option schemes. The UK scheme was amended in 1996 to allow unapproved options to be granted in addition to options granted within the new Inland Revenue limit of pound 30,000, but within the normal limit of four times earnings authorised by shareholders.

  Executive options are granted to eligible executives under the 1988 Executive Share Option Scheme and the 1992 United States Executive Share Option Scheme based on guidelines established by the committee on the total number of options which may be granted, the frequency of awards and the progression towards these maxima.

  A `Save As You Earn' share option scheme is also open to all eligible employees in the UK.

INCENTIVE SHARE PLAN - the incentive share plan (the Plan), first introduced on the recommendation of the committee in 1993, is designed to reward executives of the Group in such a way that their total remuneration reflects the relative performance of the Company in terms of the total return received by shareholders over the medium to longer term.

  Under the Plan, participants are conditionally awarded a certain number of Pearson shares which are held in an employee share trust for a specified period, currently three years. At the end of this period, the shares, together with the dividends on these shares, which are taken in the form of scrip and rolled up, can be released depending upon the extent to which previously determined performance conditions, both absolute and in relation to the FTSE 100 index, are met. For existing awards the maximum release of shares is made if the total return to Pearson shareholders exceeds the equivalent average FTSE 100 figure by 25% over the period. The performance criteria are reviewed from time to time to ensure that they remain appropriate. Details of directors' awards under the Plan are set out in table 6 on page 23 of this report.

  To the extent that the Company has provided funds to the trust for the purchase of shares, provision has been made in the accounts for the costs associated with the Plan.

REPORT OF THE REMUNERATION COMMITTEE


SERVICE CONTRACTS

All executive directors have agreements which can be terminated by the Company on 12 months notice, although the earliest expiry date of Marjorie Scardino's employment is 31 December 1999. The committee considered that this initial fixed notice period was appropriate and necessary in order to attract her to the Company as its chief executive. In the event of early termination by the Company without cause of the service agreements of those directors appointed since January 1996, the contracts provide for liquidated damages to be payable, equivalent to 12 months base salary, benefits and a proportion of annual bonus. In the case of Marjorie Scardino, the amount of liquidated damages payable is equivalent to 15 months and 18 months base salary, benefits and a proportion of bonus should her employment be terminated without cause in the first or second year respectively. The committee feels that these provisions for liquidated damages are adequate, but not excessive, compensation for loss of office.


NON-EXECUTIVE DIRECTORS' REMUNERATION

Fees for non-executive directors' duties are determined by the full board with regard to market practice and within the restrictions contained in the articles of association. Fees are reviewed annually with the help of outside advice. Non-executive directors receive no other pay or benefits (other than re-imbursement for expenses incurred in connection with their directorship of the Company) and do not participate in the Company's share option schemes or incentive share plan.

  Since January 1995, non-executive directors have received an annual fee of pound 25,000 each. One overseas-based director is paid a supplement of pound 7,000.


PENSION BENEFITS

Michael Blakenham, Frank Barlow, Mark Burrell and James Joll are members of the non-contributory Pearson Section of the Pearson Group Pension Plan, which is now closed to new membership.

  They are entitled to pensions of two thirds of final base salary at the normal retirement age of 62 and like all other plan members may retire with company consent at age 60 without any early retirement reduction. In 1988 (on the formation of the Pearson Group Pension Plan) all former members of the S. Pearson & Son Pension Scheme, including Michael Blakenham, James Joll and Mark Burrell, received pension enhancements equivalent to 40% of accrued service to 1 August 1988. The combined pension benefits are within Inland Revenue limits.

  The Company contributed a total of Pound 97,965 in matching the additional voluntary contributions (AVCs) made by the above directors.

  The pensions of James Joll and Frank Barlow are augmented with effect from their retirement dates of 31 December 1996 (James Joll) and 2 May 1997 (Frank Barlow). The costs of these augmentations are pound 250,000 for James Joll and pound 253,333 for Frank Barlow.

  David Veit's pension arrangements are based in the United States and $239,967 was allocated in respect of his pension plan in 1996.

  David Bell, John Makinson and Greg Dyke are members of the Final Pay Section of the Pearson Group Pension Plan, which has a member contribution rate of 5% of pensionable salary. David Bell is eligible for a pension from the plan of two thirds of final base salary at normal retirement date, due to his transferred service from the Financial Times. Both John Makinson and Greg Dyke are subject to the pensions earnings cap introduced by the Finance Act 1989. It is anticipated that John Makinson will receive a pension of two thirds of capped salary at normal retirement date (inclusive of benefits transferred from his previous pension scheme).

  John Makinson and Greg Dyke are entitled to supplements of 31.1% and 50% of annual base salary respectively to compensate them for pension benefits which cannot be provided from the plan because of the pensions cap regulations.

  All the executive directors are also eligible for dependants' pensions and a lump sum payment on death in service.

  Details of directors' pension arrangements are set out in table 3 on page 20 of this report.



Table 1
-----------------------------------------------------------------------------------------------------------------------------------
                                                           1996       1995       1994       1993       1992       1991        1990
                                                          pound      pound      pound      pound      pound      pound       pound
DIRECTORS EMOLUMENTS:                                     000's      000's      000's      000's      000's      000's       000's
-----------------------------------------------------------------------------------------------------------------------------------
Base salaries                                             1,996      1,383      1,270      1,186      1,057      1,007        953
Bonus                                                       173          -        635        593         55         60          -
Three year incentive share plan                               -      1,687          -          -          -          -          -
Other emoluments                                            945        287         353       392        292        251        224
Fees to non-executive directors                             210        224         212       219        141        124        122
TOTAL                                                     3,324      3,581       2,470     2,390      1,545      1,442      1,299
------------------------------------------------------------------------------------------------------------------------------------

Other emoluments comprised any pension contributions and augmentations, compensation for early termination of contract and company car and health care benefits.

  The shares awarded in 1993 under the Company's three year incentive share plan were released on 8 August 1996. The share price on 8 August was lower than the price reported in the 1995 Directors' Report and Accounts. However, this decrease was not deemed to be material.

Table 2

REMUNERATION OF THE DIRECTORS:

Excluding contributions to approved pension funds and compensation for early termination of contract, directors' remuneration was as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                    1996                       3-year     1996           1995                     3-year     1995
                             Salary/fees     Bonus    Other       ISP    Total    Salary/fees    Bonus    Other      ISP    Total*
                                   pound     pound    pound     pound    pound          pound    pound    pound    pound    pound
NAME:                              000's     000's    000's     000's    000's          000's    000's    000's    000's     000's
-----------------------------------------------------------------------------------------------------------------------------------
Executive directors:
Michael Blakenham                    315         -       38         -      353            300        -       37      413       750
Frank Barlow                         380         -       41         -      421            330        -       40      413       783
David Bell+                          179        12       10         -      201              -        -        -        -         -
Mark Burrell                         207         -       42         -      249            200        -       42      287       529
Greg Dyke+                           183       100      108         -      391              -        -        -        -         -
James Joll                           250         -       38         -      288            230        -       37      287       554
John Makinson+                       179        61       16         -      256              -        -        -        -         -
David Veit                           303         -       10         -      313            323        -       11      287       621

Non-executive directors:
Michel David-Weill                    25         -        -         -       25             25        -        -        -        25
Pehr Gyllenhammar                     25         -        -         -       25             30        -        -        -        30
Jean-Claude Haas+                     11         -        -         -       11             32        -        -        -        32
Sir Simon Hornby                      25         -        -         -       25             25       25        -        -        25
Gill Lewis                            25         -        -         -       25             30        -        -        -        30
Reuben Mark                           32         -        -         -       32             32        -        -        -        32
Vernon Sankey                         25         -        -         -       25             25        -        -         -       25
Dennis Stevenson                      25         -        -         -       25             25        -        -         -       25
David Verey+                          17         -        -         -       17              -        -        -         -        -
-----------------------------------------------------------------------------------------------------------------------------------

*The incentive share plan release relating to the three-year period 1993-1995 is included in the total 1995 remuneration figure.

+David Bell, Greg Dyke and John Makinson were appointed to the board on 15 March 1996. David Verey became a non-executive director on 3 May 1996. Jean-Claude Haas retired from the board on 3 May 1996. In the case of David Bell, Greg Dyke and John Makinson, the emoluments shown relate to the ten-month period from March to December 1996, with the exception of bonus, which relates to the full year.

A sum of pound 250,000 was paid to James Joll as compensation for early termination of his contract, which had a three-year notice period. In addition his pension was augmented with effect from his retirement date at a capital cost of pound 250,000.

     Marjorie Scardino joined the board and became chief executive on 1 January 1997, at a base salary of pound 396,500, although for pension and bonus purposes, her salary is deemed to be pound 425,000 (so as to include an element of the housing benefit referred to below). She received a joining bonus of pound 130,000 in consideration of the loss of potential benefits with her previous employer. She participates in the annual bonus plan and the incentive share plan, under which she will be conditionally awarded shares to the value of pound 300,000 in 1997, pound 200,000 in 1998 and pound 200,000 in 1999. Housing is provided at an initial annual cost to the Company of pound 60,500 and she receives a pension supplement of 25% of salary to provide for benefits in excess of the pensions earnings cap.

     Dennis Stevenson will receive annual fees of pound 240,000 on becoming chairman on 2 May 1997. He will also participate in the incentive share plan, under which he will be conditionally awarded shares to the value of pound 300,000 upon appointment and pound 200,000 one year later, each vesting over five years. Dennis Stevenson's fees for 1996 were paid to SRU Limited.

     Frank Barlow was the highest paid director in 1996. His total remuneration, including pension contributions, amounted to pound 421,346. The chairman's total remuneration, including pension contributions, amounted to pound 352,979.

REPORT OF THE REMUNERATION COMMITTEE


Table 3
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Increase in
                                                                                         Accrued pension             accrued pension
                                                                    Years of         31.12.95*      31.12.96         over the period
                                                                 pensionable            pound          pound                   pound
DIRECTORS' PENSIONS:                                                 service         000's pa       000's pa                000's pa
------------------------------------------------------------------------------------------------------------------------------------
Michael Blakenham                                                         31            231.1          248.7                    17.6
Frank Barlow                                                              29            216.9          250.1                    33.2
David Bell                                                                24             91.6           95.6                     4.0
Mark Burrell                                                              34            157.4          166.3                     8.9
Greg Dyke                                                                  2              1.2            2.3                     1.1
James Joll                                                                17            185.0          205.6                    20.6
John Makinson                                                              3              5.7            7.1                    1.4
David Veit                                                                35            116.8          128.2                   11.4
------------------------------------------------------------------------------------------------------------------------------------

*Or date of director's appointment, if later.

The accrued pension figures in the above table relate only to the normal entitlements (excluding the effect of augmentations and supplements paid to `capped' directors) from the Pearson Group Pension Plan in respect of each of the directors other than David Veit, whose pension arrangements are based in the United States.

  For further information relating to pensions generally, please refer to page 18 of this report.


Table 4
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Maximum number
                                                                                                                of shares in lieu of
                                                                   Options             Incentive share plan+-          adjustment on
INTERESTS OF                  Ordinary shares                  Ordinary shares            Ordinary shares              Royal Doulton
DIRECTORS WERE:            31.12.96*      1.1.96**          31.12.96*      1.1.96**    31.12.96*      1.1.96**              Demerger
------------------------------------------------------------------------------------------------------------------------------------
Michael Blakenham           138,214      101,580             417,454      417,454       31,926       72,919                 12,908
(non beneficial)            129,040      129,040                   -            -            -            -                      -
Frank Barlow                 38,750        6,939             419,794      419,794        25,107      72,919                 11,235
David Bell                    9,303        8,348             111,156       85,469         6,790       6,620                    628
Mark Burrell                791,674    1,032,504             283,339      282,799        15,222      50,276                  9,840
(non beneficial)             65,040       65,040                   -            -             -           -                      -
Michel David-Weill+      48,129,727   48,129,727                   -            -             -           -                      -
Greg Dyke                         -            -             106,900       73,300         6,790       6,620                      -
Pehr Gyllenhammar                 -            -                   -            -             -           -                      -
Jean-Claude Haas             29,537       29,537                   -            -             -           -                      -
Sir Simon Hornby              4,000        4,000                   -            -             -           -                      -
James Joll                   25,494        2,093             155,846      155,847         9,160      50,276                  4,541
Gill Lewis                        -            -                   -            -             -           -                      -
John Makinson                 1,000            -             103,784       68,000             -           -                      -
Reuben Mark                   7,600        7,600                   -            -             -           -                      -
Vernon Sankey                     -            -                   -            -             -           -                      -
Dennis Stevenson             38,000        8,000                   -            -             -           -                      -
David Veit                  253,602      107,712             245,380      348,869        31,892      50,276                      -
David Verey                       -            -                   -            -             -           -                      -
---------------------------------------------------------------------------------------------------------------------------------

+Mr David-Weill's interests include 48,088,523 ordinary shares owned by companies associated with Lazard Freres et Cie., Paris.

*Or date of retirement, if earlier.

**Or date of appointment, if later.

++A full explanation of this plan is given on page 17. The number of shares shown represents the maximum number of shares, plus accumulated scrip dividend shares, comprised in the original award which may be transferred to the individual concerned.

Executive directors of the Company, as possible beneficiaries, are also deemed to be interested in the Pearson Employee Share Trust, the trustee of which held 149,933 Pearson ordinary shares of 25 pence each at 31 December 1996 and 148,395 ordinary shares at 17 March 1997, the latest practicable date prior to the printing of this report.

  Marjorie Scardino was appointed to the board with effect from 1 January 1997, at which date she had no interests in Pearson securities. On 16 January 1997, she acquired 10,000 ordinary shares of 25 pence each in the Company. Also on 16 January 1997, John Makinson acquired a further 2,000 ordinary shares of 25 pence each, taking his total holding to 3,000 shares.

REPORT OF THE REMUNERATION COMMITTEE

Table 5
-------------------------------------------------------------------------------------------------------------------
                                          Options     Exercise                          Market price*      OPTIONS
MOVEMENTS IN DIRECTORS'       Date of       held        price      Options   Options      on day of        HELD AT
INTERESTS IN SHARE OPTIONS     Grant      at 1.1.96    (pence)+    granted   exercised    exercise         31.12.96
-------------------------------------------------------------------------------------------------------------------
Michael Blakenham             21.04.89    150,000         353            -           -             -        150,000
UK Executive                  24.04.90    220,000         329            -           -             -        220,000
                              06.05.94      4,300         635            -           -             -          4,300
                              20.04.95     39,400         545            -           -             -         39,400
SAYE                          04.10.91      3,754         299            -           -             -          3,754
-------------------------------------------------------------------------------------------------------------------
                                              417         454                                               417,454
-------------------------------------------------------------------------------------------------------------------
Frank Barlow
UK Executive                  21.04.89    100,000         353            -           -             -        100,000
                              24.04.90    220,000         329            -           -             -        220,000
                              06.05.94     63,900         635            -           -             -         63,900
                              20.04.95     29,800         545            -           -             -         29,800
SAYE                          04.10.91      3,754         299            -           -             -          3,754
                              08.10.92      1,549         242            -           -             -          1,549
                              19.05.95        791         436            -           -             -            791
-------------------------------------------------------------------------------------------------------------------
                                          419,794                                                           419,794
-------------------------------------------------------------------------------------------------------------------
David Bell                    06.05.94     50,000         635            -           -             -         50,000
UK Executive                  24.04.95     29,300         545            -           -             -         29,300
                              08.08.96          -         654       26,500           -             -         26,500
SAYE                          12.10.90      1,409         265            -       1,409           728              -
                              04.10.91      1,250         299            -           -             -          1,250
                              08.10.92      2,324         242            -           -             -          2,324
                              19.05.95      1,186         436            -           -             -          1,186
                              23.05.96          -         578          596           -             -            596
-------------------------------------------------------------------------------------------------------------------
                                           85,469                                                           111,156
-------------------------------------------------------------------------------------------------------------------
Mark Burrell                  21.04.89    100,000         353            -           -             -        100,000
UK Executive                  24.04.90    180,000         329            -           -             -        180,000
SAYE                          04.10.91      1,250         299            -       1,250           711              -
                              08.10.92      1,549         242            -           -             -          1,549
                              23.05.96          -         578        1,790           -             -          1,790
-------------------------------------------------------------------------------------------------------------------
                                          282,799                                                           283,339
-------------------------------------------------------------------------------------------------------------------
Greg Dyke                     20.04.95     73,300         545            -           -             -         73,300
UK Executive                  08.08.96          -         654       33,600           -             -         33,600
-------------------------------------------------------------------------------------------------------------------
                                           73,300                                                           106,900
-------------------------------------------------------------------------------------------------------------------
James Joll                    24.04.90    120,000         329            -           1           717        119,999
UK Executive                  06.05.94      2,400         635            -           -             -          2,400
                              20.04.95     25,700         545            -           -             -         25,700
SAYE                          08.10.92      7,747         242            -           -             -          7,747
-------------------------------------------------------------------------------------------------------------------
                                          155,847                                                           155,846
-------------------------------------------------------------------------------------------------------------------

Table 5 continued
-------------------------------------------------------------------------------------------------------------------
                                          Options     Exercise                          Market price*      OPTIONS
MOVEMENTS IN DIRECTORS'       Date of       held        price      Options   Options      on day of        HELD AT
INTERESTS IN SHARE OPTIONS     Grant      at 1.1.96    (pence)+    granted   exercised    exercise         31.12.96
-------------------------------------------------------------------------------------------------------------------
John Makinson                 06.05.94     50,000         635            -           -             -         50,000
UK Executive                  20.04.95     18,000         545            -           -             -         18,000
                              08.08.96          -         654       32,800           -             -         32,800
SAYE                          23.05.96          -         578        2,984           -             -          2,984
-------------------------------------------------------------------------------------------------------------------
                                           68,000                                                           103,784
-------------------------------------------------------------------------------------------------------------------
David Veit                    21.04.89    103,489         341            -     103,489           661              -
US Executive                  24.04.90    103,489         317            -           -             -        103,489
                              11.05.90     82,791         334            -           -             -         82,791
                              20.04.95     59,100         545            -           -             -         59,100
-------------------------------------------------------------------------------------------------------------------
                                          348,869                                                           245,380
-------------------------------------------------------------------------------------------------------------------

+The exercise prices have been rounded down to the nearest whole penny for ease of reference.

*Mid-market quotation at close of business on the date of exercise, rounded down to the nearest whole penny.

No options lapsed during the year. The mid-market price of the shares at 31 December 1996 was 749p and the range during 1996 was 601p to 760p.

  Outstanding UK executive options become exercisable on the third anniversary of the grant and lapse if they remain unexercised after the tenth.

  Outstanding US executive options granted before May 1990 became exercisable on the third anniversary of the grant and lapse if they remain unexercised after the seventh. Options granted from May 1990 onwards become exercisable on the third anniversary of the grant and lapse if they remain unexercised after the tenth.

  SAYE options become exercisable on the fifth or seventh anniversary of the grant and lapse if not exercised within six months of that anniversary.

  In all the above cases, special rules apply if a director ceases to be employed by the Company.

Table 6
-------------------------------------------------------------------------------------------------------------------
                                               Maximum
                                           conditional
MOVEMENTS IN                 No. of          awards in             No. of                    Market          NO. OF
DIRECTORS' INTERESTS         shares     1996 including             shares        No. of    price on          SHARES
UNDER THE INCENTIVE     outstanding     scrip dividend         vested and        shares     date of     OUTSTANDING
SHARE PLAN               at 1.1.96*     on Plan shares+          released        lapsed     release     AT 31.12.96
-------------------------------------------------------------------------------------------------------------------
Michael Blakenham            72,919             19,139             60,132             -         648p         31,926
Frank Barlow                 72,919             12,320             60,132             -         648p         25,107
David Bell                    6,620                170                  -             -           -           6,790
Mark Burrell                 50,276              6,705             41,759             -         648p         15,222
Greg Dyke                     6,620                170                  -             -           -           6,790
James Joll                   50,276                643             41,759             -         648p          9,160
John Makinson                     -                  -                  -             -           -               -
David Veit                   50,276             23,375             41,759             -         648p         31,892
-------------------------------------------------------------------------------------------------------------------

*Or the date of appointment, if later.

+The award as stated is the maximum number of shares which may vest, subject to various performance conditions as described on page 17 being fulfilled.

REPORT OF THE AUDITORS ON CORPORATE GOVERNANCE MATTERS


TO THE DIRECTORS OF PEARSON PLC

In addition to our audit of the financial statements we have reviewed your statements in the Directors' Report on pages 14 and 15 concerning the Group's compliance with the paragraphs of the Cadbury Code of Best Practice specified for our review by the London Stock Exchange and the adoption of the going concern basis in preparing the financial statements. The objective of our review is to draw attention to non-compliance with Listing Rules 12.43(j) and 12.43(v), if not otherwise disclosed.


BASIS OF OPINION

We carried out our review having regard to guidance issued by the Auditing Practices Board. That guidance does not require us to perform the additional work necessary to, and we do not, express any opinion on the effectiveness of either the Group's system of internal financial control or corporate governance procedures nor on the ability of the Group to continue in operational existence.


OPINION

In our opinion, your statements on internal financial control and on going concern on pages 14 and 15 have provided the disclosures required by the Listing Rules referred to above and are consistent with the information which came to our attention as a result of our audit work on the financial statements.

In our opinion, based on enquiry of certain directors and officers of the Company and examination of relevant documents, your statement on page 14 appropriately reflects the Group's compliance with the other aspects of the Code specified for our review by Listing Rule 12.43(j).


PRICE WATERHOUSE

Chartered Accountants
London, 17 March 1997


REPORT OF THE AUDITORS TO THE MEMBERS OF PEARSON PLC

We have audited the financial statements on pages 25 to 57 (including the additional disclosures on pages 17 to 23 relating to the remuneration of the directors of Pearson plc specified for our review by the London Stock Exchange) which have been prepared under the historical cost convention and the accounting policies set out on pages 29 and 30.


RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 16, the Company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.


BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

  We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.


OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the Company and the Group at 31 December 1996 and of the profit and cash flows of the Group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.


PRICE WATERHOUSE

Chartered Accountants and Registered Auditors
London, 17 March 1997

                                                            Financial statements


Consolidated Profit and Loss Account
for the year ended 31 December 1996

------------------------------------------------------------------------------------------------------------------------------------
                                ________________________________ 1996 ______________  ________________________ 1995 ________________
                                             OPERATING          OTHER                      Operating          Other
                                            ACTIVITIES          ITEMS          TOTAL      activities          items          Total
                                 Notes  POUNDS MILLION POUNDS MILLION POUNDS MILLION  Pounds million Pounds million Pounds million
------------------------------------------------------------------------------------------------------------------------------------
SALES
Continuing operations                         1,845.9            --       1,845.9         1,687.1            --        1,687.1
Acquisitions                                    203.0            --         203.0              --            --             --
------------------------------------------------------------------------------------------------------------------------------------
                                              2,048.9            --       2,048.9         1,687.1            --        1,687.1
Discontinued operations                         137.1            --         137.1           143.3            --          143.3
------------------------------------------------------------------------------------------------------------------------------------
TOTAL SALES                          2        2,186.0            --       2,186.0         1,830.4            --        1,830.4
Cost of sales                        3       (1,064.1)           --      (1,064.1)         (939.7)           --         (939.7)
------------------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                  1,121.9            --       1,121.9           890.7            --          890.7
Net operating expenses - normal      3         (853.3)           --        (853.3)         (627.7)           --         (627.7)
Net operating expenses -
exceptional                          3          (40.4)       (100.0)       (140.4)          (46.7)           --          (46.7)
Net income from partnerships and
associated undertakings             11           53.1            --          53.1            43.3            --           43.3
------------------------------------------------------------------------------------------------------------------------------------
OPERATING PROFIT
Continuing operations                           219.9        (100.0)        119.9           237.6            --          237.6
Acquisitions                                     26.1            --          26.1              --            --             --
------------------------------------------------------------------------------------------------------------------------------------
                                                246.0        (100.0)        146.0           237.6            --          237.6
Discontinued operations                          35.3            --          35.3            22.0            --           22.0
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING PROFIT               2          281.3        (100.0)        181.3           259.6            --          259.6
Continuing operations:
Profit/(loss) on sale of fixed
assets                               4             --         (14.1)        (14.1)             --         123.4          123.4
Profit/(loss) on sale of
businesses                           5             --          (1.9)         (1.9)             --           6.0            6.0
Discontinued operations:
Profit on sale of Westminster
Press                                5             --         231.3         231.3              --            --             --
------------------------------------------------------------------------------------------------------------------------------------
PROFIT BEFORE INTEREST                          281.3         115.3         396.6           259.6         129.4          389.0
NET INTEREST PAYABLE                 6          (29.5)           --         (29.5)          (23.9)           --          (23.9)
Loan stock redemption premium        6             --         (10.3)        (10.3)             --            --             --
------------------------------------------------------------------------------------------------------------------------------------
PROFIT BEFORE TAXATION                          251.8         105.0         356.8           235.7         129.4          365.1
Taxation                             7          (72.6)        (36.0)       (108.6)          (64.8)        (28.0)         (92.8)
------------------------------------------------------------------------------------------------------------------------------------
PROFIT AFTER TAXATION                           179.2          69.0         248.2           170.9         101.4          272.3
Equity minority interests                        (7.7)           --          (7.7)          (11.3)           --          (11.3)
------------------------------------------------------------------------------------------------------------------------------------
PROFIT FOR THE FINANCIAL YEAR                   171.5          69.0         240.5           159.6         101.4          261.0
DIVIDENDS ON EQUITY SHARES           8         (102.7)           --        (102.7)          (91.8)           --          (91.8)
------------------------------------------------------------------------------------------------------------------------------------
PROFIT RETAINED                     22           68.8          69.0         137.8            67.8         101.4          169.2
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
ADJUSTED EARNINGS/
TOTAL EARNINGS PER EQUITY SHARE                  30.6 pence    12.3 pence    42.9 pence      28.8 pence    18.3 pence     47.1 pence
------------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS PER EQUITY SHARE                       18.0 pence       --         18.0 pence      16.5 pence      --           16.5 pence
------------------------------------------------------------------------------------------------------------------------------------
Average number of shares (millions)             560.8          560.8        560.8           554.4         554.4          554.4
------------------------------------------------------------------------------------------------------------------------------------

In order to show results from operating activities an adjusted earnings per equity share has been calculated which excludes profits on the sale of fixed assets and businesses (see notes 4 and 5), the loan stock redemption premium (see note 6), the Pounds 100 million charge for improper accounting at Penguin USA (see note 2) and the tax consequences of these items.

Financial statements


Consolidated Balance Sheet
as at 31 December 1996

---------------------------------------------------------------------------------------------------------
                                                                                  1996              1995
                                                               Notes    POUNDS MILLION    Pounds million
---------------------------------------------------------------------------------------------------------
FIXED ASSETS
Tangible assets                                                   10             484.0             530.1
Investments:
Partnerships and associated undertakings                          11             182.6             167.3
Other                                                             12             242.0             228.2
---------------------------------------------------------------------------------------------------------
                                                                                 908.6             925.6
---------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Stocks                                                            13             360.7             289.9
Debtors                                                           14             669.8             672.0
Investments                                                       15               7.9               8.3
Cash and liquid funds                                             16             299.0             672.0
---------------------------------------------------------------------------------------------------------
                                                                               1,337.4           1,642.2
---------------------------------------------------------------------------------------------------------
Creditors - amounts falling due within one year:
Short-term borrowing                                              17            (174.2)           (261.0)
Other creditors                                                   18            (919.8)           (826.7)
---------------------------------------------------------------------------------------------------------
                                                                              (1,094.0)         (1,087.7)
---------------------------------------------------------------------------------------------------------
NET CURRENT ASSETS                                                               243.4             554.5
---------------------------------------------------------------------------------------------------------
TOTAL ASSETS LESS CURRENT LIABILITIES                                          1,152.0           1,480.1
Creditors - amounts falling due after more than one year:
Medium and long-term borrowing                                    17            (555.2)           (474.4)
Other creditors                                                   18             (15.1)            (15.9)
---------------------------------------------------------------------------------------------------------
                                                                                (570.3)           (490.3)
Deferred taxation                                                 19             (30.3)             (0.6)
Other provisions for liabilities and charges                      20            (159.1)           (133.8)
---------------------------------------------------------------------------------------------------------
Net assets                                                                       392.3             855.4
---------------------------------------------------------------------------------------------------------
CAPITAL AND RESERVES
Called up share capital                                           21             142.8             139.1
Share premium account                                             22             129.5              48.7
Revaluation reserve                                               22               5.4               6.9
Other reserves                                                    22               1.2               1.4
Profit and loss account                                           22             109.7             637.1
---------------------------------------------------------------------------------------------------------
EQUITY SHAREHOLDERS' FUNDS                                                       388.6             833.2
EQUITY MINORITY INTERESTS                                                          3.7              22.2
---------------------------------------------------------------------------------------------------------
                                                                                 392.3             855.4
---------------------------------------------------------------------------------------------------------

The financial statements were approved by the board of directors on 17 March 1997 and signed on its behalf by

BLAKENHAM

J MAKINSON

                                                            Financial statements


Consolidated Statement of Cash Flows
for the year ended 31 December 1996

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     1996               1995
                                                                                                                    restated
                                                                                  Notes    POUNDS MILLION     Pounds million
-----------------------------------------------------------------------------------------------------------------------------
NET CASH INFLOW FROM OPERATING ACTIVITIES                                            25             291.2              236.4
-----------------------------------------------------------------------------------------------------------------------------
Interest received                                                                                    45.6               37.7
Interest paid                                                                                       (76.0)             (67.7)
Dividends paid to minority interests                                                                 (6.1)             (10.8)
-----------------------------------------------------------------------------------------------------------------------------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE                                                     (36.5)             (40.8)
-----------------------------------------------------------------------------------------------------------------------------
TAXATION                                                                                            (80.8)             (69.7)
-----------------------------------------------------------------------------------------------------------------------------
Purchase of tangible fixed assets                                                                   (89.8)            (100.2)
Sale of tangible fixed assets                                                                        13.2               40.2
Purchase of investments                                                                             (33.5)            (132.1)
Sale of investments                                                                                  53.7              633.9
-----------------------------------------------------------------------------------------------------------------------------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT                                                        (56.4)             441.8
-----------------------------------------------------------------------------------------------------------------------------
Purchase of subsidiary undertakings                                                                (697.9)            (359.8)
Net cash acquired with subsidiary undertakings                                                        4.5                8.6
Purchase of associated undertakings                                                                 (36.0)             (57.1)
Sale of businesses                                                                                  307.2                3.9
Net cash disposed with subsidiary undertakings                                                       (5.5)              (1.1)
-----------------------------------------------------------------------------------------------------------------------------
ACQUISITIONS AND DISPOSALS                                                        23/24            (427.7)            (405.5)
-----------------------------------------------------------------------------------------------------------------------------
EQUITY DIVIDENDS PAID                                                                               (96.0)             (86.3)
-----------------------------------------------------------------------------------------------------------------------------
Cash (outflow)/inflow before management of liquid resources and financing                          (406.2)              75.9

Disposal/(purchase) of asset backed securities                                                      204.1             (172.7)
Liquid resources acquired                                                                           (65.1)            (304.3)
Liquid resources disposed                                                                           212.4              252.0
-----------------------------------------------------------------------------------------------------------------------------
MANAGEMENT OF LIQUID RESOURCES                                                       25             351.4             (225.0)
-----------------------------------------------------------------------------------------------------------------------------
Issue of equity share capital                                                                        14.1               11.8
Loan stock redemption premium                                                                       (10.3)                --
Capital element of finance lease rentals                                                             (1.1)              (1.7)
US medium term notes - repayable 1999                                                               157.8                 --
Net movement in other borrowings                                                                   (138.9)             256.6
-----------------------------------------------------------------------------------------------------------------------------
FINANCING                                                                                            21.6              266.7
-----------------------------------------------------------------------------------------------------------------------------
(DECREASE)/INCREASE IN CASH IN THE YEAR                                              25             (33.2)             117.6
-----------------------------------------------------------------------------------------------------------------------------

Financial statements


Statement of Total Recognised Gains and Losses for the year ended 31 December 1996

--------------------------------------------------------------------------------
                                                          1996             1995
                                                POUNDS MILLION   Pounds million
--------------------------------------------------------------------------------
Profit for the financial year                            240.5            261.0
Other net gains and losses recognised
in reserves:
Unrealised surplus on revaluations                          --              2.0
Exchange translation effect on:
Profit for the financial year                             (0.4)             1.8
Foreign currency net assets                              (35.5)             5.7
--------------------------------------------------------------------------------
                                                         (35.9)             9.5
--------------------------------------------------------------------------------
TOTAL RECOGNISED GAINS AND LOSSES RELATING TO
THE YEAR                                                 204.6            270.5
--------------------------------------------------------------------------------


Note of Historical Cost Profits and Losses for the year ended 31 December 1996

--------------------------------------------------------------------------------
                                                          1996             1995
                                                POUNDS MILLION   Pounds million
--------------------------------------------------------------------------------
Reported profit before taxation                          356.8            365.1
Realisation of fixed investment revaluations                --            458.3
Realisation of property revaluations                      (1.2)             0.9
--------------------------------------------------------------------------------
Historical cost profit on ordinary activities
before taxation                                          355.6            824.3
--------------------------------------------------------------------------------
Deferred tax on fixed investment revaluations               --           (150.8)
--------------------------------------------------------------------------------
HISTORICAL COST PROFIT RETAINED AFTER TAXATION,
EQUITY MINORITY INTERESTS AND DIVIDENDS                  136.6            477.6
--------------------------------------------------------------------------------


Reconciliation of Movements in Equity Shareholders' Funds for the year ended 31 December 1996

--------------------------------------------------------------------------------
                                                          1996             1995
                                                POUNDS MILLION   Pounds million
--------------------------------------------------------------------------------
Profit for the financial year                            240.5            261.0
Dividends on equity shares                              (102.7)           (91.8)
--------------------------------------------------------------------------------
                                                         137.8            169.2
Other net recognised gains and losses
relating to the year (see above)                         (35.9)             9.5
Goodwill arising                                        (632.4)          (393.4)
Goodwill written back                                      1.4               --
Shares issued                                             84.5             11.8
--------------------------------------------------------------------------------
Net movement for the year                               (444.6)          (202.9)
Equity shareholders' funds at
beginning of year                                        833.2          1,036.1
--------------------------------------------------------------------------------
EQUITY SHAREHOLDERS' FUNDS AT END OF YEAR                388.6            833.2
--------------------------------------------------------------------------------

                                                            Financial statements


Notes to the Accounts


1  ACCOUNTING POLICIES
--------------------------------------------------------------------------------
Accounting policies have been consistently applied. FRS 1 (Revised 1996) "Cash Flow Statements" has been adopted early and comparative figures, including associated notes, have been restated. FRS 8 "Related Party Disclosures" has been adopted. Comparative figures in the profit and loss account have been restated to reflect the revised presentation of results. Balance sheet presentation has been restated to show advance corporation tax recoverable in debtors rather than in deferred taxation.

A  BASIS OF ACCOUNTING

The accounts are prepared under the historical cost convention, modified by the revaluation of certain land and buildings and investments, and in accordance with applicable accounting standards. A summary of the significant accounting policies is set out below.

B  BASIS OF CONSOLIDATION

(i) The consolidated accounts include the accounts of all subsidiary undertakings made up to 31 December. Where companies have become or ceased to be subsidiary or associated undertakings during the year the Group profit includes profits for the period during which they were subsidiary or associated undertakings.

(ii) Goodwill - Goodwill, being either the net excess of the cost of shares in subsidiary undertakings, partnerships and associated undertakings over the value attributable to their net tangible assets on acquisition or the cost of other goodwill by purchase, is deducted from reserves in the year of acquisition. On disposal or closure, goodwill previously charged to reserves is written back and the profit or loss is adjusted accordingly.

(iii) Partnerships and associated undertakings - The profit of the Group includes the Group's share of the profit of partnerships and associated undertakings, and the consolidated balance sheet includes the Group's interest in partnerships and associated undertakings at the book value of attributable net tangible assets. The figures included in the financial statements have been based on audited accounts, adjusted where necessary by reference to unaudited management accounts for the subsequent period to 31 December.

C  SALES

Sales represent amounts invoiced during the period, net of valued added tax and other sales taxes, and excluding trade discounts, to external customers and associated undertakings for the provision of goods and services.

D  FOREIGN CURRENCIES

Profit and loss accounts in overseas currencies are translated into sterling at weighted average rates. Balance sheets are translated into sterling at the rates ruling at 31 December. Exchange differences arising on consolidation are taken directly to reserves. Other exchange differences are taken to the profit and loss account where they relate to trading transactions and directly to reserves where they relate to investments. The principal overseas currencies for the Group affecting these translations are the US dollar and the Spanish peseta. The weighted average rates for the year against sterling were $1.58 and Pts 199.6 (1995: $1.57 and Pts 194.9) and the year end rates were $1.71 and Pts 222.6 (1995: $1.55 and Pts 188.4).

E  PENSION COSTS

The regular pension cost of the Group's defined benefit pension schemes is charged to the profit and loss account in order to apportion the cost of pensions over the service lives of employees in the schemes. Variations arising from a significant reduction in the number of employees are adjusted in the profit and loss account to the extent that the year's regular pension cost, reduced by other variations, exceeds contributions payable for that year. Other variations are apportioned over the expected service lives of current employees in the schemes.

F  POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

Post-retirement benefits other than pensions are accounted for on an accruals basis to recognise this obligation over the expected working lives of the employees concerned.

G  CHANNEL 5

The Group's share of certain Channel 5 initial costs will be amortised by the end of the 10 year licence period. The Group's share of other profits and losses is being equity accounted.

Financial statements



Notes to the Accounts


1  ACCOUNTING POLICIES continued
--------------------------------------------------------------------------------
H  TANGIBLE FIXED ASSETS

The cost or subsequent valuation of tangible fixed assets other than freehold land and investment properties is depreciated over estimated economic lives in equal annual amounts at the rates indicated in note 10.

I  LEASES

Finance lease rentals are capitalised at the total amount of rentals payable under the leasing agreement (excluding finance charges) and depreciated in accordance with policy H above. Finance charges are written off over the period of the lease in reducing amounts in relation to the written down carrying cost. Operating lease rentals are written off as incurred.

J  FIXED ASSET INVESTMENTS

Fixed asset investments are stated at cost less provisions for diminution in value, or as revalued by the directors.

K  STOCKS

Stocks and work in progress are valued at the lower of cost and net realisable value, after deducting progress payments. Stocks and work in progress include direct costs incurred in the development of product prior to its publication which are amortised over their estimated economic lives not exceeding four years.

L  DEFERRED TAXATION

Deferred taxation is provided, using the liability method, at the expected applicable rates, on all timing differences between accounting and taxation treatments, including those arising from the revaluation of fixed assets, which are expected to reverse in the foreseeable future. Deferred taxation relief is accounted for in full on long-term timing differences in respect of provisions for unfunded retirement benefits.

M  CAPITAL INSTRUMENTS

Capital instruments are included at cost, adjusted for discount accretion or premium amortisation where the intention is to hold them to maturity. Interest receivable thereon and the premium or discount where relevant is taken to the profit and loss account so as to produce a constant rate of return over the period to the date of expected redemption.
   Forward foreign exchange contracts and other off-balance sheet instruments are valued at the market prices prevailing at the balance sheet date. Borrowing is classified according to the maturity date of the respective individual holdings.

N  LIQUID RESOURCES

Liquid resources comprise short-term deposits of less than one year and investments which are readily realisable and held on a short-term basis.

O  RETAINED PROFITS OF OVERSEAS SUBSIDIARY AND
ASSOCIATED UNDERTAKINGS

No provision is made for any additional taxation, less double taxation relief, which would arise on the remittance of profits retained.

                                                            Financial statements


Notes to the Accounts


2(a)  ANALYSIS OF SALES AND OPERATING PROFIT

---------------------------------------------------------------------------------------------------------------------------------
                                   ---------- Sales ------------ ----------------------- Operating profit ----------------------
                                                                          BEFORE           AFTER          Before           After
                                                                     EXCEPTIONAL     EXCEPTIONAL     exceptional     exceptional
                                                                           ITEMS           ITEMS           items           items
                                            1996            1995            1996            1996            1995            1995
BUSINESS SECTORS                  POUNDS MILLION  Pounds million  POUNDS MILLION  POUNDS MILLION  Pounds million  Pounds million
---------------------------------------------------------------------------------------------------------------------------------
Information                                691.6           615.8           108.3            99.1            95.0            83.3
Education                                  554.3           358.9            83.7            68.1            33.9            31.8
Entertainment                              803.0           712.4            65.1           (47.5)          116.7           110.9
Investment Banking                            --              --            40.8            40.8            39.9            39.9
Corporate expenses less
other income                                  --              --           (12.3)          (14.5)           (6.9)          (28.3)
---------------------------------------------------------------------------------------------------------------------------------
Continuing operations                    2,048.9         1,687.1           285.6           146.0           278.6           237.6
Discontinued operations                    137.1           143.3            36.1            35.3            27.7            22.0
---------------------------------------------------------------------------------------------------------------------------------
                                         2,186.0         1,830.4           321.7           181.3           306.3           259.6
---------------------------------------------------------------------------------------------------------------------------------
GEOGRAPHICAL MARKETS SUPPLIED
UK                                         601.4           544.0            90.7            80.7           112.9            89.1
Continental Europe                         419.4           351.6            73.4            71.5            72.1            69.9
North America                              798.3           591.4            96.6           (30.5)           76.1            63.2
Asia Pacific                               185.2           163.0            20.6            20.0            11.3             9.2
Rest of World                               44.6            37.1             4.3             4.3             6.2             6.2
---------------------------------------------------------------------------------------------------------------------------------
Continuing operations                    2,048.9         1,687.1           285.6           146.0           278.6           237.6
Discontinued operations                    137.1           143.3            36.1            35.3            27.7            22.0
---------------------------------------------------------------------------------------------------------------------------------
                                         2,186.0         1,830.4           321.7           181.3           306.3           259.6
---------------------------------------------------------------------------------------------------------------------------------

Exceptional items comprise restructuring costs for both 1995 and 1996 (see below) and the Pounds 100 million charge to profits in 1996 arising from improper accounting at Penguin USA. Entertainment profits in 1996 include BSkyB/BSBH income of Pounds 2.4 million (1995: Pounds 32.5 million).

   Discontinued operations relate to the withdrawal of the Group from the UK regional newspaper business upon its disposal of Westminster Press in December 1996. Prior year figures have been restated to seperately identify discontinued operations.

   Analyses of the profits of partnerships and associated undertakings are shown in note 11.

---------------------------------------------------------------------------------------------------------------------------------

                                                                                                          1996              1995
RESTRUCTURING COSTS                                                                             POUNDS MILLION    Pounds million
---------------------------------------------------------------------------------------------------------------------------------
Post acquisition:
    HarperCollins Educational                                                                             15.0                --
    Putnam Berkley                                                                                         4.4                --
    Grundy                                                                                                  --               2.0
Mindscape                                                                                                  5.4                --
Shared Services initiative                                                                                  --              16.7
Financial Times cost cutting measures (including the closure of the Financial Times
printing facility at East India Dock in 1995)                                                              5.8               7.9
Cost cutting measures at Westminster Press                                                                 0.8               5.7
Other                                                                                                      9.0              14.4
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          40.4              46.7
---------------------------------------------------------------------------------------------------------------------------------

Financial statements


Notes to the Accounts


2(a)  ANALYSIS OF SALES AND OPERATING PROFIT CONTINUED
--------------------------------------------------------------------------------
The table on page 31 shows sales and operating profit analysed by the destination to which products and services are supplied. The table below analyses sales by the geographic region from which the products and services originate. Inter-regional sales are those made between the Group companies in different regions.

------------------------------------------------------------------------------------------------------------------------------------

                                     ------ Total by source -------  ------- Inter-regional -------  ----------- Sales ------------
                                               1996            1995            1996            1995            1996            1995
GEOGRAPHICAL SOURCE OF SALES         POUNDS MILLION  Pounds million  POUNDS MILLION  Pounds million  POUNDS MILLION  Pounds million
------------------------------------------------------------------------------------------------------------------------------------

Continuing operations:
UK                                            822.7           754.2           (51.2)          (51.6)          771.5           702.6
Continental Europe                            330.2           284.6            (9.0)          (11.8)          321.2           272.8
North America                                 820.8           599.1           (20.0)          (12.6)          800.8           586.5
Asia Pacific                                  149.0           123.3            (4.4)           (5.6)          144.6           117.7
Rest of World                                  10.9             7.5            (0.1)             --            10.8             7.5
------------------------------------------------------------------------------------------------------------------------------------

                                            2,133.6         1,768.7           (84.7)          (81.6)        2,048.9         1,687.1
------------------------------------------------------------------------------------------------------------------------------------


2(b)  ANALYSIS OF CAPITAL EMPLOYED

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 -------- Capital employed --------
                                                                                                           1996                1995
Business Sectors                                                                                 POUNDS MILLION      Pounds million
------------------------------------------------------------------------------------------------------------------------------------

Information                                                                                               142.7               156.6
Education                                                                                                 354.3               260.9
Entertainment                                                                                             454.5               470.2
Investment Banking                                                                                        113.9               122.1
Corporate expenses less other income                                                                      (53.3)              (22.1)

------------------------------------------------------------------------------------------------------------------------------------

Continuing operations                                                                                   1,012.1               987.7
Discontinued operations                                                                                      --                65.5
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        1,012.1             1,053.2
------------------------------------------------------------------------------------------------------------------------------------

LOCATION OF CAPITAL EMPLOYED
UK                                                                                                        342.4               299.8
Continental Europe                                                                                        106.6               105.8
North America                                                                                             411.4               423.6
Asia Pacific                                                                                              144.2               150.6
Rest of World                                                                                               7.5                 7.9
------------------------------------------------------------------------------------------------------------------------------------

Continuing operations                                                                                   1,012.1               987.7
Discontinued operations                                                                                      --                65.5
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        1,012.1             1,053.2
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                           1996                1995
RECONCILIATION OF CAPITAL EMPLOYED TO NET ASSETS                                                 POUNDS MILLION      Pounds million
------------------------------------------------------------------------------------------------------------------------------------

Capital employed                                                                                        1,012.1             1,053.2
Less: deferred taxation                                                                                   (30.3)               (0.6)

      other provisions                                                                                   (159.1)             (133.8)

      net debt                                                                                           (430.4)              (63.4)

------------------------------------------------------------------------------------------------------------------------------------

Net assets                                                                                                392.3               855.4
------------------------------------------------------------------------------------------------------------------------------------


                                                            Financial statements


Notes to the Accounts


3  ANALYSIS OF CONSOLIDATED PROFIT AND LOSS ACCOUNT

------------------------------------------------------------------------------------------------------------------------------------
                                         CONTINUING    DISCONTINUED           TOTAL      Continuing    Discontinued           Total
                                               1996            1996            1996            1995            1995            1995
                                      POUND MILLION   POUND MILLION   POUND MILLION   Pound million   Pound million   Pound million
------------------------------------------------------------------------------------------------------------------------------------
COST OF SALES                                (982.0)          (82.1)       (1,064.1)         (850.4)          (89.3)         (939.7)
------------------------------------------------------------------------------------------------------------------------------------

Distribution costs                           (114.3)          (12.5)         (126.8)         (105.9)          (16.9)         (122.8)
Administration and other expenses            (932.6)           (8.9)         (941.5)         (641.2)          (17.6)         (658.8)
Other operating income (see below)             72.9             1.7            74.6           104.7             2.5           107.2
------------------------------------------------------------------------------------------------------------------------------------
NET OPERATING EXPENSES                       (974.0)          (19.7)         (993.7)         (642.4)          (32.0)         (674.4)
------------------------------------------------------------------------------------------------------------------------------------
Analysed as:
Net operating expenses - normal              (834.4)          (18.9)         (853.3)         (601.4)          (26.3)         (627.7)
                       - exceptional expense (139.6)           (0.8)         (140.4)          (41.0)           (5.7)          (46.7)
------------------------------------------------------------------------------------------------------------------------------------
NET OPERATING EXPENSES                       (974.0)          (19.7)         (993.7)         (642.4)          (32.0)         (674.4)
------------------------------------------------------------------------------------------------------------------------------------

The following amounts relating to acquisitions included in the 1996 totals are: cost of sales Pound 8.2 million and net operating expenses of Pound 88.7 million. The exceptional expense of Pound 140.4 million is included in administration and other expenses in 1996 which comprises restructuring costs and the Pound 100 million Penguin USA charge for improper accounting (see note 2).

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             1996              1995
OTHER OPERATING INCOME                                                                              POUND MILLION     Pound million
------------------------------------------------------------------------------------------------------------------------------------
Income from other investments:
Listed                                                                                                        2.9               2.3
Unlisted                                                                                                      8.5               8.5
BSkyB dividend                                                                                                 --               5.2
BSBH loan stock interest                                                                                      2.4              27.3
Other operating income (mainly royalties, rights and commission income)                                      60.8              63.9
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             74.6             107.2
------------------------------------------------------------------------------------------------------------------------------------
PROFIT BEFORE TAXATION IS ARRIVED AT AFTER CHARGING:
Depreciation                                                                                                 63.2              61.5
Operating lease rentals:
Plant and machinery                                                                                          16.5              13.8
Properties                                                                                                   32.7              29.3
Auditors' remuneration:
Audit (Company Pound 0.1 million; 1995: Pound 0.1 million)                                                    1.6               2.2
Non-audit - UK (Company Pound nil; 1995: Pound   nil)                                                         0.4               0.9
          - Other                                                                                             0.2               0.7
------------------------------------------------------------------------------------------------------------------------------------


Financial statements


NOTES TO THE ACCOUNTS


4  PROFIT/(LOSS) ON SALE OF FIXED ASSETS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             1996              1995
                                                                                                    POUND MILLION     Pound million
------------------------------------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS:
Loss on fixed assets at East India Dock                                                                      (8.0)            (24.9)
Net (loss)/profit on other investments and property interests                                                (6.1)              5.6
Sale of direct investment in BSkyB and redemption of BSBH loan stock                                           --             133.3
Sale of investment in Yorkshire-Tyne Tees Television (YTTV)                                                    --               9.4
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            (14.1)            123.4
------------------------------------------------------------------------------------------------------------------------------------

5  PROFIT/(LOSS) ON SALE OF BUSINESSES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             1996              1995
                                                                                                    POUND MILLION     Pound million
------------------------------------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS:
Other                                                                                                        (1.9)              6.0
------------------------------------------------------------------------------------------------------------------------------------
DISCONTINUED OPERATIONS:
Sale of Westminster Press (see note 24)                                                                     231.3                --
------------------------------------------------------------------------------------------------------------------------------------

6  NET INTEREST PAYABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             1996              1995
                                                                                                    POUND MILLION     Pound million
------------------------------------------------------------------------------------------------------------------------------------
INTEREST PAYABLE:
On borrowing repayable wholly within five years not by instalments                                          (18.4)            (18.0)
On borrowing repayable wholly or partly after five years                                                    (52.2)            (51.3)
Partnerships and associated undertakings                                                                     (0.3)               --
Finance lease charges                                                                                        (0.1)             (0.2)
Interest capitalised                                                                                          0.2               2.0
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            (70.8)            (67.5)
INTEREST RECEIVABLE:
On deposits and liquid funds                                                                                 38.8              41.1
Amortisation of swap proceeds (see note 18)                                                                   2.5               2.5
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST PAYABLE                                                                                        (29.5)            (23.9)
------------------------------------------------------------------------------------------------------------------------------------
INTEREST COVER                                                                                                 x6               x11
------------------------------------------------------------------------------------------------------------------------------------

1995 interest payable has been restated to reflect the interest on the 9.5% Euro-sterling Bonds 2004 in borrowing repayable wholly or partly after five years rather than wholly within five years.

Interest cover is calculated by dividing net interest payable into operating profit.

A Pound 10.3 million premium was paid on the redemption of the Pounds 25 million (13.625%) 2007 Unsecured Loan Stock.

Notes to the Accounts


7  Taxation
--------------------------------------------------------------------------------
                                                            1996          1995
Taxation on profit on ordinary activities                  (Pounds in millions)
--------------------------------------------------------------------------------
United Kingdom:
Corporation tax at 33%                                      46.8         217.1
Deferred taxation                                           (5.5)       (156.1)
BSkyB consortium relief                                     (8.8)         (8.8)
Double taxation relief                                      (2.2)         (3.4)
Partnerships and associated undertakings                    10.2          10.6
Tax on franked investment income                             0.2           1.8
Overseas:
Overseas tax                                                25.3          32.6
Deferred taxation                                           41.2          (3.6)
Partnerships and associated undertakings                     1.4           2.6
--------------------------------------------------------------------------------
                                                           108.6          92.8
--------------------------------------------------------------------------------
                                                            1996          1995
Tax rate reconciliation                                        %             %
--------------------------------------------------------------------------------
UK tax rate                                                 33.0          33.0
Effect of BSkyB/BSBH income                                 (3.5)         (3.8)
Other items                                                 (0.7)         (1.7)
--------------------------------------------------------------------------------
Tax rate reflected in adjusted earnings                     28.8          27.5
Effect of profits/(losses) excluded from adjusted earnings   1.6          (2.1)
--------------------------------------------------------------------------------
Tax rate reflected in earnings                              30.4          25.4
--------------------------------------------------------------------------------

The 1996 tax rate has been affected by several significant factors:
a) The rate reflected in adjusted earnings has been reduced by Pounds 8.8 million of consortium relief now recognised in the profit and loss account following renegotiation with the other partners in BSBH.
b) There is no tax payable on the profit of Pounds 231.3 million arising on the sale of Westminster Press.
c) The Group has tax losses, arising in the US, which have not been utilised or recognised in 1996 but are available to carry forward against taxable profits in future years. Accordingly the Group has decided not to recognise tax relief on the Pounds 100 million charge for improper accounting at Penguin USA and has also written off to profit deferred tax assets totalling
   Pounds 36.6 million.

The  1995 tax rate was reduced by two significant factors:
a) Consortium relief of Pounds 8.8 million was released to offset tax payable on BSBH income.
b) The disposal of YTTV resulted in a write back of a deferred tax provision of Pounds 4.5 million.

8  Dividends
------------------------------------------------------------------------------------------------------
                                1996               1996               1995                  1995
                              pence per                             pence per
                                share       (Pounds in millions)      share        (Pounds in millions)
------------------------------------------------------------------------------------------------------
Interim paid                        6.9            39.4                 6.325               35.1
Final proposed                     11.1            63.3                10.175               56.7
------------------------------------------------------------------------------------------------------
Dividends per equity share         18.0           102.7                16.5                 91.8
------------------------------------------------------------------------------------------------------

Notes to the Accounts

9  Employee information
--------------------------------------------------------------------------------
The details of the emoluments of the directors of Pearson plc are shown on pages 17 to 23 and form part of these audited financial statements.

--------------------------------------------------------------------------------
                                                            1996            1995
Staff costs                                                 (Pounds in millions)
--------------------------------------------------------------------------------
Wages and salaries                                         454.1           408.3
Social security costs                                       47.5            45.1
Post-retirement costs                                        6.1             8.9
--------------------------------------------------------------------------------
                                                           507.7           462.3
--------------------------------------------------------------------------------
Discontinued operations total staff costs were Pounds 38.7 million (1995:
Pounds 50.7 million.

--------------------------------------------------------------------------------
Average number employed 1996                       UK      USA     Other   Total
--------------------------------------------------------------------------------
Information                                     3,078      903     1,786   5,767
Education                                         823    2,352     1,348   4,523
Entertainment                                   4,272    1,607     1,080   6,959
Other                                             114       19         1     134
--------------------------------------------------------------------------------
Continuing operations                           8,287    4,881     4,215  17,383
--------------------------------------------------------------------------------
Average number employed 1995                       UK      USA     Other   Total
--------------------------------------------------------------------------------
Information                                     3,072      592     1,669   5,333
Education                                         787    1,651     1,247   3,685
Entertainment                                   4,179    1,738       960   6,877
Other                                              91       19         3     113
--------------------------------------------------------------------------------
Continuing operations                           8,129    4,000     3,879  16,008
--------------------------------------------------------------------------------
Discontinued operations employed on average 2,564 (1995: 3,414) in the UK (Information sector).

--------------------------------------------------------------------------------
                                                                   1996    1995

Post-retirement costs                                       (Pounds in millions)
--------------------------------------------------------------------------------
Defined benefit pension schemes:
UK Group plan:
Regular pension cost                                               12.6    13.1
Amortisation of surplus                                           (17.1)  (13.1)
--------------------------------------------------------------------------------
Net pension credit                                                 (4.5)      -
Other defined benefit pension schemes                               5.0     3.9
Defined contribution pension schemes                                4.4     3.8
Medical benefits                                                    1.2     1.2
--------------------------------------------------------------------------------
                                                                    6.1     8.9
--------------------------------------------------------------------------------

Notes to the Accounts

9  Employee information continued
--------------------------------------------------------------------------------
Pension schemes
The Group operates a number of pension schemes throughout the world. The major schemes are self-administered and the schemes' assets are held independently of the Group's finances. Pension costs are assessed in accordance with the advice of independent qualified actuaries.

  The principal schemes are primarily of the defined benefit type. There is also a closed defined benefit scheme in the UK, which now receives neither employers' nor members' contributions, and a number of non-UK defined contribution schemes.

  The results of the most recent actuarial valuation, using the projected unit method of valuation, of the principal funded UK scheme, are shown in the table below. The principal assumptions used are also shown in the table below. The net assets of the UK Group plan at 31 December 1996 are included in the pension plan accounts at Pounds 848 million (unaudited).

                                                                                             UK Group plan
----------------------------------------------------------------------------------------------------------
Assets at market value at latest full actuarial valuation on 1 January 1996*           Pounds 774 million
Real return on investments per annum                                                                   4.8%
Real increase in earnings per annum                                                                    1.9%
Real increase in pensions in payment per annum                                                           0%
Level of funding**                                                                                     122%
-----------------------------------------------------------------------------------------------------------

* Stated after a transfer of Pounds 2 millions to the scheme of a former subsidiary.
**Actuarial value of assets expressed as a percentage of the actuarial value of the liabilities.

In view of these results, all employers' contributions remain suspended for the time being and the valuation surplus is being apportioned, in accordance with SSAP24, over the expected remaining service lives of the current employees, resulting in a credit to the profit and loss account of Pounds 4.5 million (1995: Pounds nil).

  The total market value of the assets of the non UK defined benefit schemes (mainly in the United States), valued this year, was Pounds 40.3 million (1995: Pounds 38.0 million).

Other post-retirement benefits

The principal assumptions affecting the provision for other post retirement benefits were: medical inflation rates of between 5.5% and 10.0% and a discount rate of 7.25%.

Notes to the Accounts

10  Tangible fixed assets
-----------------------------------------------------------------------------------------
                                        Freehold                     Assets in
                                   and leasehold      Plant and      course of
                                        property      equipment    construction     Total
                                                  (Pounds in millions)
-----------------------------------------------------------------------------------------
Cost or as valued
At 31 December 1995                324.5              487.3        29.9             841.7
Exchange differences               (10.3)             (16.9)       (1.4)            (28.6)
Reclassifications                    9.0               10.9       (19.9)                -
Permanent diminution in value       (4.4)              (5.0)          -              (9.4)
Owned by subsidiary undertakings
 acquired                           14.7                9.7           -              24.4
Capital expenditure                 14.0               65.7        10.4              90.1
Capitalised interest                 0.2                  -           -               0.2
Disposals                           (5.2)             (22.5)          -             (27.7)
Owned by subsidiary undertakings
 disposed                          (30.2)             (70.2)       (0.9)           (101.3)
-----------------------------------------------------------------------------------------
At 31 December 1996                312.3              459.0        18.1             789.4
-----------------------------------------------------------------------------------------
Depreciation
At 31 December 1995                 60.1              251.5           -             311.6
Exchange differences                (2.4)              (9.8)          -             (12.2)
Permanent diminution in value       (0.2)                 -           -              (0.2)
Provided in the year                10.0               53.2           -              63.2
Subsidiary undertakings acquired     2.4                4.0           -               6.4
Disposals                           (0.5)             (15.7)          -             (16.2)
Owned by subsidiary undertakings
disposed                            (6.0)             (41.2)          -             (47.2)
-----------------------------------------------------------------------------------------
At 31 December 1996                 63.4              242.0           -             305.4
-----------------------------------------------------------------------------------------
Net book value
At 31 December 1995                264.4              235.8        29.9             530.1
-----------------------------------------------------------------------------------------
At 31 December 1996                248.9              217.0        18.1             484.0
-----------------------------------------------------------------------------------------

Freehold and leasehold property
Net book value includes: short leases of Pounds 23.1 million (1995:
Pounds 17.8 millions) and long leases of Pounds 4.8 million (1995: Pounds
17.4 million). On an original cost basis, cost would have been included at Pounds 319.4 million, and accumulated depreciation at Pounds 54.1 million. The net book value included at valuation is Pounds 8.0 million.

Permanent diminution in value
Freehold and leasehold property and plant and equipment include Pounds 8.4 million and Pounds 5.0 million respectively of assets held for sale. Of the charge for permanent diminution in value, Pounds 8.0 million (1995: Pounds 36.6 million and Pounds 11.7 million in depreciation) in cost relates to the loss on assets at East India Dock. At 31 December 1996 the provision for permanent diminution in value amounted to Pounds 66.0 million in cost and Pounds 11.9 million in depreciation.

Depreciation
Except for Pounds 70.7 million of land, fixed assets are depreciated over their estimated economic lives in equal annual amounts. Generally, freeholds are depreciated at 1% to 5% per annum, leaseholds at 2% per annum, or over the period of the lease if shorter, and plant and equipment at various rates between 5% and 33% per annum.

Capital commitments
The Group had capital commitments for fixed assets, including finance leases, amounting to Pounds 126.7 million at 31 December 1996. This represented Pounds
22.0 million already under contract and Pounds 104.7 million authorised but not yet contracted.

Other notes
The net book value of Group tangible fixed assets includes Pounds 1.8 million in respect of assets held under finance leases. Depreciation on these assets charged in 1995 was Pounds 1.0 million. The net book value of Group tangible fixed assets includes Pounds 4.2 million in respect of capitalised interest.

Notes to the Accounts

11  Partnerships and associated undertakings
-------------------------------------------------------------------------------
                                               Valuations         Book values
                                             1996     1995       1996      1995
                                                     (Pounds in millions)
-------------------------------------------------------------------------------
Analysis

Partnership interests                       200.0    200.0      113.9     122.1
Unlisted associated undertakings            122.6    104.7        3.9      (4.1)
Loans                                        64.8     49.3       64.8      49.3
-------------------------------------------------------------------------------
                                            387.4    354.0      182.6     167.3
-------------------------------------------------------------------------------
Principal associated undertakings are listed on page 57. The valuations of unlisted partnerships and associated undertakings are at directors' valuations as at 31 December 1996. If realised at these values there would be an estimated liability for taxation, at year end rates, of Pounds 42.9 million. The Group had no capital commitments to subscribe for further capital and loan stock.
-------------------------------------------------------------------------------
                                                   Share of
                                           Equity    loans   Reserves     Total
Summary of movements                           (Pounds in millions)
-------------------------------------------------------------------------------
At 31 December 1995                          97.9     49.3       20.1     167.3
Exchange differences                         (7.8)    (2.2)      (8.9)    (18.9)
Additions                                    11.8     24.2          -      36.0
Goodwill written off                         (0.6)       -          -      (0.6)
Transfer from fixed asset investments           -     (6.5)       5.0      (1.5)
Retained profit for the year                    -        -        0.5       0.5
Provision for losses and diminution
 in value                                    (0.2)       -          -      (0.2)
-------------------------------------------------------------------------------
At 31 December 1996                         101.1     64.8       16.7     182.6
-------------------------------------------------------------------------------

                                                              Profit            Net assets

                                                           1996    1995       1996      1995
Analysis of partnerships and associated undertakings             (Pounds in millions)
--------------------------------------------------------------------------------------------
Business sectors
Information                                                10.9    10.9       (7.1)    (13.8)
Education                                                   3.0     4.2        5.1       6.4
Entertainment                                              (1.6)  (11.7)      70.7      52.6
Investment Banking                                         40.8    39.9      113.9     122.1
--------------------------------------------------------------------------------------------
                                                           53.1    43.3      182.6     167.3
--------------------------------------------------------------------------------------------
Geographical markets supplied and location of net assets

UK                                                         20.6    18.6      103.9      85.1
Continental Europe                                         12.9     7.1       38.1      35.7
North America                                              17.2    14.0       36.7      42.0
Rest of World                                               2.4     3.6        3.9       4.5
--------------------------------------------------------------------------------------------
                                                           53.1    43.3      182.6     167.3
--------------------------------------------------------------------------------------------
                                                                                        1996
Reconciliation to retained profit                                        (Pounds in millions)
--------------------------------------------------------------------------------------------
Net income from partnerships and associated undertakings                                53.1
UK taxation                                                                            (10.2)
Overseas taxation                                                                       (1.4)
Distributions receivable in respect of the year from partnership interests             (34.2)
Dividends (including tax credits) from unlisted associated undertakings                 (6.8)
--------------------------------------------------------------------------------------------
Retained profit for the year                                                             0.5
--------------------------------------------------------------------------------------------

Notes to the Accounts

11  Partnerships and associated undertakings continued
--------------------------------------------------------------------------------

Interests in Lazard Partners Limited Partnership and the three Lazard Houses
--------------------------------------------------------------------------------

                                                                                           Net assets
                                                                                      1996             1995
                                                                                                   restated*
A summary of the aggregate net tangible assets at 31 December is as follows:            (Pounds in millions)
-----------------------------------------------------------------------------------------------------------
Total assets                                                                         8,013            5,573
Total liabilities                                                                   (7,632)          (5,179)
-----------------------------------------------------------------------------------------------------------
Net tangible assets                                                                    381              394
-----------------------------------------------------------------------------------------------------------
Attributable to Pearson                                                                114              122
-----------------------------------------------------------------------------------------------------------

During 1995 Lazard Freres & Co. became a New York Limited Liability Company and Pearson's indirect general partnership interest with unlimited liability interest is now restricted to Lazard Freres et Cie and Maison Lazard et Cie held directly and indirectly through Lazard Partners Limited Partnership. Pearson holds these partnership interests through a subsidiary undertaking registered in England, with no other material assets. The aggregate liabilities of these partnerships included above are Pounds 831 million (1995: Pounds 863 million). Pearson also holds direct interests in Lazard Freres & Co.

---------------------------------------------------------------------------------------------------------------------
                                                              Country of                                       Share
                                                             incorporation       Beneficial       Class       capital
Interests in the Lazard Houses                              of registration      interest %      of share     million
---------------------------------------------------------------------------------------------------------------------
Lazard Partners Limited Partnership (which, with direct
interests in the US and French partnerships gives the
following interests in the Lazard Houses):                              USA              50               Partnership
Lazard Brothers & Co., Ltd                                          England            37.2     Ord Pound 1      25.3
                                                                                         80     Def Pound 1       5.0
                                                                                         50     Sw Fr 1           0.4
Lazard Freres & Co., 'LLC'                                              USA            11.6                   Limited
                                                                                                            Liability
                                                                                                              Company
Lazard Freres et Cie
Maison Lazard et Cie                                                 France             9.6               Partnership
---------------------------------------------------------------------------------------------------------------------

The beneficial percentages held for the investment banking partnership interests are interests in partnership profits.

With effect from 1 January 1996, Lazard Freres & Co., 'LLC', Lazard Freres et Cie, Maison Lazard et Cie and Lazard Brothers & Co Limited (together known as the three Lazard Houses) created a new system of inter-house profit sharing through the establishment of the Three Houses Pooling Partnership (the 'Pool') which became a limited partner of Lazard Partners Limited Partnership. As a result, in 1996 the members, directors or partners in a particular Lazard House received a greater interest in the profits of the other Lazard Houses in exchange for part of their existing profit entitlement in their own House. Pearson received additional income (the 'Pearson Adjustment') to reflect the reduction in its profit entitlements from its direct holding in Lazard Freres & Co., 'LLC', Lazard Freres et Cie and Maison Lazard et Cie, and accordingly did not receive any income through the Pool. The share of net distributable profits of Lazard Partners Limited Partnership (after the Pools profit share and the Pearson adjustment) is divided in accordance with the respective capital interests of the original partners (Pearson plc - 50%).

*Following the introduction of the open gilt repo market on 2 January 1996, there has been a shift in Lazard Brothers & Co. Ltd money markets business from gilt stock borrowing to gilt repo contracts which has led to an increase in the balance sheet footings and a restatement of the 1995 comparatives on the balance sheet to show the cash loan elements of stock loans gross, when previously they were shown net.

Interest in The Economist Newspaper Ltd
The net liabilities of The Economist Newspaper Ltd as at 31 March 1996 were Pounds 33.3 million (1995: net assets Pounds 26.5 million); profit before taxation amounted to Pounds 24.0 million (1995: Pounds 19.8 million).

Notes to the Accounts

12  Other fixed asset investments
--------------------------------------------------------------------------------
                                             Valuations       Book values
                                            1996    1995      1996    1995
                                               (Pounds in millions)
--------------------------------------------------------------------------------
Listed abroad                               111.8   112.2     100.2   110.6
Unlisted                                    355.0   266.8     141.8   117.6
--------------------------------------------------------------------------------
                                            466.8   379.0     242.0   228.2
--------------------------------------------------------------------------------
Subsequent to the year end, Pearson's 10% equity share investment in Television Broadcasts Limited (TVB) was sold for Pounds 111.1 million (see note 31). If all investments were realised at valuation there would be no liability for taxation. Details of the principal investments in which the Group held more than 10% of the equity share capital are shown on page 57.

--------------------------------------------------------------------------------
                                             BSBH     TVB     Other   Total
Summary of movements                              (Pounds in millions)
--------------------------------------------------------------------------------
At 31 December 1995                          67.2   109.2      51.8   228.2
Exchange differences                            -   (10.2)     (3.0)  (13.2)
Additions                                    26.5       -       6.0    32.5
Owned by subsidiary undertakings acquired       -       -      30.2    30.2
Transfer to partnerships and associated
 undertakings                                   -       -       1.5     1.5
Provisions for permanent diminution in
 value and losses                               -       -      (6.4)   (6.4)
Disposals and redemptions                       -       -     (30.8)  (30.8)
--------------------------------------------------------------------------------
Book value at 31 December 1996               93.7    99.0      49.3   242.0
--------------------------------------------------------------------------------
Valuation at 31 December 1996               280.0   111.1      75.7   466.8
--------------------------------------------------------------------------------

13  Stocks
--------------------------------------------------------------------------------
                                                               1996    1995
                                                           (Pounds in millions)
--------------------------------------------------------------------------------
Raw materials                                                  22.3    29.4
Work in progress                                               79.6    72.6
Finished stock                                                258.8   187.9
--------------------------------------------------------------------------------
                                                              360.7   289.9
--------------------------------------------------------------------------------
The replacement cost of stocks and work in progress is not materially different from book value.

14  Debtors
--------------------------------------------------------------------------------
                                                               1996    1995
                                                           (Pounds in millions)
--------------------------------------------------------------------------------
Amounts falling due within one year
Trade debtors                                                 382.3   408.7
Partnerships and associated undertakings                       14.1     8.3
Other debtors                                                 179.8   158.2
Prepayments and accrued income                                 53.5    61.2
--------------------------------------------------------------------------------
                                                              629.7   636.4
Amounts falling due after one year
Other debtors                                                  23.8    21.1
Prepayments and accrued income                                  0.4     0.3
ACT recoverable                                                15.9    14.2
--------------------------------------------------------------------------------
                                                               40.1    35.6
--------------------------------------------------------------------------------
                                                              669.8   672.0
--------------------------------------------------------------------------------
The Pearson Employee Share Trust holds 149,933 (1995: 293,800) Pearson plc ordinary shares with a market value of Pounds 1.1 million (1995: Pounds 1.8 million) inclusive of accumulated scrip dividend shares. Amounts included within other debtors for own shares are Pounds 0.6 million (1995: Pounds 0.4 million).

Notes to the Accounts

15  Current asset investments
--------------------------------------------------------------------------------
                                              Valuations       Book values
                                            1996     1995     1996      1995
                                                  (Pounds in millions)
--------------------------------------------------------------------------------
Listed abroad                                  -     16.1        -         -
Unlisted                                     7.9      9.8      7.9       8.3
--------------------------------------------------------------------------------
                                             7.9     25.9      7.9       8.3
--------------------------------------------------------------------------------
Listed investment valuations are at middle market quotation and unlisted investments are at directors' valuations. If all investments were realised at valuation there would be no liability for taxation.

  Details of the principal investments in which the Group held more than 10% of the equity share capital are shown on page 57.

--------------------------------------------------------------------------------
Summary of movements                                        (Pounds in millions)
--------------------------------------------------------------------------------
At 31 December 1995                                                         8.3
Exchange differences                                                       (0.7)
Additions                                                                   1.0
Disposals                                                                  (0.7)
--------------------------------------------------------------------------------
At 31 December 1996                                                         7.9
--------------------------------------------------------------------------------

16  Cash and liquid funds
------------------------------------------------------------------------------------------
                                                                 Group           Company
                                                             1996     1995    1996    1995
                                                                 (Pounds in millions)
------------------------------------------------------------------------------------------
Cash, bank current accounts and overnight deposits          138.8    155.5    24.5    54.3
Certificates of deposit and commercial paper                  6.0     63.9       -    50.4
Money market fund units                                         -      8.4       -     8.4
UK government securities                                      1.0     22.6       -    21.6
Listed sterling asset backed floating rate notes             45.9    156.5    15.3   105.2
Listed US dollar asset backed floating rate notes            42.1    139.7    42.1   139.8
Other listed securities                                         -     60.1       -    50.1
Term bank deposits                                           51.2     49.7     1.4    40.4
Other                                                        14.0     15.6    14.0    15.5
------------------------------------------------------------------------------------------
                                                            299.0    672.0    97.3   485.7
------------------------------------------------------------------------------------------
Listed securities, dealt on recognised Stock
Exchanges, included above:
Cost                                                         89.0    378.9    57.4   316.7
Market value                                                 89.0    378.8    57.4   316.6
------------------------------------------------------------------------------------------

Notes to the Accounts

17  Borrowings
--------------------------------------------------------------------------------------------
                                                                   Group         Company
                                                               1996    1995    1996    1995
Borrowing summary (by maturity)                                    (Pounds in millions)
--------------------------------------------------------------------------------------------
Short term
Loans or instalments due within one year                        8.5    12.1     3.0     7.3
Bank loans, overdrafts and commercial paper                   165.7   248.9   167.3   282.0
--------------------------------------------------------------------------------------------
Total due within one year                                     174.2   261.0   170.3   289.3
Medium and long term
Loans or instalments thereof repayable:
From one to two years                                           7.8     0.1       -       -
From two to five years                                          6.3    24.5     4.8    14.4
After five years not by instalments                           541.1   449.8   184.3   224.8
--------------------------------------------------------------------------------------------
Total due after more than one year                            555.2   474.4   189.1   239.2
--------------------------------------------------------------------------------------------
Total borrowing                                               729.4   735.4   359.4   528.5
--------------------------------------------------------------------------------------------

In the absence of enforceable contracts from the relevant lenders to refinance current advances as they fall due, at the balance sheet date Pounds 84.3 of debt currently classified from two to five years and after five years would be repayable within one year.

--------------------------------------------------------------------------------
                                                                  Group
                                                               1996    1995
Borrowing summary (by currency)                            (Pounds in millions)
--------------------------------------------------------------------------------
US dollars                                                    379.3    340.5
Sterling                                                      210.2    239.1
Hong Kong dollars                                              56.1     61.3
Spanish pesetas                                                33.7     36.2
French francs                                                  19.1     24.0
Canadian dollars                                               16.5     19.2
Other currencies                                               14.5     15.1
--------------------------------------------------------------------------------
                                                              729.4    735.4
--------------------------------------------------------------------------------
                                                       Group          Company
                                                   1996    1995    1996    1995
Borrowing summary (by instrument)                     (Pounds in millions)
--------------------------------------------------------------------------------
Secured
Bank loans and overdrafts                           0.1     0.1       -       -
Unsecured
10.5% Euro-sterling Bonds 2008                    100.0   100.0   100.0   100.0
13.625% fixed rate loan stock 2007 (see note 6)       -    25.0       -    25.0
9.5% Euro-sterling Bonds 2004                     113.2   124.9       -       -
10.75% Euro-sterling Bonds 2002                   100.0   100.0       -       -
Other unsecured borrowings                          8.5    12.8     3.0     7.8
Unsecured bank loans and overdrafts, commercial
 paper and medium term notes                      407.6   372.6   256.4   395.7
--------------------------------------------------------------------------------
Total borrowing                                   729.4   735.4   359.4   528.5
--------------------------------------------------------------------------------

Notes to the Accounts

17  Borrowings continued
--------------------------------------------------------------------------------
Forward foreign exchange contracts
Foreign currency transactional cash flows are hedged using forward foreign exchange contracts. At 31 December 1996, the UK Group had contracted to exchange the equivalent of Pounds 22 million and the estimated mark-to-market loss on these contracts at 31 December 1996 was Pounds 0.8 million. In addition, the UK Group enters into foreign exchange swaps in order to hedge surplus cash invested in US dollars back into sterling. At 31 December 1996, Pounds 50 million of these contracts were held with a mark-to-market gain of Pounds 1.2 million.

-----------------------------------------------------------------------------------------------
                                                                                        Mark-to
                                           Notional            Weighted                  market
                                          principal          average rate                 value
Interest rate hedging transactions  (Pounds in millions)         %          (Pounds in millions)
-----------------------------------------------------------------------------------------------
Swaps in force at 31 December 1996
US dollars: converting fixed debt
 to floating                              146                7.23                      6
US dollars: converting floating debt
 to fixed                                 156                5.77                      2
Sterling: converting fixed debt to
 floating                                 150                7.86                      4
Converting fixed sterling debt to
 floating US dollars                      113               10.41                     11
-----------------------------------------------------------------------------------------------
                                                                                      23
-----------------------------------------------------------------------------------------------

Of the total mark-to-market gain on the above transactions of Pounds 23 million, Pounds 17 million arises from transactions that hedge debt issues for their entire lives. There is a mark-to-market loss on those issues of Pounds 32 million included in the footnote below.

The following shows the amount of these contracts which are in force at the end of each year.
--------------------------------------------------------------------------------
                                                   1996    1997    1998    1999
                                                      (Pounds in millions)
--------------------------------------------------------------------------------
US dollars: converting fixed debt to floating       146     146     146     146
US dollars: converting floating debt to fixed       156     135     117     117
Sterling: converting fixed debt to floating         150     100     100     100
Converting fixed sterling debt to floating US
 dollars                                            113     113     113     113
--------------------------------------------------------------------------------
During the year, a cap setting a maximum cost of 9% on $50 million of variable US dollar borrowings for the period 1998 to 2001 was terminated.

As a result of the above transactions, the interest rate exposure of the borrowings of the Group at 31 December 1996 was as follows:
--------------------------------------------------------------------------------
                                  Total gross
                                   borrowing       Fixed rate      Floating rate
                                                (Pounds in millions)
--------------------------------------------------------------------------------
Sterling                                  210              50                160
US dollars                                379             164                215
Other currencies                          140               -                140
--------------------------------------------------------------------------------
                                          729             214                515
--------------------------------------------------------------------------------
Of this total, Pounds 541 million relates to long-term borrowings with a maturity of over five years. The current value of this debt at 31 December 1996, considering only the movements in risk-free interest rates, is Pounds 573 million. The difference between the current and book values of these borrowings is partially offset by the mark-to-market gain on the related swaps detailed above.

Notes to the Accounts

18  Other creditors
--------------------------------------------------------------------------------
                                                                1996    1995
Amounts falling due within one year                         (Pounds in millions)
--------------------------------------------------------------------------------
Trade creditors                                                288.2   222.6
Taxation                                                       232.3   245.6
Social security and other taxes                                 26.7    27.5
Other creditors                                                 72.4    89.5
Accruals and deferred income                                   230.5   177.2
Obligations under finance leases                                 0.8     1.5
Payments received on account                                     5.1     3.6
Dividends                                                       63.8    59.2
--------------------------------------------------------------------------------
                                                               919.8   826.7
--------------------------------------------------------------------------------
Amounts falling due after one year
Obligations under finance leases                                 0.6     1.1
Other creditors                                                  3.2     1.0
Accruals and deferred income                                    11.3    13.8
--------------------------------------------------------------------------------
                                                                15.1    15.9
--------------------------------------------------------------------------------
Accruals and deferred income includes Pounds 12.6 million (1995: Pounds 15.1 million) relating to the unamortised profit arising out of the unwinding of a sterling interest rate swap in 1994. The swap was arranged in 1992 in connection with the issue of Pounds 100 million 10.75% Euro-sterling Bonds 2002. The profit is being amortised over the remaining life of the Bonds. Pounds 10.2 million is due after one year, within which the amount falling due after five years is Pounds 0.2 million.

19  Deferred taxation
--------------------------------------------------------------------------------
Summary of movements                                        (Pounds in millions)
--------------------------------------------------------------------------------
At 31 December 1995                                                         0.6
Exchange differences                                                        2.7
Subsidiary undertakings acquired/disposed                                  (6.8)
Net charge for the year                                                    35.7
Transfer to current taxation                                               (1.9)
--------------------------------------------------------------------------------
At 31 December 1996                                                        30.3
--------------------------------------------------------------------------------
                                                                   1996    1995
Deferred taxation derives from                              (Pounds in millions)
--------------------------------------------------------------------------------
Capital allowances                                                 21.6    27.6
Revalued assets                                                     1.1     1.1
Other timing differences                                            7.6   (28.1)
--------------------------------------------------------------------------------
                                                                   30.3     0.6
--------------------------------------------------------------------------------
Deferred taxation not provided
Relating to revalued assets and timing differences                  7.2    13.0
Relating to gains subject to rollover relief                       18.9    20.1
--------------------------------------------------------------------------------
                                                                   26.1    33.1
--------------------------------------------------------------------------------

Notes to the Accounts


20  Other provisions for liabilities and charges
-------------------------------------------------------------------------------------------------------------------------------
                                                                 Post-retirement                Other                     Total
                                                             (Pounds in millions)  (Pounds in million)       (Pounds in million)
-------------------------------------------------------------------------------------------------------------------------------
At 31 December 1995                                                         32.8                101.0                     133.8
Exchange differences                                                        (3.5)               (10.5)                    (14.0)
Subsidiary undertakings acquired/disposed                                    6.7                 24.9                      31.6
Deferred consideration arising on acquisitions                                 -                 12.9                      12.9
Transfers                                                                   (0.2)                (4.0)                     (4.2)
Released                                                                    (5.8)                (4.3)                    (10.1)
Provided                                                                    11.9                 45.4                      57.3
Utilised                                                                    (6.8)               (41.4)                    (48.2)
-------------------------------------------------------------------------------------------------------------------------------
At 31 December 1996                                                         35.1                124.0                     159.1
-------------------------------------------------------------------------------------------------------------------------------

Post-retirement provisions are in respect of pensions, Pounds 21.9 million and post-retirement medical benefits, Pounds 13.2 million. Other provisions are mainly in respect of future costs relating to the purchase of subsidiary and associated undertakings Pounds 57.4 million, litigation Pounds 3.5 million, reorganisations and redundancies Pounds 37.5 million, disposals and closures Pounds 1.6 million, and lease commitments Pounds 12.5 million. Amounts utilised include Pounds 9.3 million, and amounts released Pounds 2.1 million, in respect of provisions relating to subsidiary undertakings acquired.

21  Share capital of Pearson plc
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                Number
Authorised                                                                                      (000's)      (Pounds in million)
-------------------------------------------------------------------------------------------------------------------------------
Ordinary shares of 25 pence each                                                              816,000                     204.0
-------------------------------------------------------------------------------------------------------------------------------
                                                                                              816,000                     204.0
-------------------------------------------------------------------------------------------------------------------------------
Called up and allotted

Ordinary shares of 25 pence each fully paid 31 December 1995                                  556,164                     139.1
Issued on acquisition of Recoletos                                                             11,314                       2.8
Issued under share option and employee share schemes                                            2,655                       0.7
Issued under scrip dividend scheme                                                                868                       0.2
-------------------------------------------------------------------------------------------------------------------------------
At 31 December 1996                                                                           571,001                     142.8
-------------------------------------------------------------------------------------------------------------------------------

Ordinary shares issued on the acquisition of the increased shareholding in Recoletos were issued for aggregate consideration of Pounds 70.4 million based on a share price of 622.6 pence per share.

   The ordinary shares referred to above, as defined in the memorandum and articles of association of the Company, are equivalent to equity shares as defined by FRS 4. The consideration received in respect of shares issued during the year was Pounds 84.5 million (1995: Pounds 11.8 million).

   Options granted under certain of the Company's employee share option schemes were adjusted following the demerger of Royal Doulton plc. In the case of those 'Save As You Earn' and Executive share options which were not adjustable, compensation is to take the form of additional Pearson shares distributed from an employee share trust, when the options are exercised. If all these options are exercised the maximum amount of equity shares to be issued is estimated at 97,839 under the 'Save As You Earn' scheme and 51,603 under the Executive schemes.

Notes to the Accounts

21  Share capital of Pearson plc continued
-------------------------------------------------------------------------------------------------------------------------------
                                                                                            Number       Original
                                                                                  When   of shares   subscription      Exercise
Options outstanding at 31 December 1996                                        granted      (000's)  price (pence)       period
-------------------------------------------------------------------------------------------------------------------------------
'Save As You Earn' share option schemes                                           1989         129            301     1994-1997
                                                                                  1990         453            265     1995-1998
                                                                                  1991         640            299     1996-1999
                                                                                  1992       2,103            242     1997-2000
                                                                                  1994         833            509     1999-2002
                                                                                  1995       1,043            436     2000-2003
                                                                                  1996         883            578     2001-2004
-------------------------------------------------------------------------------------------------------------------------------
Executive share option schemes                                                    1988          66            342     1991-1998
                                                                                  1989         405        341-376     1992-1999
                                                                                  1990       1,045        307-334     1993-2000
                                                                                  1991         245        364-377     1994-2001
                                                                                  1992         684        327-379     1995-2002
                                                                                  1993         150        396-410     1996-2003
                                                                                  1994       1,779        629-635     1997-2004
                                                                                  1995       1,683        545-606     1998-2005
                                                                                  1996       1,769        654-682     1999-2006
-------------------------------------------------------------------------------------------------------------------------------
                                                                                            13,910
-------------------------------------------------------------------------------------------------------------------------------
The subscription prices have been rounded down to the nearest whole penny.

22  Reserves
-------------------------------------------------------------------------------------------------------------------------------
                                                                     Share                                  Profit
                                                                   premium      Revaluation      Other    and loss
                                                                   account          reserve   reserves     account     Total
Summary of movements                                                             (Pounds in million)
-------------------------------------------------------------------------------------------------------------------------------
At 31 December 1995                                                   48.7              6.9       1.4        637.1     694.1
Exchange differences                                                     -             (0.3)     (0.2)       (35.4)    (35.9)
Premium on issue of 3.5m equity shares                                13.2                -         -            -      13.2
Premium arising on equity shares issued on Recoletos acquisition      67.6                -         -            -      67.6
Goodwill arising (see note 23)                                           -                -         -       (632.4)   (632.4)
Goodwill written back (see note 24)                                      -                -         -          1.4       1.4
Realisation of revaluation reserve                                       -             (1.2)        -          1.2         -
Profit retained for the year                                             -                -         -        137.8     137.8
-------------------------------------------------------------------------------------------------------------------------------
At 31 December 1996                                                  129.5              5.4       1.2        109.7     245.8
-------------------------------------------------------------------------------------------------------------------------------
Analysed as:
Partnerships and associated undertakings                                 -              0.2       1.2         15.3      16.7
Group excluding partnerships and associated undertakings             129.5              5.2         -         94.4     229.1
-------------------------------------------------------------------------------------------------------------------------------
The cumulative net goodwill written off is Pounds 1,896.4 million.

Financial Statements

Notes to the Accounts

23  Acquisitions
--------------------------------------------------------------------------------
On 1 April 1996 the Group acquired HarperCollins Educational and, on 1 December 1996, Putnam Berkley. During the year the Group increased its shareholding in Recoletos from 56.7% at 31 December 1995 to 94.2%. All acquisitions have been consolidated applying acquisition accounting principles.
--------------------------------------------------------------------------------

                                                                     Harper
                                                                    Collins       Putnam                          1996    1995
Acquisition analysis of subsidiary undertakings                 Educational      Berkley    Recoletos     Other   Total   Total
and businesses                                                                             (Pounds in millions)
-------------------------------------------------------------------------------------------------------------------------------
Tangible fixed assets                                                   6.0          9.9            -       2.1    18.0    4.3
Investments                                                               -            -            -      30.2    30.2      -
Associated undertakings                                                   -            -            -         -       -    2.8
Stocks                                                                 86.4         21.8            -       3.3   111.5    5.1
Debtors                                                                12.4         67.8            -      11.1    91.3    45.9
Creditors                                                             (29.4)       (60.4)           -     (16.4) (106.2)  (43.9)
Provisions                                                            (27.3)        (3.3)           -      (2.0)  (32.6)   (1.0)
Deferred taxation                                                         -            -            -       0.3     0.3     9.2
Equity minority interests                                                 -            -         19.6       0.7    20.3    (0.9)
Net cash/(borrowing) acquired                                             -         (0.2)           -       4.7     4.5     8.6
Net assets acquired at fair value                                      48.1         35.6         19.6      34.0   137.3    30.1
Fair value of consideration:
Cash                                                                 (369.2)      (200.9)       (31.0)    (84.6) (685.7) (348.6)
Shares issued                                                             -            -        (70.4)        -   (70.4)      -
Deferred cash consideration                                               -          0.7         (7.9)     (5.7)  (12.9)  (28.2)
Costs accrued                                                             -         (0.8)           -      (0.4)   (1.2)      -
Net prior year adjustments                                                -            -            -       1.1     1.1    (1.4)
-------------------------------------------------------------------------------------------------------------------------------
Total consideration                                                  (369.2)      (201.0)      (109.3)    (89.6) (769.1) (378.2)
-------------------------------------------------------------------------------------------------------------------------------
Goodwill arising                                                      321.1        165.4         89.7      55.6   631.8   348.1
-------------------------------------------------------------------------------------------------------------------------------

Shares issued consisted of 11,313,908 ordinary shares (see note 21).

-------------------------------------------------------------------------------------------------------------------------------
                                                                                  Harper
                                                                                 Collins     Putnam
                                                                             Educational    Berkley  Recoletos   Other    Total
Acquisition goodwill and fair values                                                          (Pounds in million)
-------------------------------------------------------------------------------------------------------------------------------
Acquisition cost                                                                   369.2      201.0      109.3   89.6    769.1
-------------------------------------------------------------------------------------------------------------------------------
Book value of net tangible assets acquired                                         253.7      65.7        19.6   12.5    351.5
-------------------------------------------------------------------------------------------------------------------------------
Fair value adjustments                                                            (205.6)    (30.1)          -   21.5    214.2)
-------------------------------------------------------------------------------------------------------------------------------
Fair value to the Group                                                             48.1      35.6        19.6   34.0    137.3
-------------------------------------------------------------------------------------------------------------------------------
Goodwill arising written off to reserves                                           321.1     165.4        89.7   55.6    631.8
-------------------------------------------------------------------------------------------------------------------------------

Other fair value adjustments comprise the revaluation of the investment in Meridian following the acquisition of SelecTV of Pounds 22.7 million and other sundry adjustments of Pounds 1.2 million.

                                                            Financial Statements
Notes to the Accounts

23  Acquisitions continued
-------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accounting      Revaluations
                                                                        Book              policy         and other        Fair
                                                                       value           alignment       adjustments       value
HarperCollins Educational                                    Note                        (Pounds in millions)
-------------------------------------------------------------------------------------------------------------------------------
Tangible fixed assets                                                    5.5                -                 0.5         6.0
Stocks                                                         a       240.9           (124.7)              (29.8)       86.4
Debtors                                                        b        38.4            (18.9)               (7.1)       12.4
Creditors                                                      c       (25.4)               -                (4.0)      (29.4)
Provisions                                                     d        (5.7)               -               (21.6)      (27.3)
-------------------------------------------------------------------------------------------------------------------------------
Net assets acquired                                                    253.7           (143.6)              (62.0)       48.1
-------------------------------------------------------------------------------------------------------------------------------

Provisional fair value adjustments:
Accounting policy alignment
a) Pre-publication expenditure for still to be published and published books has been reduced by Pounds 124.7 million to comply with the Pearson accounting policy which capitalises fewer internal costs and also amortises this expenditure over a shorter time period.
b) The reserve for returns has been increased by Pounds 3.9 million, and Pounds 15.0 million of capitalised promotion and complimentary product cost has been written off in line with Pearson accounting policy. Revaluations and other adjustments
a) Inventory has been written down by Pounds 15.0 million to net realisable value. A further adjustment of Pounds 14.8 million has been made to write pre-publication expenditure down to net realisable value.
b) The reserve against debtors has been increased by Pounds 0.8 million to reflect potential bad debts; the reserve for royalty advances has been increased by Pounds 3.6 million to reflect net realisable value; capitalised software costs amounting to Pounds 2.7 million have been written down to their net realisable value.
c) Additional accruals have been made for sundry liabilities identified at the time of purchase.
d) Aprovision has been recognised for onerous property related liabilities.

-------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accounting      Revaluations
                                                                        Book              policy         and other        Fair
                                                                       value           alignment       adjustments       value
Putnam Berkley                                               Note                         (Pounds in millions)
-------------------------------------------------------------------------------------------------------------------------------
Tangible fixed assets                                                   10.1                   -              (0.2)        9.9
Stocks                                                                  21.8                   -                 -        21.8
Debtors                                                       a         81.6                (5.4)             (8.4)       67.8
Creditors                                                     b        (47.6)                  -             (12.8)      (60.4)
Provisions                                                    c            -                   -              (3.3)       (3.3)
Net cash acquired                                                       (0.2)                  -                 -        (0.2)
-------------------------------------------------------------------------------------------------------------------------------
Net assets acquired                                                     65.7                (5.4)            (24.7)       35.6
-------------------------------------------------------------------------------------------------------------------------------

Provisional fair value adjustments:
Accounting policy alignment
a) To establish a backlist reserve for returns in line with existing Pearson accounting policy.

Revaluations and other adjustments
a) A provision of Pounds 7.1 million has been made against irrecoverable royalty advances and the reserve against debtors has been increased by Pounds
1.3 million to reflect potential bad debts.
b) A provision of Pounds 9.3 million has been established against irrecoverable royalty advances, committed prior to purchase, and Pounds 3.5 million has been provided for sundry liabilities identified at the time of purchase.
c) A provision has been recognised for onerous property related liabilities.

Notes to the Accounts

23  Acquisitions continued
-------------------------------------------------------------------------------------------------------------------------------
                                                                                             1 July 1995 to             Year to
                                                                                                   31 March             30 June
                                                                                                       1996                1995
HarperCollins Educational financial information                                                        (Pounds in million)
-------------------------------------------------------------------------------------------------------------------------------
Profit and loss
Sales                                                                                                 107.7               204.1
Gross profit                                                                                           52.4               104.0
Operating profit                                                                                          -                32.9
-------------------------------------------------------------------------------------------------------------------------------

The above results are shown using the accounting policies of HarperCollins Educational prior to acquisition. Profit before taxation and taxation numbers are not available, as the taxation of HarperCollins Educational was accounted for as part of a larger group. Accordingly no statement of total recognised gains and losses is presented. Operating profit for the period 1 July 1995 to 31 March 1996 is not available.
  The profit after tax of Putnam Berkley from 1 July 1996, the beginning of its financial year, to 1 December 1996, the effective date of acquisition was Pounds 8.2 million (1996 financial year Pounds 12.8 million). These results are based on the accounting policies of Putnam Berkley prior to acquisition.

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Net assets
                                                                                           Cost        acquired        Goodwill
Total goodwill arising on acquisitions                                                              (Pounds in million)
-------------------------------------------------------------------------------------------------------------------------------
Subsidiary undertakings and businesses (see page 48)                                      769.1       137.3               631.8
Associated undertakings                                                                    36.0        35.4                 0.6
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          805.1       172.7               632.4
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                       1996                1995
Cash flow from acquisitions                                                                               (Pounds in million)
-------------------------------------------------------------------------------------------------------------------------------
Cash - current year acquisitions (see page 48)                                                        685.7               348.6
Deferred payments for prior year acquisitions and other items                                          12.2                11.2
-------------------------------------------------------------------------------------------------------------------------------
Net cash outflow                                                                                      697.9               359.8
-------------------------------------------------------------------------------------------------------------------------------

Contributions to the cash flow from acquisitions in 1996 are as follows: net cash inflow from operating activities Pounds 18.7 million, returns on investments and servicing of finance Pounds 20.5 million, taxation Pounds nil; and investing activities Pounds 30.1 million.

Notes to the Accounts

24  Disposals
-------------------------------------------------------------------------------------------------------------------------------
                                                                            Westminister                      1996
                                                                                   Press          Other      Total         1995
Disposals of subsidiary undertakings and businesses                                           (Pounds in millions)
-------------------------------------------------------------------------------------------------------------------------------
Tangible fixed assets                                                              (53.7)         (0.4)      (54.1)        (0.7)
Goodwill written back                                                                  -          (1.4)       (1.4)           -
Stocks                                                                              (1.9)            -        (1.9)        (6.4)
Debtors                                                                            (24.5)         (0.4)      (24.9)        (4.2)
Creditors and taxation                                                               6.9           0.5         7.4          3.6
Provisions                                                                           1.0             -         1.0         (0.2)
Deferred tax                                                                         6.5             -         6.5            -
Net cash                                                                            (5.0)         (0.5)       (5.5)        (1.1)
-------------------------------------------------------------------------------------------------------------------------------
Net assets                                                                         (70.7)         (2.2)      (72.9)        (9.0)
-------------------------------------------------------------------------------------------------------------------------------
Proceeds                                                                           305.0           0.8       305.8         15.0
Costs paid                                                                          (3.0)         (0.5)       (3.5)           -
-------------------------------------------------------------------------------------------------------------------------------
Profit/(loss) on sale                                                              231.3          (1.9)      229.4          6.0
-------------------------------------------------------------------------------------------------------------------------------
Cash flow:
Cash -  current year disposals                                                                               302.3          3.9
Deferred receipts from prior year disposals                                                                    4.9            -
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                             307.2          3.9
-------------------------------------------------------------------------------------------------------------------------------

Contributions to the cash flow from disposals in 1996 are as follows: Net cash inflow from operating activities Pounds 38.4 million, returns on investments and servicing of finance Pounds 0.8 million, taxation Pounds 14.1 million and capital expenditure and financial investment Pounds 7.5 million.

25  Notes to consolidated statement of cash flows
--------------------------------------------------------------------------------------------------------------------------------
                                                           Continuing  Discontinued   Total   Continuing    Discontinued    Total
a) Reconciliation of operating profit to net                     1996          1996    1996         1995            1995     1995
cash inflow from operating activities                                                  (Pounds in million)
---------------------------------------------------------------------------------------------------------------------------------

Operating profit                                                146.0         35.3    181.3       237.6             22.0    259.6
Depreciation charges                                             56.8          6.4     63.2        54.7              6.8     61.5
Share of profit of partnerships and associated undertakings     (53.1)           -    (53.1)      (43.3)               -    (43.3)
Dividends from partnerships and associated undertakings          33.5            -     33.5        30.7                -     30.7
Decrease/(increase) in stocks                                     4.6           1.9     6.5       (34.6)            (1.9)   (36.5)
Decrease/(increase) in debtors                                   21.8          (1.0)   20.8       (80.3)            (0.2)   (80.5)
Increase/(decrease) in creditors                                 59.9           1.0    60.9        20.2             (2.0)    18.2
(Decrease)/increase in operating provisions                       1.6          (3.5)   (1.9)       29.2             (0.2)    29.0
Exchange adjustments                                             (7.7)            -    (7.7)        2.8                -      2.8
Other                                                           (10.6)         (1.7)  (12.3)       (5.1)               -     (5.1)
---------------------------------------------------------------------------------------------------------------------------------
Net cash inflow from operating activities*                      252.8          38.4   291.2       211.9             24.5    236.4
---------------------------------------------------------------------------------------------------------------------------------
Purchase of fixed assets and finance leases                     (85.9)         (5.0)  (90.9)      (97.6)            (4.3)  (101.9)
Sale of operating tangible fixed assets                           6.5           0.4     6.9        31.6              0.5     32.1
Other                                                            10.0           1.8    11.8       (20.1)               -    (20.1)
---------------------------------------------------------------------------------------------------------------------------------
Operating cash flow                                             183.4          35.6   219.0       125.8             20.7    146.5
---------------------------------------------------------------------------------------------------------------------------------

*Cash inflow for 1996 includes a Pounds 20.9 million outflow relating to exceptional items charged in 1996 and a Pounds 12.5 million outflow relating to exceptional items charged in prior years.

Notes to the Accounts

25  Notes to consolidated statement of cash flows continued
------------------------------------------------------------------------------------------------------------------------------------

                                 Cash at                                      Current        Debt due      Debt due
                                bank and                                       asset          within         after
                                in hand      Overdrafts      Sub total       investments     one year      one year        Total
b) Analysis of net debt                                               (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

At 31 December 1995                155.5          (50.7)         104.8             516.5       (210.3)       (474.4)       (63.4)
Exchange differences                (8.2)           6.8           (1.4)             (4.9)        19.6          23.2         36.5
Net cash flow                       (8.5)         (24.7)         (33.2)           (351.4)        85.1        (104.0)      (403.5)
------------------------------------------------------------------------------------------------------------------------------------

At 31 December 1996                138.8          (68.6)          70.2             160.2       (105.6)       (555.2)      (430.4)
------------------------------------------------------------------------------------------------------------------------------------

At 31 December 1994                 75.8          (85.3)          (9.5)            290.8        (70.5)       (357.2)      (146.4)
Exchange differences                (0.3)          (3.0)          (3.3)                -         (0.3)         (0.1)        (3.7)
Net cash flow                       80.0           37.6          117.6             225.0       (139.5)       (117.1)        86.0
Deferred cash flow                     -              -              -               0.7            -             -          0.7
------------------------------------------------------------------------------------------------------------------------------------

At 31 December 1995                155.5          (50.7)         104.8             516.5       (210.3)       (474.4)       (63.4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                               1996         1995
c) Reconciliation of net cash flow to movement in net debt                                                   (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

(Increase)/decrease in net debt from cash flows                                                               (33.2)       117.6
(Increase)/decrease in net debt from management of liquid resources                                          (351.4)       225.7*
(Increase)/decrease in net debt from other borrowings                                                         (18.9)      (256.6)
Exchange differences                                                                                           36.5         (3.7)
------------------------------------------------------------------------------------------------------------------------------------

Movement in net debt in the year                                                                             (367.0)        83.0
Net debt at 1 January                                                                                         (63.4)      (146.4)
------------------------------------------------------------------------------------------------------------------------------------

Net debt at 31 December                                                                                      (430.4)       (63.4)

*Net cash flow of Pounds 225.0 million and deferred cash flow of Pounds 0.7 million.

d) Tax paid
Tax paid includes Pounds 30.1 million (1995: Pounds 2.5 million of credits) relating to items excluded from operating profit.

26  Commitments under leases
------------------------------------------------------------------------------------------------------------------------------------

At 31 December 1996, the Group had commitments under leases, other than finance leases, to make payments in 1997 as follows:
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            Land and
                                                                                                           buildings       Other
For leases expiring:                                                                                        (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

In 1997                                                                                                          5.2         0.6
Between 1998 and 2001                                                                                            9.1         8.3
Thereafter                                                                                                      19.7         6.8
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                34.0        15.7
------------------------------------------------------------------------------------------------------------------------------------


27  Contingent liabilities
--------------------------------------------------------------------------------
There are contingent Group and Company liabilities in respect of indemnities, warranties and guarantees in relation to former subsidiary undertakings and in respect of guarantees in relation to subsidiary and associated undertakings. In addition there are contingent liabilities of the Group in respect of legal claims and general partnership interests (see note 11). None of these claims is expected to result in a material gain or loss to the Group.

Notes to the Accounts

28  Related parties
--------------------------------------------------------------------------------
Partnerships and associated undertakings
Loans and equity advanced to associated undertakings during the year and at the balance sheet date are shown in note 11. Amounts falling due from partnerships and associated undertakings are set out in note 14. Dividends received from partnerships and associated undertakings are set out in note 11. Details of individually significant transactions are shown below.

Troll Communications Inc
The Group has a 44% interest in the equity of Troll Communications Inc. During the year Pounds 2.5 million in interest income was received on the subordinated debt and Pounds 1.4 million dividend income was received on the preferred stock. As at 31 December 1996 Pounds 3.6 million (1995: Pounds 1.4 million) in interest was outstanding and Pounds 2.1 million (1995: Pounds 0.8 million) in dividend was outstanding.

Port Aventura SA
The Group has a 40% interest in the equity of Port Aventura SA. During the year Pounds 5.2 million equity was provided. Management fees of Pounds 2.5 million were earned during the year of which Pounds 1.0 million (1995: Pounds 1.2 million) was outstanding at the year end.

Channel 5 Television Group Ltd
The Group has a 24% economic interest in the equity of Channel 5 Television Group Ltd. During the year Pounds 4.6 million equity was provided and Pounds
19.2 million loans advanced.
     It is intended that the Group will provide programming to Channel 5 Broadcasting Ltd, a wholly owned subsidiary of Channel 5 Television Group Ltd, and undertake transmission for Channel 5 Engineering Services Ltd, a subsidiary of Channel 5 Television Group Ltd. In 1996 the Group contracted to provide programming to the value of Pounds 24.0 million for transmission in 1997 and beyond.

European Channel Management Ltd
The Group has a 45% interest in the redeemable unsecured loan stock of European Channel Management Ltd. During the year Pounds 4.1 million loans were advanced. In addition the Group paid Pounds 3.1 million during the year for Pounds 10.3 million of start up tax losses.

UK Gold/UK Living
The Group has 20% and 25% economic interests respectively in the equity of UK Gold and UK Living. During the year the Group provided programmes and services to the value of Pounds 5.4 million and Pounds 9.4 million respectively to UK Gold and UK Living of which Pounds 1.4 million and Pounds 0.4 million were outstanding at the year end (see note 31).

Grundy associated undertakings
During the year the Group received Pounds 4.4 million for management fees, format rights and royalties from a number of associated undertakings of Grundy Worldwide Ltd, of which Pounds 0.4 million was outstanding at the year end. No individual transactions were material to the Group.

Lazard Partnership
Details of the ownership structure and profit sharing arrangements are set out in note 11.

The Group periodically places funds on deposit with the Lazard Houses. The investments are made on an arm's length basis and no transactions are individually material in the context of the group treasury transactions. The Group also uses the Lazard Houses to provide professional advice. Fees for such services for the year to 31 December 1996 totalled Pounds 4.4 million.

Recoletos
Transactions with directors and officers of the company are set out on page 15 of the Directors' Report.
     In September 1996, Pearson purchased approximately 30% of the issued share capital of Recoletos Compania Editorial SA (Recoletos) from five Recoletos directors (Juan Kindelan Jaquotot, Alejandro Kindelan Jaquotot, Jose Maria Garcia-Hoz Rosales, Luis Infante Brave and Jaime Castellanos Borreo). The consideration totalled Pounds 17.6 million in cash and 11.3 million new Pearson ordinary shares. An agreement exists between the five Recoletos directors and Union Bank of Switzerland (UBS) whereby UBS will compensate the directors as shareholders if, by 5 October 1999, the Pearson share price is lower than 95% of the share price on 16 January 1997 (the date the transaction was entered into). Similarly the directors as shareholders will compensate UBS if the share price is greater than 111% of the share price on the date of the transaction. This can be settled in cash or Pearson shares.

Notes to the Accounts

29  COMPANY BALANCE SHEET AS AT 31 DECEMBER 1996
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         1996               1995
                                                                                              Notes        (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

FIXED ASSETS
Tangible assets                                                                                             -                0.4
Investments:
Subsidiary undertakings                                                                               1,798.4            1,742.9
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                      1,798.4            1,743.3
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Debtors:
Advance corporation tax recoverable                                                                      15.9               14.2
Subsidiary undertakings - due within one year                                                           696.9              627.8
                        - due after one year                                                            521.6              557.7
Other debtors                                                                                             6.8                6.6
Prepayments and accrued income                                                                            5.6               10.7
Investments                                                                                               0.7                0.7
Cash and liquid funds                                                                         16         97.3              485.7
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1,344.8            1,703.4
------------------------------------------------------------------------------------------------------------------------------------
CREDITORS - AMOUNTS FALLING DUE WITHIN ONE YEAR:
Short term borrowing                                                                          17       (170.3)            (289.3)
Subsidiary undertakings                                                                                (958.7)          (1,394.8)
Taxation                                                                                                (23.1)             (19.6)
Other creditors                                                                                          (0.2)              (2.6)
Accruals and deferred income                                                                            (11.0)             (13.8)
Dividends                                                                                               (63.3)             (56.7)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (1,226.6)          (1,776.8)
------------------------------------------------------------------------------------------------------------------------------------
NET CURRENT ASSETS/(LIABILITIES)                                                                        118.2              (73.4)
------------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS LESS CURRENT LIABILITIES                                                                 1,916.6            1,669.9
Creditors - amounts falling due after more than one year:
Medium and long term borrowing                                                                17       (189.1)            (239.2)
Subsidiary undertakings                                                                                (225.0)            (225.0)
Accruals and deferred income                                                                            (10.2)             (13.5)
Deferred taxation                                                                                        (0.6)              (3.8)
Other provisions for liabilities and charges                                                            (10.5)              (2.0)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (435.4)            (483.5)
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                            1,481.2            1,186.4
------------------------------------------------------------------------------------------------------------------------------------

CAPITAL AND RESERVES
Called up share capital                                                                       21        142.8              139.1
Share premium                                                                                           129.5               48.7
Special reserve                                                                                         397.2              397.2
Other reserves                                                                                           50.1               50.1
Profit and loss account                                                                                 761.6              551.3
------------------------------------------------------------------------------------------------------------------------------------
EQUITY SHAREHOLDERS' FUNDS                                                                            1,481.2            1,186.4
------------------------------------------------------------------------------------------------------------------------------------

The financial statements were approved by the board of directors on 17 March 1997 and signed on its behalf by

BLAKENHAM

J MAKINSON

                                                            Financial Statements
Notes to the Accounts

30  NOTES TO THE COMPANY BALANCE SHEET
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            1996            1995
                                                                                                             (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

TANGIBLE FIXED ASSETS (LEASEHOLD PROPERTY)
Cost                                                                                                         0.6             0.6
Depreciation                                                                                                (0.6)           (0.2)
------------------------------------------------------------------------------------------------------------------------------------
Net book value                                                                                                 -             0.4
------------------------------------------------------------------------------------------------------------------------------------

There were no capital commitments for fixed assets at 31 December 1996.

------------------------------------------------------------------------------------------------------------------------------------

INVESTMENT IN SUBSIDIARY UNDERTAKINGS                                                                          (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

At 31 December 1995                                                                                                        1,742.9
Acquisition from subsidiary undertaking                                                                                      234.4
Disposals to subsidiary undertaking                                                                                          (30.9)
Subscription for additional share capital in subsidiary undertaking                                                           87.9
Repayment of capital by subsidiary undertaking                                                                              (211.0)
External disposal                                                                                                            (23.0)
Revaluations                                                                                                                  (1.9)
------------------------------------------------------------------------------------------------------------------------------------

AT 31 DECEMBER 1996                                                                                                        1,798.4
------------------------------------------------------------------------------------------------------------------------------------

Shares are stated at cost less provisions for diminution in value or directors' 1969 valuations.

------------------------------------------------------------------------------------------------------------------------------------

DEFERRED TAXATION                                                                                              (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

SUMMARY OF MOVEMENTS
At 31 December 1995                                                                                                           (3.8)
Charge for the year                                                                                                            3.2
------------------------------------------------------------------------------------------------------------------------------------

AT 31 DECEMBER 1996                                                                                                           (0.6)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            1996              1995
DEFERRED TAXATION DERIVES FROM                                                                               (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

OTHER TIMING DIFFERENCES                                                                                    (0.6)             (3.8)
------------------------------------------------------------------------------------------------------------------------------------


Current investments
The investments are unlisted, valued by the directors at book value and if realised at valuation there would be no liability for taxation on disposal.

ACCRUALS AND DEFERRED INCOME Accruals and deferred income includes Pounds 12.6 million (1995: Pounds 15.1 million relating to the unamortised profit arising out of the unwinding of a sterling interest rate swap in 1994. The swap was arranged in 1992 in connection with the issue of Pounds 100 mllion 10.75% Euro-sterling Bonds 2002. The profit is being amortised over the remaining life of the Bonds. Pounds 10.2 million is due after one year, within which the amount falling due after five years is Pounds 0.2 million.

Notes to the Accounts

30  NOTES TO THE COMPANY BALANCE SHEET CONTINUED
------------------------------------------------------------------------------------------------------------------------------------

                                                                     Share                                      Profit
                                                                    premium       Special          Other       and loss
                                                                    account       reserve       reserves        account       Total
RESERVES                                                                                (Pounds in millions)
------------------------------------------------------------------------------------------------------------------------------------

SUMMARY OF MOVEMENTS
At 31 December 1995                                                    48.7         397.2           50.1          551.3     1,047.3

Premium on issue of 3.5 million equity shares                          13.2             -              -              -        13.2
Premium arising on equity shares issued on Recoletos acquisition       67.6             -              -              -        67.6
Profit for the financial year                                             -             -              -          313.0       313.0
Dividends                                                                 -             -              -         (102.7)     (102.7)

------------------------------------------------------------------------------------------------------------------------------------

AT 31 DECEMBER 1996                                                   129.5         397.2           50.1          761.6     1,338.4

------------------------------------------------------------------------------------------------------------------------------------

The special reserve represents the cumulative effect of cancellation of the Company's share premium account. As permitted by Section 230(4) of the Companies Act 1985, only the Group's profit and loss account has been presented.

31  POST BALANCE SHEET EVENTS
--------------------------------------------------------------------------------
DISPOSAL OF INVESTMENT IN TELEVISION BROADCASTS LIMITED
On 27 February 1997 Pearson sold its 10% interest in Television Broadcasts Limited ("TVB") for Pounds 111.1 million. Pearson originally purchased this investment for Pounds 106.2 million but the carrying value has subsequently been reduced as a result of exchange rate fluctuations. The profit on disposal, to be recognised in 1997, is Pounds 6.3 million. In 1996 operating profit included Pounds 2.8 million (1995: Pounds 0.7 million) in respect of TVB dividends.

ACQUISITION OF STAKE IN SOUTH AFRICAN BUSINESS NEWSPAPERS
On 1 February 1997 Pearson acquired a 50% stake in Business Day and Financial Mail, the leading daily and weekly financial and business publications in South Africa for Pounds 11.5 million.

FLEXTECH
On 17 March 1997 Pearson agreed to sell its interests in the satellite and cable channels, UK Gold (20%) and UK Living (25%), to Flextech as part of joint venture agreements between Flextech and the BBC. The sale of these interests involves the payment by Flextech, between now and December 1998, of Pounds 7.8 million representing the repayment of UK Living loan stock, and Pearson Television receiving 8.8 million Flextech ordinary shares - a total consideration of approximately Pounds 76 million based on a Flextech share price of 772 pence. Following completion of the transaction, Pearson will own 5.6% of the enlarged share capital of Flextech.

Principal Subsidiary and Associated Undertakings and Investments

------------------------------------------------------------------------------------------------------------------------------
                                                                                       Country of
                                                                                 incorporation or                    Business
Subsidiary undertakings                                                              registration                      sector
------------------------------------------------------------------------------------------------------------------------------
The principal operating subsidiary undertakings are listed below.
They operate mainly in the countries of incorporation or
registration, the investments are in equity share capital and they are all 100% owned unless stated otherwise.

Financial Times Group Ltd*                                                                England                   Information

Interactive Data Corporation                                                                  USA

Les Echos SA                                                                               France

Recoletos Compania Editorial SA (94.2%)                                                     Spain

Pearson Professional Ltd                                                                  England


Addison-Wesley Publishing Co Inc                                                              USA                     Education

Addison Wesley Longman Ltd                                                                England

HarperCollins Educational Publishers                                                          USA


Penguin Putnam Inc                                                                            USA                 Entertainment

The Penguin Publishing Co Ltd                                                             England

Mindscape Inc                                                                                 USA

Future Publishing Ltd                                                                     England

Pearson Television Limited*                                                               England

Grundy Worldwide Limited                                                                Australia

Thames Television Ltd                                                                     England

The Tussauds Group Ltd*                                                                   England

------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Share
                                                       Country of                                         capital
                                                 incorporation or    Beneficial                             pound    Accounting
Associated undertakings                              registration    interest %    Class of share         million      year end
-------------------------------------------------------------------------------------------------------------------------------
Information
The Economist Newspaper Ltd                            England               50            Ord 5p             1.1        March

                                                                            100            `B' 5p)            0.1
                                                                                                 )
                                                                            Nil            `A' 5p)

                                                                            Nil          Trust 5p                -

Entertainment
Port Aventura SA                                         Spain               40        Pts 10,000            52.8      December

Troll Communications Inc                                   USA               44            Common             0.6      December
                                                                                           equity

Channel 5 Television Group Ltd                         England               24            Ord 1p               -      December

                                                                                           Def 1p               -

                                                                                          Pref 1p               -

------------------------------------------------------------------------------------------------------------------------------
Investments
------------------------------------------------------------------------------------------------------------------------------
The Group held 10% or more of the following:

Entertainment

Television Broadcasts Limited  (sold February 1997)  Hong Kong           10.0           Ord HK 5c             1.8    December
-----------------------------------------------------------------------------------------------------------------------------

The principal partnerships are shown on page 40.

* Direct investment of Pearson plc

Five Year Summary

------------------------------------------------------------------------------------------------------------------------------
                                                                         1992        1993        1994        1995       1996
                                                                        pound       pound       pound       pound      pound
                                                                      million     million     million     million    million
------------------------------------------------------------------------------------------------------------------------------
Sales

Continuing operations                                                 1,022.3     1,193.8     1,413.3     1,687.1    2,048.9

Discontinued operations                                                 613.4       676.3       136.8       143.3      137.1
------------------------------------------------------------------------------------------------------------------------------
                                                                      1,635.7     1,870.1     1,550.1     1,830.4    2,186.0
------------------------------------------------------------------------------------------------------------------------------
Profits

Information                                                              39.9        31.1        69.0        83.3       99.1

Education                                                                42.5        55.8        51.2        31.8       68.1

Entertainment                                                            41.6        62.2       129.5       110.9      (47.5)

Investment Banking                                                       23.7        36.4        30.2        39.9       40.8

Corporate expenses less other income                                     (4.5)       (4.3)      (23.2)      (28.3)     (14.5)
------------------------------------------------------------------------------------------------------------------------------
Continuing operations                                                   143.2       181.2       256.7       237.6      146.0

Discontinued operations                                                  12.4        34.9        15.7        22.0       35.3
------------------------------------------------------------------------------------------------------------------------------
Operating profit                                                        155.6       216.1      272.4        259.6      181.3

Profit/(loss) on disposals of businesses                                    -       (68.4)      15.2          6.0      229.4

Profit/(loss) on sales of fixed assets                                    8.8         4.4       26.4        123.4      (14.1)

Provision on investment in BSkyB                                            -        71.4          -            -          -
------------------------------------------------------------------------------------------------------------------------------
Profit before interest                                                  164.4       223.5      314.0        389.0      396.6

Net interest payable                                                    (13.6)      (14.9)     (16.2)       (23.9)     (29.5)

Loan stock redemption premium                                               -           -          -            -      (10.3)
------------------------------------------------------------------------------------------------------------------------------
Profit before taxation                                                  150.8       208.6      297.8        365.1      356.8

Taxation                                                                (44.4)      (60.3)     (74.3)       (92.8)    (108.6)
------------------------------------------------------------------------------------------------------------------------------
Profit after taxation                                                   106.4       148.3      223.5        272.3      248.2

Equity minority interests                                                (1.1)       (0.3)      (0.6)       (11.3)      (7.7)
------------------------------------------------------------------------------------------------------------------------------
Profit for the financial year                                           105.3       148.0      222.9        261.0      240.5
------------------------------------------------------------------------------------------------------------------------------


Earnings per equity share                                                19.3p       27.0p      40.4p        47.1p      42.9p
------------------------------------------------------------------------------------------------------------------------------
Adjusted earnings per equity share                                       17.3p       27.9p      34.1p        28.8p      30.6p
------------------------------------------------------------------------------------------------------------------------------
Dividends per equity share                                               12.0p       13.0p      15.0p        16.5p      18.0p
------------------------------------------------------------------------------------------------------------------------------

+Adjusted in accordance with page 25.

Five Year Summary

-------------------------------------------------------------------------------------------------------------------------------
                                                                         1992        1993        1994        1995       1996
                                                                        pound       pound       pound       pound      pound
Capital employed                                                      million     million     million     million    million
------------------------------------------------------------------------------------------------------------------------------
Net assets                                                            1,058.3     1,000.1     1,051.9       855.4      392.3

Deferred tax and other provisions                                        85.6        67.6       233.8        34.4      189.4

Net debt                                                                121.3         1.3       146.4        63.4      430.4
------------------------------------------------------------------------------------------------------------------------------
Capital employed                                                      1,265.2     1,069.0     1,432.1     1,053.2    1,012.1
------------------------------------------------------------------------------------------------------------------------------
Cumulative goodwill written off                                         670.7       700.2     1,042.5     1,437.8    1,896.4
------------------------------------------------------------------------------------------------------------------------------
Gearing

Debt/equity                                                               11%         N/A         14%          7%       110%

Debt/adjusted equity (including goodwill)                                  7%         N/A          7%          3%        19%

Interest cover                                                             x11        x15          x17         x11        x6
------------------------------------------------------------------------------------------------------------------------------
Share statistics

Equity shares - weighted average                                         545.5m     547.6m      551.6m       554.4m    560.8m

Share price - Year end                                                     390p       608p        555p         624p      750p

Share price - High                                                         459p       614p        725p         684p      760p

Share price -  Low                                                         302p       356p        554p         543p      601p
------------------------------------------------------------------------------------------------------------------------------
Average number employed

Continuing operations                                                   11,534     11,823      13,562       16,008    17,383

Discontinued operations                                                 16,432     15,453       3,653        3,414     2,564
------------------------------------------------------------------------------------------------------------------------------
                                                                        27,966     27,276      17,215       19,422    19,947
------------------------------------------------------------------------------------------------------------------------------


Index to the Financial Statements


Accounting policies pp29                            Geographical analysis pp31, 32, 36,

Acquisitions pp48, 49, 50                           Goodwill pp48, 50

Adjusted earnings per share p25                     Historical cost profits and losses p28

Auditors                                            Interest p34

  Remuneration p33                                  Interest rate hedging p44

  Report to members p24                             Investments pp41, 42

Balance sheets                                      Leases p52

  Company p54                                       Net cash inflow from operating activities p51

  Group p26                                         Net debt p52

Borrowings p43, 44                                   Other income p33

Capital commitments p38                             Partnerships and associates pp39

Capital employed p32                                Pensions pp36, 37

Capital expenditure p38                             Post balance sheet events p56

Cash flow pp27, 51, 52                              Post-retirement costs pp36, 37

Cash and liquid funds p42                           Principal group companies p57

Contingent liabilities p53                          Profit and loss account p25

Creditors, other p45                                Provisions p46

Debtors p41                                         Recognised gains and losses p28

Deferred taxation p45                               Related parties p53

Depreciation p38                                    Reserves p47

Disposals p51                                       Sales pp31,32

Dividends p35                                       Sector analysis pp31, 32, 36, 39

Earnings per share p25                              Share capital and options pp46,

Employee information pp36, 37                       Shareholders funds p28

Fair value pp48, 49                                 Stocks p41

Forward exchange p44                                Subsidiaries p57

Five year summary pp58, 59                          Taxation pp35, 45

Fixed assets, tangible p38                          Treasury information pp43, 44



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